UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to §240.14a-12

RadioShack Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Julian C. Day Chairman of the Board and Chief Executive Officer
300 RadioShack Circle
Fort Worth, Texas 76102

April 17, 2009

Dear Shareholder,

I would like to cordially invite you to attend our 2009 Annual Meeting. It will be held on Thursday, May 21, 2009, at 10:00 a.m., at Norris Conference Centers, Live Oak Room, 304 Houston Street,

Fort Worth, Texas 76102.

The formal notice of the meeting, the proxy statement, our 2008 Annual Report and your proxy card are enclosed in this mailing.

Sincerely,

JULIAN C. DAY

Chairman of the Board and Chief Executive Officer

Your vote is important. We encourage you to sign and return your proxy card or to vote by telephone or the Internet prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of additional proxy solicitation.

300 RadioShack Circle

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time Thursday, May 21, 2009

LOCATION	Norris Conference Centers Live Oak Room 304 Houston Street Fort Worth, Texas 76102

ITEMS OF BUSINESS

(1)    Elect 7 directors to serve until the 2010 Annual Meeting or until their successors are elected and qualified.

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of RadioShack to serve for the 2009 fiscal year.

(3)    Adopt the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan.

(4)    Adopt the RadioShack Corporation 2009 Incentive Stock Plan.

(5)    Transact any other business properly brought before the meeting or any adjournment of the meeting.

RECORD DATE	March 24, 2009

ANNUAL MEETING ADMISSION	You may be required to present an admission ticket (printed on the proxy card) or other proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 17, 2009

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

RADIOSHACK CORPORATION

300 RadioShack Circle

Fort Worth, Texas 76102

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 21, 2009

The board of directors of RadioShack Corporation (sometimes referred to herein as “RadioShack” or the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the RadioShack Corporation 2009 annual meeting of shareholders. The meeting will be held on Thursday, May 21, 2009, at 10:00 a.m., Central Daylight Time, at the Norris Conference Centers, Live Oak Room, 304 Houston Street, Fort Worth, Texas 76102. For directions to the meeting, please refer to your proxy card. The proxies also may be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending out these proxy materials to shareholders on or about April 17, 2009.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, March 24, 2009, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. Each shareholder is entitled to one vote for each share of common stock he or she held on March 24, 2009. We had 125,599,818 shares of common stock outstanding on March 24, 2009, which includes 3,851,375 shares of common stock held under the RadioShack 401(k) Plan.

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of directors (Item 1),

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors (Item 2),

•	FOR the proposal to adopt the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan (Item 3), and

•	FOR the proposal to adopt the RadioShack Corporation 2009 Incentive Stock Plan (Item 4).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies using their best judgment.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number shown on your proxy card.

•	Internet proxy: You can vote on the Internet at the Web site address shown on your proxy card.

•

In person:  You can vote in person at the meeting. If you own your shares in “street name,” you will need to obtain a legal proxy from your broker or bank and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. They will also confirm that your instructions have been properly recorded. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available. In this case, the bank or broker will enclose instructions with the proxy statement.

What are my voting choices on the matters to be voted on?

Election of Directors. In the vote on the election of the 7 director nominees, as to each nominee you may:

•	vote in favor of the nominee,

•	vote against the nominee, or

•	abstain from voting as to the nominee.

Ratification of Independent Auditors. In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

Adoption of the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan. In the vote to adopt the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan, you may:

•	vote in favor of the plan,

•	vote against the plan, or

•	abstain from voting on the plan.

Adoption of the RadioShack Corporation 2009 Incentive Stock Plan. In the vote to adopt the RadioShack Corporation 2009 Incentive Stock Plan, you may:

•	vote in favor of the plan,

•	vote against the plan, or

•	abstain from voting on the plan.

What if I do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, proxies that are signed and returned will be voted

•	FOR the election of all director nominees,

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors,

•	FOR the proposal to adopt the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan, and

•	FOR the proposal to adopt the RadioShack Corporation 2009 Incentive Stock Plan.

What vote is required to approve each item?

In uncontested director elections, such as the elections to be held at the annual meeting, directors are elected by a majority of the votes cast. A majority of votes cast means that the number of votes “for” a director nominee must exceed the number of votes “against” a director nominee and abstentions have no effect.

Approval of Items 2, 3 and 4 each requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present or represented by proxy. For Items 2, 3 and 4, abstentions are treated as shares present or represented and voting, with the result that abstentions will have the same effect as votes “against” each Item. In addition, the total votes cast on Item 4—Adoption of the RadioShack Corporation 2009 Incentive Stock Plan must represent more than 50% of all of the shares of stock entitled to vote on that Item.

Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented and, therefore, will have no effect on the outcome of the vote on any Item.

We have a policy of confidential voting that applies to all shareholders, including RadioShack employee-shareholders.

What is the quorum requirement for the annual meeting?

To achieve a quorum at the annual meeting, the holders of a majority of outstanding common stock as of the record date, March 24, 2009, must be present, either in person or by proxy. Abstentions and broker non-votes count for quorum purposes.

How will shares of common stock held in RadioShack 401(k) Plan be voted?

Each participant in the RadioShack 401(k) Plan is entitled to direct the plan trustee on how to vote shares of common stock allocated to his or her account. If a participant does not direct the trustee how to vote the shares in his or her account, the trustee will vote those shares in the same proportion as other participants who have directed the trustee to vote their shares.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to RadioShack at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a revocation of a proxy to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Who can attend the meeting?

Shareholders as of the record date, March 24, 2009, or their duly appointed proxies, may attend the meeting.

We may require you to provide your admission ticket as well as a form of personal identification to enter the annual meeting. If you are a shareholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please retain the admission ticket. If you own shares in street name, please contact your bank or broker to obtain an admission ticket; however, please note that even if you obtain an admission ticket from your bank or broker to attend the meeting, you will not be able to vote your shares at the meeting without also obtaining a legal proxy from your bank or broker.

If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are a RadioShack shareholder.

Can I view these materials electronically?

This Notice of Annual Meeting of Shareholders and Proxy Statement and our 2008 Annual Report may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations.”

Where do I find the voting results of the meeting?

We will publish the voting results in our Form 10-Q for the second quarter of 2009, which we anticipate filing with the SEC in July 2009.

What is householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides convenience for shareholders and cost savings for companies. RadioShack and some brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Each shareholder will receive his or her own proxy card. Once you have received notice from your broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker (if your shares are held in a brokerage account) or us (if your shares are registered in your name). You can notify us by sending a written request to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102, or by calling Shareholder Services at (817) 415-3021.

ITEM 1—ELECTION OF DIRECTORS

Seven directors are recommended for election to the board of directors at the 2009 annual meeting. Directors are elected for a one-year term and serve until the next annual meeting in which their successors are elected, or if earlier, until their retirement, resignation or removal. In September 2008, the board of directors amended RadioShack’s bylaws to adopt a majority vote standard for uncontested director elections, and RadioShack’s Corporate Governance Framework to include a director resignation policy. The policy requires incumbent directors to tender their resignation if they fail to receive a majority of the votes cast. The board of directors will determine whether to accept or reject the director’s resignation within 90 days of the certification of the election results, and will publicly disclose its decision. Additional information about the director resignation policy can be found under “RadioShack’s Corporate Governance Framework” on page 14.

We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. If any nominee, however, should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Frank J. Belatti Age 61 Director since 1998

Mr. Belatti has served as Managing Partner of Equicorp Partners, LLC (an advisory services and investment banking firm) since January 2006. Mr. Belatti also served as Chairman of AFC Enterprises, Inc. (the parent company of Popeyes Chicken & Biscuits) from November 1992 until November 2007. Mr. Belatti previously served as Chief Executive Officer of AFC Enterprises, Inc. from November 1992 to September 2005.

Mr. Belatti is currently the chair of the Corporate Governance Committee.

Julian C. Day Age 56 Director since 2006	Mr. Day was appointed Chief Executive Officer and Chairman of the Board of RadioShack in July 2006. Prior to his appointment, Mr. Day was a private investor. Mr. Day became the President and Chief Operating Officer of Kmart Corporation (a mass merchandising company) in March 2002 and served as Chief Executive Officer of Kmart Corporation from January 2003 to October 2004. Following the merger of Kmart Corporation and Sears, Roebuck and Co. (a broadline retailer), Mr. Day served as a Director of Sears Holding Corporation (the parent company of Sears, Roebuck and Co. and Kmart Corporation) until April 2006.

Daniel R. Feehan Age 58 Director since 2003

Mr. Feehan has been Chief Executive Officer and President of Cash America International, Inc. (a provider of specialty financial services to individuals) since February 2000. He is a director of Cash America International, Inc. and AZZ incorporated.

Mr. Feehan has been designated the presiding director of the board (please refer to the discussion on page 17 for additional information).

H. Eugene Lockhart Age 59 Director since 2003

Mr. Lockhart has been a Partner of Diamond Castle Holdings (a buyout and private equity firm) since joining the firm in May 2005. From January 2003 to May 2005, Mr. Lockhart was a Venture Partner with Oak Investment Partners (a venture capital firm). From 2000 to 2003, he was Chairman of The New Power Company (a provider of energy and related services). Previously, Mr. Lockhart was the CEO of MasterCard International Incorporated (a credit card company). He is a director of IMS Health Inc., Asset Acceptance Capital Corp. and Huron Consulting Group Inc.

Mr. Lockhart is currently the chair of the Audit and Compliance Committee and a member of the Corporate Governance Committee. Mr. Lockhart also served on the Pricing Committee.

Jack L. Messman Age 69 Director since 1993

Mr. Messman began serving as non-executive chairman for Telogis, Inc. (a company in the GPS location-based services business) in January 2008. Previously, he had been a private equity investor and a consultant since June 2006. From July 2001 to June 2006, Mr. Messman served as President, Chief Executive Officer and Chairman of the Board of Novell, Inc. (a provider of information solutions through various software platforms). Mr. Messman served as President and Chief Executive Officer of Cambridge Technology Partners, Inc. (now a subsidiary of Novell, Inc.) from July 1999 to June 2001. He is a director of Safeguard Scientifics, Inc., Timminco Limited, and Deputy Chairman of AMG Advanced Metallurgical Group, N.V.

Mr. Messman is currently a member of the Audit and Compliance Committee and the Management Development and Compensation Committee. Mr. Messman also served on the Pricing Committee.

Thomas G. Plaskett Age 65 Director since 1986

Mr. Plaskett has served as Chairman of Fox Run Capital Associates (a private consulting firm) since 1999, and is a corporate director and a business consultant. He is Chairman of the Board of Platinum Research Organization, Inc. and a director of Alcon, Inc., Novell Corporation, and Signet Limited.

Mr. Plaskett is currently a member of the Audit and Compliance Committee and the Corporate Governance Committee. Mr. Plaskett also served on the Pricing Committee.

Edwina D. Woodbury Age 57 Director since 1998

Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc. (a publishing services company) since July 1999 and was a consultant from January 1999 through June 1999. From February 1998 through December 1998, Ms. Woodbury was Executive Vice President—Business Process Redesign of Avon Products, Inc. (a direct seller of beauty and related products). She served as Senior Vice President, Chief Financial and Administrative Officer of Avon Products, Inc. from November 1993 to February 1998. She is a director of R. H. Donnelley Corp.

Ms. Woodbury is currently the chair of the Management Development and Compensation Committee and a member of the Corporate Governance Committee.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Officers

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director and nominee, the named executive officers employed as of December 31, 2008 and listed in the summary compensation table beginning on page 55, and our directors, nominees and executive officers as a group, as of March 2, 2009 (except as otherwise noted).

	Amount and Nature of Common Stock Beneficially Owned[1]
Name	Number of Shares Held of Record		Right to Acquire[2]	Number of Shares Beneficially Owned	Percent of Class	Deferred and Common Stock Units[3]
Frank J. Belatti, Director	2,505		80,000	82,505	*	21,957
Julian C. Day, Chairman of the Board and Chief Executive Officer	0		2,366,666	2,366,666	1.8%	0
Robert S. Falcone, Director[4]	3,072		20,000	23,072	*	21,957
Daniel R. Feehan, Director	2,609		20,000	22,609	*	34,044
Richard J. Hernandez, Director[5]	914		68,000	68,914	*	36,438
H. Eugene Lockhart, Director	2,000		20,000	22,000	*	21,957
Jack L. Messman, Director	8,362		80,000	88,362	*	56,613
Thomas G. Plaskett, Director	0		80,000	80,000	*	25,856
Edwina D. Woodbury, Director	1,000	[6]	64,000	65,000	*	28,633

Bryan Bevin, Executive Vice President – Store Operations	61,140		38,333	99,473	*	0
James F. Gooch, Executive Vice President and Chief Financial Officer	129,569		232,499	362,068	*	0
Peter J. Whitsett, Executive Vice President – Chief Merchandising Officer	87,616		33,333	120,949	*	0
John G. Ripperton, Senior Vice President – Supply Chain	25,802		47,433	73,235	*	0

Directors and executive officers as a group 15 people	389,602		3,268,032	3,622,634	2.8%	247,455

*	Less than 1%.

(1)	Each person has sole dispositive and voting power with respect to the shares indicated, except as otherwise noted.

(2)	Shares acquirable by exercising stock options within 60 days after March 2, 2009.

(3)	Deferred stock units and common stock units are not shares of common stock and have no voting power. The deferred stock units have been granted under the RadioShack 2004 Deferred Stock Unit Plan for Non-Employee Directors (Deferred Stock Unit Plan). The common stock units for directors represent director fee deferrals and partial RadioShack matches under the Directors’ Unfunded Deferred Compensation Plan. This column includes dividend equivalents paid to directors on deferred stock units and commons stock units, which are paid at the same rate as dividends paid on shares of RadioShack common stock. These stock units are distributable only in RadioShack common stock.

(4)	Mr. Falcone informed the board of directors on March 16, 2009 that he would be retiring from his service on the board and would not stand for re-election at the Company’s 2009 Annual Meeting of Shareholders. His service on the board of directors will terminate immediately prior to the 2009 Annual Meeting of Shareholders.

(Notes continue on following page)

(5)	Mr. Hernandez informed the board of directors on March 16, 2009 that he would be retiring from his service on the board and would not stand for re-election at the Company’s 2009 Annual Meeting of Shareholders. His service on the board of directors will terminate immediately prior to the 2009 Annual Meeting of Shareholders.

(6)	Shares held in an account that is used to secure a line of credit.

Securities Owned by Principal Shareholders

The following table sets forth information as of the dates set forth below about shareholders we know as of February 28, 2009 to be the beneficial owners of more than 5% of RadioShack’s issued and outstanding common stock, based on a review of documents publicly filed with the SEC. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in each of the respective filings described in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Class
Barclays Global Investors, NA1 45 Fremont Street San Francisco, CA 94105	10,087,896	8.07%
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	9,750,641	7.80%
State Street Bank and Trust Company[3] State Street Financial Center One Lincoln Place Boston, MA 02111	8,185,795	6.5%

(1)	According to Schedule 13G/A filed with the SEC on February 5, 2009, the following entities are the beneficial owners of an aggregate of 10,087,896 shares (or 8.07%) of RadioShack common stock: Barclays Global Investors, NA is the beneficial owner of 7,486,068 shares; Barclays Global Fund Advisors is the beneficial owner of 1,491,523 shares; Barclays Global Investors, Ltd. is the beneficial owner of 601,049 shares; Barclays Global Investors Japan Limited is the beneficial owner of 298,986 shares; Barclays Global Investors Canada Limited is the beneficial owner of 192,898 shares; and Barclays Global Investors Australia Limited is the beneficial owner of 17,372 shares. Together, these reporting persons have sole voting power with respect to 8,691,903 shares and sole dispositive power with respect to 10,087,896 shares.

(2)	According to Schedule 13G/A filed with the SEC on February 10, 2009, BlackRock, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate of 9,750,641 shares (or 7.80%) of RadioShack common stock, with shared voting power and shared dispositive power with respect to 9,750,641 shares.

(3)	According to amended Schedule 13G filed with the SEC on February 13, 2009, State Street Bank and Trust Company is the beneficial owner of an aggregate of 8,185,795 shares (or 6.5%) of RadioShack common stock, and has sole voting power and shared dispositive power with respect to 8,185,795 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of RadioShack common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”) and related regulations:

•	to file reports of their respective ownership of the Company’s common stock with the SEC, and

•	to furnish us with copies of these reports.

We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due or we otherwise know that no Form 5 is required. Based on our review of the reports and representations, except as described below, we believe all required Section 16(a) reports were timely filed in 2008. The following filings relate to Form 4 reports that were not timely filed in connection with the relinquishment to the Company of shares of its common stock to satisfy tax withholding requirements upon vesting of restricted stock in years 2006 through 2008: Claire Babrowski (former executive officer), one report and one transaction; Bryan Bevin (executive officer), one report and one transaction; James F. Gooch (executive officer), five reports and five transactions; David Johnson (former executive officer), one report and one transaction; Robert J. Kilinski (former executive officer), one report and one transaction; Cara D. Kinzey (former executive officer), one report and one transaction; Wesley V. Lowzinski (former executive officer), one report and one transaction; Martin O. Moad (executive officer), one report and one transaction; John G. Ripperton (executive officer), three reports and three transactions; and Peter J. Whitsett (executive officer), one report and one transaction. The following filings relate to Form 4 reports that were not timely filed in connection with the deferral of board and committee meeting fees pursuant to the Unfunded Deferred Compensation Plan for Directors in 2008: Daniel Feehan, one report and one transaction; and Jack L. Messman, one report and one transaction.

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2008, the board of directors held 6 meetings (both in person and by telephone), and standing committees of the board of directors held a total of 24 meetings (both in person and by telephone). Each director attended at least 84% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2008, and average attendance by the incumbent directors was in excess of 94%.

The board has three standing committees: the Audit and Compliance Committee, the Corporate Governance Committee, and the Management Development and Compensation Committee (“MD&C Committee”). While the board previously had four standing committees, the board unanimously determined on May 15, 2008 that the Executive Committee would no longer continue to meet. The previous duties of the Executive Committee have been assumed by the board and the other committees of the board. All of the standing committees are composed entirely of independent, non-employee directors.

In addition, on May 15, 2008, the board of directors appointed a special committee (the “Pricing Committee”) and delegated to it the authority to determine the pricing and other terms related to RadioShack’s entering into a convertible credit facility or an offering of a new series of convertible notes. The Pricing Committee met on one occasion on August 12, 2008.

Executive sessions without management directors present are scheduled at each board meeting. Daniel R. Feehan has been designated as the presiding director for each executive session of the board. Additional information about this role is described under “Presiding Director” on page 17.

The board of directors and each standing committee of the board (other than the Executive Committee) conducted an evaluation of their respective performances in 2008.

Board Committees and Functions

Audit and Compliance Committee

Members:	Four independent, non-employee directors: • H. Eugene Lockhart (Chair) • Robert S. Falcone • Jack L. Messman • Thomas G. Plaskett

Number of Meetings Held in 2008: 11

Functions:

•        Assists the board of directors in fulfilling its oversight responsibilities with respect to the integrity of

•        RadioShack’s financial statements,

•        the financial reporting and disclosure control process,

•        the systems of internal accounting and financial controls,

•        the internal audit function,

•        the annual independent integrated audit of RadioShack’s financial statements and internal control over financial reporting, and

•        RadioShack’s compliance with legal and regulatory requirements.

•        Oversees RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•        Oversees and evaluates the performance of RadioShack’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•        Seeks to maintain free and open communication among the Audit and Compliance Committee, independent auditors, the internal auditors and management.

•        Produces an annual report for inclusion in the proxy statement.

Financial Experts:	The board of directors has unanimously determined that each member of the Audit and Compliance Committee is financially literate under New York Stock Exchange listing standards and that at least one member has financial management expertise. Additionally, the board of directors has unanimously determined that each of the following independent members of the Audit and Compliance Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations: Robert S. Falcone, H. Eugene Lockhart, Jack L. Messman and Thomas G. Plaskett.

Corporate Governance Committee

Members:	Four independent, non-employee directors: • Frank J. Belatti (Chair) • H. Eugene Lockhart • Thomas G. Plaskett • Edwina D. Woodbury

Number of Meetings Held in 2008: 5

Functions:

•        Develops, recommends, implements and maintains RadioShack’s Corporate Governance Framework.

•        Identifies and recommends director nominees and committee members.

•        Oversees the board and evaluates senior management.

•        Oversees board and committee evaluations.

•        Oversees RadioShack’s Code of Ethics.

•        Oversees risk management and compliance.

Executive Committee *

Members:

Five directors, including four independent, non-employee directors:

•        Julian C. Day (Chair) (Not independent)

•        Frank J. Belatti (Independent)

•        Daniel R. Feehan (Independent)

•        H. Eugene Lockhart (Independent)

•        Edwina D. Woodbury (Independent)

Number of Meetings Held in 2008: 3

Functions:	Exercises all powers of the board of directors when it is impracticable to assemble the full board, unless the approval of the full board is required by law or the actions to be taken involve amending the charter of any committee of the board.

* As noted above, the board unanimously determined on May 15, 2008 that the Executive Committee would no longer continue to meet.

Management Development and Compensation Committee

Members:	Three independent, non-employee directors: • Edwina D. Woodbury (Chair) • Richard J. Hernandez • Jack L. Messman

Number of Meetings Held in 2008: 5

Functions:

•        Reviews and approves annually the corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of the goals and objectives and, based on this evaluation, sets the CEO’s annual compensation.

•        Appoints the Company’s executive officers and may appoint other officers.

•        Approves annually the overall compensation methodology for the Company’s officers (including executive officers), as well as the individual compensation components of this overall methodology.

•        Approves any compensation agreements between RadioShack and any executive officer (other than agreements with the CEO, which are approved by the board).

•        Reviews and administers the Company’s incentive compensation and equity-based compensation plans and other benefit plans.

•        Reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management and produces an annual report for inclusion in the proxy statement.

Pricing Committee

Members:	Four independent, non-employee directors: • H. Eugene Lockhart (Chair) • Robert S. Falcone • Jack L. Messman • Thomas G. Plaskett

Number of Meetings Held in 2008: 1

Functions:

•        Review the specific terms and pricing of a convertible debt offering, a share repurchase program to be conducted in conjunction with the convertible debt offering, and the convertible debt hedging transactions to be conducted in conjunction with the convertible debt offering.

•        Determine the pricing, size of the share repurchase, the terms of the convertible hedging transactions and the other terms related to the Company’s offering of a new series of convertible debt, the related convertible debt hedging transactions, and a share repurchase program.

•        Due to the special nature of this committee, it will not continue to meet now that the Company’s convertible debt offering has been completed.

Committee Charters

A copy of the charters of the Audit and Compliance Committee, the Corporate Governance Committee, and the MD&C Committee may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” You can obtain a copy of each of these charters by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

CORPORATE GOVERNANCE

Director Independence

The board of directors has adopted criteria for determining whether a director is independent from management. The board believes that at least 75% of its members should be independent, non-employee directors, as determined by the SEC regulations and the listing standards of the New York Stock Exchange. The board annually reviews commercial and charitable relationships that directors may have with RadioShack to determine whether RadioShack’s non-employee directors are, in fact, independent.

To assist it in determining director independence, the board has established the following guidelines consistent with SEC regulations and the listing standards of the New York Stock Exchange:

•	No director who is a current employee, or who has been an employee within the preceding three years, of RadioShack may be considered independent.

•	No director who is, or whose immediate family member is, a current partner of RadioShack’s independent auditors may be considered independent.

•	No director who is a current employee of RadioShack’s independent auditors may be considered independent.

•	No director who has an immediate family member who is a current employee of RadioShack’s independent auditors and personally works on RadioShack’s audit may be considered independent.

•	A director will not be considered independent if, within the preceding three years:

•	an immediate family member of the director has been an executive officer of RadioShack;

•

the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from RadioShack (other than director and committee fees);

•	the director or an immediate family member of the director was a partner or employee of RadioShack’s independent auditors and personally worked on RadioShack’s audit within that time;

•	an executive officer of RadioShack was on the compensation committee of a company that employed the director or an immediate family member of the director as an executive officer; or

•

the director is an executive officer or an employee of, or an immediate family member of the director was an executive officer of, another company that makes payments to or receives payments from RadioShack, in an annual amount that, in any year, exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

•

a director is an executive officer of another company that is indebted to RadioShack, or to which RadioShack is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer;

•

a director serves as an officer, director or trustee of a charitable organization and RadioShack’s charitable contributions to such organization are less than the greater of $1,000,000 or 2% of the organization’s total annual charitable receipts; or

•

a director is an executive officer of another company that does business with RadioShack, and the payments made to or received from RadioShack, annually, in any year, are less than the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•

For any relationship not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence guidelines set forth above. If the board determines that a relationship is not material, and the relationship does not satisfy one of the specific categories of immaterial relationships identified above, RadioShack will explain in its proxy statement the basis for the board’s determination.

•

Members of the Audit and Compliance Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from RadioShack (other than director fees) and may not be otherwise affiliated with RadioShack or its subsidiaries.

A copy of these independence guidelines is also available on our corporate Web site, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

The board of directors has reviewed transactions or relationships between the directors, or members of their respective immediate families, and RadioShack, its senior management and its independent auditors. Based on this review and in accordance with RadioShack’s independence criteria, the board of directors has affirmatively determined that each of the following eight non-employee directors has no material relationship with RadioShack and is independent from management:

• Frank J. Belatti	• H. Eugene Lockhart
• Robert S. Falcone	• Jack L. Messman
• Daniel R. Feehan	• Thomas G. Plaskett
• Richard J. Hernandez	• Edwina D. Woodbury

The board of directors has also determined that each of the committees of the board of directors, other than the Executive Committee, which no longer meets, is composed entirely of independent, non-employee directors.

In determining that each of the non-employee directors is independent, the board considered that RadioShack and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which certain directors serve or have served as an executive officer. In each case, the amount paid to or received from these companies in each of the last three years did not approach the 2% of total revenue threshold in the guidelines stated above. The board also determined that these transactions were not otherwise material to the other company or to RadioShack and that none of our directors had a material interest in the transactions with these companies. The board therefore determined that none of these relationships impaired the independence of the directors. The board also considered that some of RadioShack’s directors, were directors (but not officers) of companies or institutions that RadioShack sells products and services to or purchases products or services from, but the board determined that these relationships did not impair the independence of those directors. In addition, the board considered that RadioShack remitted less than $10,000 to Asset Acceptance, LLC in 2008 in connection with garnishment of wages of certain RadioShack employees, and that Mr. Lockhart serves as a director and chair of the audit committee for Asset Acceptance Capital Corporation, Inc. The board determined that this relationship did not impair Mr. Lockhart’s independence.

RadioShack’s Corporate Governance Framework

The board of directors has for many years followed specific policies regarding corporate governance and has incorporated these policies and procedures into its Corporate Governance Framework. In September 2008, the Board of Directors amended its Corporate Governance Framework to remove references to the Executive Committee and the requirement that all directors serve on at least one committee, and to include a director resignation policy in connection with RadioShack’s bylaw amendments adopting majority voting for directors in uncontested elections.

The resignation policy requires that a director tender his or her resignation if they fail to receive a majority of the votes cast in an election. The board may deem the resignation to have been tendered if not timely tendered by the director. The Corporate Governance Committee will recommend to the board of directors whether to accept or reject the resignation, or to take other action, and the board of directors will determine whether to accept or reject the resignation. The board of directors and Corporate Governance Committee may consider any factors believed to be relevant. Any director whose resignation is under consideration shall recuse himself or herself from the vote by the board of directors, unless all directors have been required to tender their resignation pursuant to the policy.

You can review a copy of RadioShack’s Corporate Governance Framework, as amended, on our corporate Web site located at www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” In addition, you can obtain a copy of the Corporate Governance Framework by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

Responsibilities of the Board of Directors

The Corporate Governance Framework provides that the board has the following responsibilities:

•	Oversee legal compliance and ethical conduct. Please see the discussion below under “Code of Conduct and Financial Code of Ethics.”

•

Select the Chief Executive Officer and other senior management with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation plans.

•	Evaluate the performance of the Chief Executive Officer and other senior management and make changes as may be required, in the sole discretion of the board of directors.

•	Provide oversight of senior management succession planning and, in the case of Chief Executive Officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve RadioShack’s long-term and short-term strategic business and financial plans, and monitor regularly RadioShack’s performance with respect to these plans.

•	Provide general oversight of the business and management of RadioShack.

•	Evaluate the processes and performance of the board and its committees.

•	Propose nominees, upon the recommendation of the Corporate Governance Committee, for election as directors.

•	Determine director compensation and establish board service policies.

•	Establish and maintain a mechanism for shareholders to communicate directly with the presiding director and the chair of the Audit and Compliance Committee.

•	Engage professional advisors directly, as needed to fulfill its responsibilities.

•	Consider the impact of actions taken by the board and senior management on shareholders, employees, customers, suppliers, lenders, and the communities in which RadioShack operates.

Code of Conduct and Financial Code of Ethics

In connection with the board’s responsibility to oversee RadioShack’s legal compliance and ethical conduct, the board of directors has established and approved RadioShack’s Code of Ethics and Financial Code of Ethics. The Code of Ethics consists of RadioShack’s values and its Code of Conduct. The Code of Ethics represents a framework for decision-making and is an expression of RadioShack’s core values and expectations regarding business conduct. The Code of Ethics, including the Code of Conduct, is applicable to RadioShack’s directors, officers and employees. RadioShack’s Financial Code of Ethics addresses the responsibilities of RadioShack’s Chief Executive Officer, President, Chief Financial Officer and Controller concerning the roles of these individuals with respect to the oversight of RadioShack’s financial practices. The Corporate Governance Committee reviews and oversees compliance with the Code of Conduct and the Financial Code of Ethics.

You can review the Code of Conduct and the Financial Code of Ethics on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” In addition, you can obtain a copy of the Code of Conduct and the Financial Code of Ethics by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102. RadioShack intends to post amendments to or waivers from its Code of Conduct or Financial Code of Ethics (to the extent applicable to any senior executive officer or director of RadioShack) at the location on its website described above.

Structure of the Board of Directors

The Corporate Governance Framework sets forth the following concerning the structure of the board of directors:

•	Under RadioShack’s bylaws, the board of directors determines the number of directors, but there must be at least three directors.

•

The board of directors annually elects a Chairman of the Board from among the directors to preside over meetings of the shareholders and the board. The board may, in its discretion, separate or combine the offices of Chairman of the Board, Chief Executive Officer and President.

•

A majority of the directors must be “independent,” under the listing standards of the New York Stock Exchange and under applicable laws and regulations. It is the goal and present practice of the board of directors that at least 75% of the directors be independent. In addition, no more than two directors may be RadioShack employees. Assuming the re-election of all seven director nominees, 85.7% of the board will be independent.

•	Only independent directors can serve on the Audit and Compliance Committee, the Corporate Governance Committee and the MD&C Committee.

The Corporate Governance Framework sets forth the following concerning directors:

•

Under RadioShack’s bylaws, directors are elected each year at the annual meeting of shareholders. Directors failing to receive a majority of the votes cast in an election are required to tender their resignation.

•

Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings. In the event that a director’s absentee rate must be disclosed in the proxy statement, there is a presumption that the director is unable to participate in the responsibilities as a director and will not stand for re-election. The board of directors may consider unique circumstances and waive this presumption.

•

Newly appointed or elected directors are required to attend orientation sessions conducted by RadioShack to familiarize themselves with RadioShack. In addition, it is expected that directors will attend at least twenty-four hours of continuing education during a three-year period.

•

Each non-employee director should inform the chair of the Corporate Governance Committee and the Chairman of the Board of any principal occupational change (including retirement) and should volunteer to resign from the board in the event of such change.

•	Each director is required to retire from the board immediately prior to the annual meeting of shareholders following his or her 72nd birthday.

The Corporate Governance Framework was amended in September 2008 to remove references to the Executive Committee and the requirement that all directors serve on at least one committee, and to include a director resignation policy in connection with RadioShack’s adoption of majority voting for directors in uncontested elections.

Desired Characteristics of Individual Directors and the Board

•

The board of directors is required to be composed of a majority of non-employee directors with a diverse range of talents, expertise and occupational backgrounds. As such, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors should be considered.

•	Nominees to the board of directors may be identified by various methods, including by shareholder nomination, director search firms, or present board members.

•	Potential new and incumbent directors should demonstrate or possess a preponderance of the following personal characteristics:

•	demonstrable personal commitment to the long-term interests of the shareholders,

•	strength of character,

•	leadership,

•	highest personal and professional ethics, integrity, and values,

•	independence from RadioShack and its affiliates,

•	personal accountability,

•	informed judgment,

•	open participation in deliberations,

•	inquisitive personality,

•	independent thinker,

•	wise counsel,

•	financial literacy,

•	mature self-confidence,

•	investment of time and effort on consistent basis,

•	high performance standards, and

•	demonstration of proven track record in area of expertise.

•

The composition of the board, as a whole, should represent diverse experiences at the policy-making levels of significant commercial enterprises. Additionally, the collective competencies of the board should include directors with expertise in one or more of the following areas:

•	accounting and finance,

•	broad business judgment,

•	management experience at a senior policy-making level in one or more functional areas of a major public company,

•	crisis management,

•	industry knowledge,

•	international markets, and

•	strategy and vision.

The Corporate Governance Committee utilizes a director search firm from time to time to assist it in identifying and evaluating potential director candidates.

Presiding Director

The non-employee directors appoint a presiding director to strengthen the independence and the role of the non-employee directors. The duties of the presiding director are to:

•	Preside at board meetings in the absence of the chairman of the board, or upon designation by a majority of directors.

•	Preside at executive sessions or other meetings of the non-management directors.

•	Recommend the retention of consultants, legal, financial, or other professional advisors who are to report directly to the board.

•	Consult with the Chairman of the Board as to agenda items for board and committee meetings.

•	Coordinate with committee chairs in the development and recommendations relative to board and committee meeting schedules.

Director Stock Ownership Requirements

RadioShack’s bylaws require that, by the fourth anniversary of each director’s election or appointment, he or she own shares having a fair market value of not less than 200% of the board of directors’ annual retainer paid by RadioShack. For purposes of determining compliance with this provision, deferred stock units and common stock units (including units issued under the Deferred Stock Unit Plan and the Unfunded Deferred Compensation Plan for Directors) credited to the directors’ accounts are counted. As of February 28, 2009, each director was in compliance with this requirement.

Directors’ Attendance at the Annual Meeting

RadioShack encourages each of its directors and nominees for director to attend the annual meeting of shareholders, although attendance is not mandatory. Each of the directors attended the annual shareholders’ meeting for 2008, and it is anticipated that each of the directors will attend the annual meeting for 2009.

Communications with the Board of Directors

Communications with the Presiding Director. Shareholders and other interested parties who wish to communicate with the board of directors or who have concerns regarding RadioShack that pertain to matters other than accounting, internal accounting controls or auditing matters can communicate confidentially with RadioShack’s presiding director, Mr. Daniel R. Feehan, by using the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Presiding Director

•	by e-mail:

PresidingDirector@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Communications with the Chair of the Audit and Compliance Committee. Shareholders and other interested parties with concerns regarding RadioShack that pertain to matters concerning accounting, internal accounting controls or auditing matters or that relate to RadioShack’s Financial Code of Ethics can communicate confidentially with RadioShack’s chair of the Audit and Compliance Committee, Mr. H. Eugene Lockhart, by using the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Chair of the Audit and Compliance Committee

•	by e-mail:

ChairofAuditCommittee@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Please note that the telephone number listed above for the presiding director and the chair of the Audit and Compliance Committee is administered by an independent third party and therefore does not provide direct communications with either the presiding director or the chair of the Audit and Compliance Committee.

Mail sent to the address listed above for the presiding director or the chair of the Audit and Compliance Committee will be forwarded, unopened, by the Corporate Secretary to the presiding director or the chair of the Audit and Compliance Committee, as applicable. Calling the toll-free number allows shareholders and other interested parties to make reports anonymously and confidentially.

NON-EMPLOYEE DIRECTOR COMPENSATION

Components of Non-Employee Director Compensation

Any director who is a RadioShack employee receives no additional compensation for serving on the board of directors. Components of non-employee director compensation in 2008 were as follows:

Components	Compensation

Annual board retainer[1]	$40,000

Annual grant of deferred stock units[2]	Annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date

Annual retainer for committee chair[1]	$15,000

Annual retainer for Presiding Director[1]	$20,000

Board meeting fee[1] (each in-person meeting attended)	$1,500

Board meeting fee[1] (each conference call meeting attended)	$1,000

Committee meeting fee[1] (each in-person meeting attended)	$1,250

Committee meeting fee[1] (each conference call meeting attended)	$1,250

Expenses of attending meetings	Reimbursement of actual expenses incurred

New director grant of deferred stock units[2]	One-time grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the grant date[2]

(1)	See text below at Unfunded Deferred Compensation Plan for Directors.

(2)	See text below at Deferred Stock Unit Plan for Non-Employee Directors.

Unfunded Deferred Compensation Plan for Directors. Under RadioShack’s Unfunded Deferred Compensation Plan for Directors, non-employee directors may make an irrevocable election before December 31 to defer payment of all or a specified part of their annual retainer fees, meeting fees, or both for the immediately following year. Participating directors may defer these fees in cash or in common stock units. Interest is credited for fees deferred in cash at 1% below the prime rate. If a director elects to defer payment of fees payable in common stock of RadioShack for more than three years, RadioShack will make a contribution of 25% of the amount deferred in additional common stock units.

Under this plan, each non-employee director may make an election before December 31 of each year to defer payment of 50% or 100% of the annual retainer and/or meeting fees for the following year with such payment to be paid in shares of common stock or cash. In the absence of a deferral election, these fees will be paid in cash. In connection with this election, participating directors may specify when they would like to receive their deferred fees and whether they would like to receive their fees in a lump sum or in installment payments.

Deferred Stock Unit Plan for Non-Employee Directors. Under RadioShack’s Deferred Stock Unit Plan for Non-Employee Directors, non-employee directors receive grants of deferred stock units upon attending their first meeting of the board of directors, and annually thereafter. New directors receive deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the date they attend their first meeting of the board of directors. Directors who have served on the board of directors for at least one year as of June 1 of a given year receive an annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date. This grant takes place on the first business day of June. Non-employee directors receive shares of common stock equal to the number of vested deferred stock units in their account only when their service as a director terminates. Deferred stock units vest in equal amounts over three years, and vest immediately upon a change in control, death, disability, attaining the mandatory retirement age, or termination of service as a director.

In November 2008, the Unfunded Deferred Compensation Plan for Directors and the Deferred Stock Unit Plan for Non-Employee Directors were amended in light of Section 409A of the Internal Revenue Code as further explained under Nonqualified Deferred Compensation on page 53.

Dividend Equivalents. Dividend equivalents are paid on outstanding deferred stock units and common stock units. If a director elects to have the payment of dividend equivalents on common stock units under the Unfunded Deferred Compensation Plan deferred for more than three years, RadioShack will make a contribution of 25% of the amount of dividend equivalents so deferred in additional common stock units.

Incentive Stock Plans. Under the 1999 Incentive Stock Plan (as defined below) and the 2001 Incentive Stock Plan (as defined below), each non-employee director may make an election before December 31 of each year to receive payment of 50% or 100% of the annual retainer(s) and/or meeting fees for the following year paid in shares of RadioShack common stock. During 2008, Mr. Falcone elected to receive 50% of his annual retainer in shares of RadioShack common stock.

Other Items. RadioShack reimburses directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings and shareholders’ meetings. Each director also receives a discount card that entitles the director to receive a discount on merchandise purchased at RadioShack stores. This discount is consistent with the discount also made available to full-time employees of RadioShack.

2008 Director Compensation

The following table shows the compensation paid to RadioShack’s non-employee directors for the year ended December 31, 2008. Mr. Day receives no compensation for serving as a director, and is therefore not listed in the tables below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	All Other Compensation[4] ($)	Total ($)
Frank J. Belatti	$73,000	$105,000	—	—	$178,000
Robert S. Falcone	$63,500	$105,000	—	$1,500	$170,000
Daniel R. Feehan	$72,875	$105,000	—	$10,925	$188,800
Richard J. Hernandez	$54,750	$105,000	—	$11,632	$171,382
H. Eugene Lockhart	$83,500	$105,000	—	—	$188,500
Jack L. Messman	$62,500	$105,000	—	$18,444	$185,944
William G. Morton, Jr.[5]	$21,085	—	—	$523	$21,608
Thomas G. Plaskett	$64,750	$105,000	—	$238	$169,988
Edwina D. Woodbury	$79,750	$105,000	—	$407	$185,157

(1)	The amounts shown in column (b) include cash payments and payments to Messrs. Feehan, Hernandez, and Messman in the form of deferred shares of RadioShack stock under the Unfunded Deferred Compensation Plan for Directors. At their election, Messrs. Feehan, Hernandez, and Messman received $36,750, $40,000, and $62,500 in fees, respectively, in the form of deferred shares. Mr. Falcone elected to receive $20,000 in annual retainer fees in the form of RadioShack common stock. Column (b) excludes dividends paid on deferred shares of RadioShack stock, which are paid at the same rate as dividends paid on RadioShack common stock.

(2)	The amounts shown in column (c) represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) for deferred stock units granted to directors under the Deferred Stock Unit Plan. The valuation methodology and assumptions regarding these grants of deferred stock units are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 24, 2009.

(Notes continue on following page)

(3)	The following table provides the grant date fair value of each equity award computed in accordance SFAS No. 123R; the aggregate number of stock awards (representing outstanding deferred stock units under the Deferred Stock Unit Plan); and the aggregate number of option awards outstanding at December 31, 2008. Outstanding option awards listed in the last column represent stock options granted prior to the adoption of the Deferred Stock Unit Plan in 2004. These options have been fully expensed and are now fully vested and exercisable.

Name	Grant Date Fair Value of Equity Award	Aggregate Number of Stock Awards Outstanding at December 31, 2008	Aggregate Number of Option Awards Outstanding at December 31, 2008
Frank J. Belatti	$105,000	21,957	80,000
Robert S. Falcone	$105,000	21,957	20,000
Daniel R. Feehan	$105,000	21,957	20,000
Richard J. Hernandez	$105,000	21,957	68,000
H. Eugene Lockhart	$105,000	21,957	20,000
Jack L. Messman	$105,000	21,957	80,000
William G. Morton, Jr.[5]	—	—	80,000
Thomas G. Plaskett	$105,000	21,957	80,000
Edwina D. Woodbury	$105,000	21,957	64,000

(4)	The amounts shown in column (e) represent (1) the 25% matching contributions paid by RadioShack in 2008 for fees deferred in stock and dividends paid on deferred stock under the Unfunded Deferred Compensation Plan for Directors, and (2) matching amounts paid by RadioShack to eligible charities in 2008 on behalf of directors commensurate with their contributions to the RadioShack Political Action Committee. Messrs. Feehan, Hernandez, Messman, Morton, Plaskett, and Ms. Woodbury received $9,925, $10,882, $17,444, $523, $238, and $407, respectively, in matching contributions paid on both deferred stock and dividends on deferred stock under the Unfunded Deferred Compensation Plan for Directors in 2008.

(5)	Mr. Morton retired from the board of directors, effective May 15, 2008.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Respective Responsibilities of the Committee, Management and the Independent Auditors

As discussed in its charter, the primary responsibility of the Audit and Compliance Committee is to oversee RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing RadioShack’s financial statements. PricewaterhouseCoopers LLP, RadioShack’s independent auditors, is responsible for performing an integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent auditors on the basis of information it receives, discussions with management and the independent auditors, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and the independent auditors.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of the New York Stock Exchange and the SEC. Additionally, the board of directors has unanimously determined that each of the following members of the committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and possesses “accounting or related financial management expertise” within the meaning of the New York Stock Exchange Listing Standards: Robert S. Falcone, H. Eugene Lockhart, Jack L. Messman and Thomas G. Plaskett.

The Committee and its Charter

The committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements and the requirements of the New York Stock Exchange and the SEC.

Discussions of the Committee

Throughout 2008, the committee met and held many discussions with management and the independent auditors. The committee also held a number of meetings, without members of RadioShack’s management present, with RadioShack’s Chief Financial Officer, internal auditor and independent auditors.

Among other things, during these meetings, the committee reviewed and discussed RadioShack’s audited consolidated financial statements with RadioShack’s management and the independent auditors. The committee also discussed with the independent auditors other matters required to be discussed by the independent auditors with the committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), which include, among other items, matters related to the conduct of the audit of RadioShack’s consolidated financial statements. The committee also received and discussed with the independent auditors their annual written report on their independence from RadioShack and its management, which is issued under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditors their independence. These discussions with the independent auditors included an examination of whether the provision of non-audit services provided by them to RadioShack during 2008 was compatible with the auditors’ independence. In addition, the committee obtained and reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and related matters, as required by the listing standards of the New York Stock Exchange.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of RadioShack’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of RadioShack’s internal auditing program and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on these reviews and discussions, and the report of the independent auditors, the committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in RadioShack’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

H. Eugene Lockhart (Chair)	Jack L. Messman
Robert S. Falcone	Thomas G. Plaskett

ITEM 2—RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

The Audit and Compliance Committee has appointed PricewaterhouseCoopers LLP to serve as independent auditors for the fiscal year ending December 31, 2009, subject to the ratification of the appointment by RadioShack’s shareholders as described below.

Fees and Services of the Independent Auditors

PricewaterhouseCoopers LLP performed the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2008 and December 31, 2007, respectively. The following is a summary of the fees billed to RadioShack by PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2008 and December 31, 2007, respectively:

Fee Category	2008 Fees	2007 Fees
Audit fees	$1,927,141	$1,764,443
Audit-related fees	163,000	156,625
Tax fees	30,230	16,288
All other fees	1,600	1,600

Total fees	$2,121,971	$1,938,956

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, along with services that only the independent auditors can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of certain documents filed with the SEC.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RadioShack’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards as well as the impact of proposed accounting rules and standards.

Tax Fees. Consist of fees billed for tax services that are unrelated to the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting. These services include assistance regarding federal, state, employee benefit plan and international tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. Consist of fees for products and services other than the services reported above. In fiscal years 2008 and 2007, these services include an accounting research software license fee.

Policy for Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to, and do, periodically report to the committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, along with the fees for the services performed to date. The committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2008.

In connection with its pre-approval, the committee considers whether the provision of any permissible non-audit services is compatible with maintaining the independence of the independent auditors. The committee has determined the provision of the permissible non-audit services described above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Other Information

One or more representatives of PricewaterhouseCoopers LLP, RadioShack’s independent auditors for the fiscal year ended December 31, 2008, will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the voting power of the shares of stock present or represented by proxy at the annual meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit and Compliance Committee will reconsider the appointment.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

ITEM 3—ADOPTION OF THE RADIOSHACK CORPORATION 2009

ANNUAL AND LONG-TERM INCENTIVE COMPENSATION PLAN

You are asked to approve adoption of the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan (the “2009 Plan”), and performance criteria for performance-based cash awards under the 2009 Plan. At its meeting held on February 19, 2009, the board of directors unanimously adopted the 2009 Plan, subject to shareholder approval. If approved by shareholders, the effective date of the 2009 Plan will be February 19, 2009. The 2009 Plan will terminate on December 31, 2013, provided, however, long-term incentive compensation awards may have award periods ending as late as December 31, 2015 to be paid in 2016.

The 2009 Plan will replace the RadioShack 2004 Annual and Long-Term Incentive Compensation Plan (the “2004 Plan”), as amended. Shareholders approved the 2004 Plan in 2004 and approved amendments to the 2004 Plan in 2007. The 2004 Plan expired according to its terms on December 31, 2008. While some awards previously granted under the 2004 Plan may be paid after December 31, 2008, no new awards can be granted under the 2004 Plan.

The following summary of the major features of the 2009 Plan is subject to the specific provisions contained within the complete text of the 2009 Plan found in Appendix A to this proxy statement.

Purpose of the 2009 Plan

The purpose of the 2009 Plan is to provide a performance-based cash incentive for eligible employees of RadioShack in order to (i) attract, motivate and retain highly qualified employees, (ii) obtain the best possible performance from eligible employees, (iii) establish performance goals that support the Company’s long-term business strategies, and (iv) provide consistency in and alignment with the Company’s approach to performance-based pay and overall executive compensation strategy. Because payments under the 2009 Plan are based on established targets tied to the performance of RadioShack, the 2009 Plan aligns the employees’ long-term interests with the financial interests of RadioShack’s shareholders. The MD&C Committee believes that the 2009 Plan is consistent with its overall compensation policy and will effectively serve the goals of its executive compensation program. The MD&C Committee further believes, based on its review of surveys of pay practices at retailing, electronics and other companies conducted by a compensation and benefits consulting firm, and other general pay surveys, that the 2009 Plan, together with the executive officers’ salaries and other compensation, is commensurate with the compensation packages for executive officers of similar companies.

Section 162(m) of the Internal Revenue Code

In addition to fulfilling the purposes described above, the 2009 Plan is also being submitted for approval by shareholders to meet one of the requirements of Section 162(m) of the Internal Revenue Code. With shareholder approval, RadioShack’s ability to deduct payments under the 2009 Plan for federal income tax purposes would not be limited by the provisions of Section 162(m), assuming the other Section 162(m) requirements are met. Section 162(m) provides that a publicly-held corporation may not deduct compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer), unless this compensation is paid under a qualified performance-based compensation plan, the material terms of which, including the performance goals, have been approved by a majority vote of the RadioShack’s shareholders before payment, and that certain actions are taken by a committee of two or more outside directors.

Key Terms of the 2009 Plan

Plan Term:	Awards may be granted under the 2009 Plan during the period from February 19, 2009 through December 31, 2013. No new awards will be granted after December 31, 2013. However, long-term awards (i.e., awards with two-year or three-year performance cycles) granted before December 31, 2013 may have performance cycles and corresponding payments that extend beyond that date.

Eligible Participants:	All employees of RadioShack and its subsidiaries may be eligible to receive awards under the 2009 Plan. The MD&C Committee will select which employees will participate each year and the terms and conditions of annual and long-term awards to participants. RadioShack and its subsidiaries had approximately 35,000 employees as of April 9, 2009.

Maximum Plan Annual Compensation:	In no event will the amount paid to an eligible participant under an annual award exceed $5,000,000, and in no event will the amount paid under a long-term award covering a two-year or three-year performance cycle exceed $5,000,000.

Components of the Plan

The 2009 Plan consists of both annual and long-term incentive elements. The annual incentive element of the 2009 Plan is intended to provide eligible participants with the opportunity to receive a cash payment based on RadioShack’s achievement of annual performance goals established near the beginning of the year by the MD&C Committee. The long-term incentive element of the 2009 Plan is intended to provide eligible participants the opportunity to earn cash incentive compensation based on RadioShack’s achievement of two-year and three-year performance goals, established near the beginning of the two-year or three-year cycle by the MD&C Committee.

Performance Criteria and Goals

At the beginning of each year, the MD&C Committee will establish the performance goals for the annual and long-term incentive elements from among the performance criteria set forth below.

• Average inventory	• Net profit before bonus
• Cash balance	• Net working capital
• Comp sales %	• Operating income (before income taxes)
• Days payable outstanding	• Private label penetration %
• Days sales outstanding	• Profit margin
• Earnings per share	• Return on assets
• EBITDA	• Return on equity
• Free cash flow	• Return on invested capital
• Gross margin	• Sales
• Gross profit	• Selling, general and administrative expenses
• In stock %	• Stock price
• Inventory shrinkage	• Stock price compared to a peer group of companies
• Inventory turnover	• Wholesale EBITDA
• Net income

The MD&C Committee may use any or all of the performance criteria listed above to establish performance goals for a performance period, and the MD&C Committee will have the discretion to adjust the multipliers and minimum thresholds to be used for each performance period with respect to each of these goals, based on RadioShack’s progress, the performance goals’ achievement of the fundamental purpose of the 2009 Plan, the performance of the individual eligible participant and pay levels at the group of similar peer companies.

In addition, depending on the performance criteria used to establish the performance goal, the performance criteria may be expressed in terms of RadioShack’s overall performance or the performance of a division or business unit. Further, in establishing the performance goals, the MD&C Committee may, specify that one or more objectively determinable adjustments may be made to one or more of the performance goals for a given performance period. The adjustments may include one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

•	items related to a change in accounting principles under U.S. generally accepted accounting principles (“GAAP”) or successor accounting principles;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions, including transaction-related charges and amortization;

•	items attributable to the business operations of any entity acquired by RadioShack during the given award period under the 2009 Plan;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP or successor accounting principles;

•	taxes;

•	stock-based compensation;

•	non-cash items; and

•	any other items of significant income or expense that are determined to be appropriate adjustments.

For each performance period, the MD&C Committee may modify the performance goals, but not in a manner that would increase the maximum bonus payable on the attainment of a performance goal. For a discussion of the performance criteria for 2009 for each of the annual and long-term incentive payments, please refer to the discussion beginning on pages 46 and 48, respectively.

Administration

The 2009 Plan will be administered by the MD&C Committee, the members of which will at all times consist solely of at least two “outside directors” who meet the requirements under Section 162(m) of the Internal Revenue Code. The MD&C Committee may interpret the 2009 Plan and establish, amend and rescind any rules relating to the 2009 Plan. Although the MD&C Committee may delegate its responsibilities as permitted under the 2009 Plan, the MD&C Committee will not delegate its authority to select the employees who will participate, establish performance goals or certify that these goals have been achieved.

Termination of Employment or Demotion

If a participant’s employment is terminated by RadioShack or the participant voluntarily terminates his or her employment, the participant will forfeit his or her right to receive a payment under the 2009 Plan except as otherwise provided in an agreement with RadioShack or in the sole discretion of RadioShack. If a participant’s employment is terminated due to retirement, disability, or death before the end of a performance period, the participant will receive a prorated payment under the 2009 Plan for the performance period in which he or she retires, becomes disabled or dies based on results for the performance period. If a participant’s duties change, the participant’s rights to receive payment under the 2009 Plan will be subject to revision or termination by the MD&C Committee.

Award Payments

Awards will not be paid until the MD&C Committee has certified in writing that, and the extent to which, the performance goals were achieved. However, an annual award will be paid no later than March 15th of the year following the last day of the performance period and a long-term award will be paid on the 75th day following the last day of the performance period.

Amendments and Plan Termination

The MD&C Committee or the board of directors may amend the 2009 Plan. Any amendments, however, that change the class of eligible participants, modify the performance criteria, or increase the maximum potential benefits for participants must be approved by shareholders. The MD&C Committee or the board of directors may terminate the 2009 Plan at any time, except that a termination of the 2009 Plan that occurs prior to the end of an outstanding performance period will result in the proration of the outstanding award based on the remaining days of the award period as of the date of the plan termination.

New Plan Benefits

The MD&C Committee granted awards under the 2009 Plan in connection with the approval of the 2009 Plan by the board of directors. Amounts to be received, if any, by the eligible participants in connection with the awards that have been granted under the 2009 Plan are based on RadioShack’s EBITDA and net sales and operating revenues. The 2009 annual cash incentive bonus award is based on EBITDA and net sales and operating revenues for 2009, and the 2009 long-term cash incentive award is based on EBITDA for 2009 through 2011. Accordingly, while the exact amounts that will be paid to the eligible participants in connection with the awards are not known, the MD&C Committee established the range of amounts that each named executive officer may be paid, if at all, under each of the awards granted under the 2009 Plan. The New Plan Benefits table below contains these amounts. These awards are subject to the 2009 Plan being approved by shareholders. The 2009 annual bonus award and long-term incentive award are discussed further on pages 46 and 48, respectively. All other future awards under the 2009 Plan are within the discretion of the MD&C Committee and the board of directors, and the benefits of such awards are, therefore, not determinable.

New Plan Benefits

RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan Dollar value ($)[1]
	2009 Annual Cash Incentive Bonus Award (EBITDA)		2009 Annual Cash Incentive Bonus Award (Net Sales)		2009 Long-Term Cash Incentive Award (EBITDA)
Name and Position	Threshold	Maximum	Threshold[2]	Maximum	Threshold	Maximum

Julian C. Day	$250,000	$1,500,000	—	$500,000	—	—
Chairman of the Board and Chief Executive Officer
Bryan Bevin	$93,750	$562,500	—	$187,500	$125,000	$750,000
Executive Vice President-Store Operations
James F. Gooch	$111,047	$666,282	—	$222,094	$148,063	$888,375
Executive Vice President and Chief Financial Officer
Peter J. Whitsett	$93,750	$562,500	—	$187,500	$125,000	$750,000
Executive Vice President-Chief Merchandising Officer
John G. Ripperton	$41,666	$249,999	—	$83,333	$41,667	$249,999
Senior Vice President-Supply Chain
Executive Group	$695,509	$4,173,052	—	$1,391,017	$559,926	$3,359,555
Non-Executive Director Group	—	—	—	—	—	—
Non-Executive Officer Group	$578,267	$3,469,603	—	$1,156,534	$484,089	$2,904,535

(1)	The payments, if any, under the 2009 cash incentive awards granted under the 2009 Plan will range from the amount listed under the columns titled “Threshold” to the amount listed under the columns titled “Maximum” for each component of the corresponding award.

(2)	The amounts under the Net Sales component of the Annual Bonus Award become payable only if the target level of Net Sales is achieved and, as such, the MD&C Committee established no minimum threshold below the target upon which a payment may be made.

Vote Required to Approve the 2009 Plan by Shareholders

The approval of the 2009 Plan requires the affirmative vote of a majority of the voting power of the shares of stock present or represented by proxy at the annual meeting. If the 2009 Plan is not approved, the MD&C Committee intends to reexamine its annual bonus and long-term incentive plan for the executive officers, with a view to developing a plan that maintains their compensation at competitive levels and provides appropriate incentives. In this event, the payments under this newly developed plan may not necessarily be deductible for federal income tax purposes.

The board of directors recommends you vote FOR the adoption of the

RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan.

ITEM 4—ADOPTION OF THE RADIOSHACK CORPORATION 2009

INCENTIVE STOCK PLAN

You are asked to approve adoption of the RadioShack Corporation 2009 Incentive Stock Plan (the “2009 ISP”). Our board of directors approved and adopted the 2009 ISP on February 19, 2009, subject to shareholder approval. The 2009 ISP, which would become effective upon shareholder approval, has a term of ten years and authorizes the grant of awards covering up to 11,000,000 shares of our common stock over that period. It is now being submitted to shareholders for their approval.

If approved by the shareholders, this 2009 ISP will supersede the RadioShack Corporation 2001 Incentive Stock Plan (“2001 Plan”) and the RadioShack Corporation 2007 Restricted Stock Plan (“2007 Plan”), each of which was previously approved by the shareholders of the Company. The 2001 Plan and 2007 Plan shall terminate immediately following, and conditioned upon, shareholder approval of this 2009 ISP as set forth above. As of April 9, 2009, there were 3,913,122 shares available for grant under the 2001 Plan and 250 shares available for grant under the 2007 Plan. RadioShack may grant up to a total of 250,000 options under the 2001 Plan prior to the annual meeting. The 1999 Incentive Stock Plan expired according to its terms on February 23, 2009.

The following summary of the major features of the 2009 ISP is subject to the specific provisions contained within the complete text of the 2009 ISP found in Appendix B to this proxy statement.

Corporate Governance:

The 2009 ISP reflects our commitment to strong corporate governance practices, including:

•

No Evergreen Features. The maximum number of shares that we can issue under the 2009 ISP is fixed and cannot be increased without shareholder approval. (However, no awards may be granted under the 2009 ISP unless and until it has been approved by shareholders.)

•

No Repricing. The 2009 ISP prohibits us from repricing outstanding stock options or stock appreciation rights or substituting lower-priced stock options or stock appreciation rights for outstanding higher-priced options or stock appreciation rights without shareholder approval.

•	Administration by MD&C Committee. Our board of directors has delegated the administration of the 2009 ISP to the MD&C Committee, which consists solely of independent, non-employee directors.

Purpose: The purpose of the 2009 ISP is to enhance the profitability and value of RadioShack for its shareholders by:

•	attracting, retaining, and motivating officers and key employees who make important contributions to RadioShack; and

•	providing equity-linked compensation for directors, consultants, and other advisors of RadioShack.

The 2009 ISP would also permit the board of directors to grant stock options and other stock awards to individual directors, if the board decides to do so. As of April 9, 2009, the New York Stock Exchange closing price of RadioShack’s common stock was $10.03 per share.

Description of the 2009 ISP

Administration: The 2009 ISP, if approved by shareholders, will be administered by the MD&C Committee, which will have the authority to select eligible participants to receive awards, to determine the types of awards and the number of shares of common stock covered by awards, and to set the terms and conditions of awards. The MD&C Committee may delegate its powers and duties under the 2009 ISP to one or more members of the board or one or more officers of RadioShack or one of its subsidiaries or a committee of such officers, subject to certain restrictions set forth in the 2009 ISP. The MD&C Committee will have the authority to establish rules for the administration of the 2009 ISP, and its determinations and interpretations are binding.

Eligible Participants: Any employee, officer, consultant or advisor of RadioShack or any of its subsidiaries designated by the MD&C Committee and non-employee directors of our board will be eligible to be granted non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards or any other stock award under the 2009 ISP if selected by the MD&C Committee. Only employees of RadioShack or of our subsidiaries may be granted “incentive stock options.” As of April 9, 2009 there were approximately 35,000 employees, 34 officers, 8 non-employee directors and 106 consultants and advisors of RadioShack and its subsidiaries that would be eligible for awards under the 2009 ISP if selected by the MD&C Committee.

Shares Authorized: The number of shares of common stock which are authorized for awards under the 2009 ISP is 11,000,000. The aggregate market value of the securities underlying these awards would be approximately $110,330,000 based on the closing price of RadioShack common stock on April 9, 2009. All of these shares may be issued pursuant to the exercise of incentive stock options. The number of shares authorized is subject to certain adjustments to reflect, for example, stock splits or other corporate restructurings. The pool of authorized shares is a “fungible” pool, meaning that it may be used for grants of “full-value” awards, such as restricted stock and restricted stock unit awards or other “full value” awards, as well as for stock options or stock appreciation rights. However, if restricted stock and restricted stock unit awards (or other full value awards) are granted, they will count as utilizing 1.68 authorized shares for each share actually granted, while stock options or stock appreciation rights will count as utilizing one share for each stock option share or stock appreciation right share actually granted. In other words, if the MD&C Committee awards only restricted stock or restricted stock unit awards (or other full value awards), and no stock options or stock appreciation rights, approximately 6,547,619 shares in the form of those awards could be awarded during the term of the 2009 ISP. If only stock options or stock appreciation rights are awarded during the term of the 2009 ISP, up to 11,000,000 shares could be utilized, and if a combination of stock options, stock appreciation rights, restricted stock, and restricted stock unit awards were granted, the number of shares utilized will be between 6,547,619 and 11,000,000 depending upon the mix of the awards made under the 2009 ISP.

If any award is forfeited, expires, or is for any other reason not distributed in shares of common stock, all shares which were not issued under the award will become available for additional awards under the 2009 ISP. The following shares will not increase the pool of authorized shares available for awards under the 2009 ISP:

•	shares of common stock tendered as full or partial payment to RadioShack upon exercise of options, and

•

shares withheld by RadioShack in satisfaction of withholding obligations upon the exercise of stock options or stock appreciation rights, lapse of restrictions on restricted stock or upon any other payment or issuance of shares under the 2009 ISP.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of common stock instead of cash.

Unfunded Deferred Compensation Plan for Directors: If an eligible director makes an election under the Unfunded Deferred Compensation Plan to defer payment of all or a specified part of either his or her retainer fees or meeting fees or both, all such deferred retainer fees or meeting fees payable in common stock may be paid from shares reserved under the 2009 ISP in accordance with the terms and conditions of the Unfunded Deferred Compensation Plan. Shares under the 2009 ISP may also be used to pay (i) any dividends which an eligible director elects to be converted into common stock and (ii) any Deferred Match (as defined in the Unfunded Deferred Compensation Plan for Directors).

Maximum Shares to be Awarded: The maximum number of shares of common stock that may be the subject of awards of stock options or stock appreciation rights granted under the 2009 ISP to any individual during any one fiscal year is 5,000,000.

Types of Awards: The 2009 ISP permits the grant of a variety of different types of awards:

•	Stock options;

•	Restricted stock awards;

•	Restricted stock unit awards;

•	Stock appreciation rights; and

•	Other stock awards.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Stock Options: The MD&C Committee may grant stock options that qualify as “incentive stock options” under Section 422 of the Internal Revenue Code (“ISOs”) or options that do not so qualify (“Non-Qualified Options”).

All options granted are subject to the following:

•	The exercise price will not be less than the fair market value of our common stock on the grant date.

•	The MD&C Committee will determine the vesting schedules of options granted under the 2009 ISP and may also impose additional conditions on exercise.

•	The exercise price must be paid at the time the option is exercised in either cash or in other shares of common stock.

•	The term of an option may not exceed 10 years.

Restricted Stock Awards: Restricted stock awards are direct awards of common stock that are subject to forfeiture during a pre-established period if certain conditions (for example, continued employment or attainment of pre-determined performance goals) are not met. The terms of a restricted stock award are determined by the MD&C Committee and are set forth in an award agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered while such shares are subject to forfeiture. A recipient of a restricted stock award will have the right to vote the shares subject to the restricted stock award. The MD&C Committee may also, within its discretion, determine that dividends paid or declared on the restricted stock award during the restricted period be deferred and held by RadioShack until restrictions on the shares lapse. Any deferred dividends on restricted stock awards will be forfeited if the corresponding restricted stock award is forfeited.

Restricted Stock Unit Awards: A restricted stock unit award is an award denominated in shares of common stock that may be settled either in shares of common stock or in cash, in the discretion of the MD&C Committee. Awardees of restricted stock unit awards do not have the right to vote or to receive dividends before any shares of common stock are actually issued in settlement of the award (although if dividends were to be paid on the shares of common stock, the terms of the awards could provide for dividend equivalents payable in cash). The MD&C Committee may also authorize for the settlement of restricted stock unit awards on a date following the vesting date of the award.

Stock Appreciation Rights: The holder of a stock appreciation right is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the fair market value of those shares on the date the stock appreciation right was granted; provided, however, that the exercise price for each stock appreciation right shall not be less than 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. Payment of the excess will be in cash unless the MD&C Committee elects to make payment in shares of common stock. If granted, the MD&C Committee would determine the vesting schedule of stock appreciation rights granted under the 2009 ISP and could also impose additional conditions on exercise. In no event may the term of a stock appreciation right exceed ten years.

Other Stock Awards: The MD&C Committee is authorized to grant any other type of stock award under the 2009 ISP to eligible participants that is payable in our common stock or in cash and on other terms and conditions as the MD&C Committee may establish.

Provisions for Foreign Participants: The board of directors or the MD&C Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the 2009 ISP to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Federal Income Tax Consequences: The following is a brief description of the principal U.S. federal income tax consequences to participants and RadioShack, based on current law, of awards under the 2009 ISP. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, consultant, director or to us. The provisions of the Internal Revenue Code and regulations thereunder relating to these matters are complicated, may change, and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provision of any income tax laws of any municipality, state or non-U.S. jurisdiction, in which a participant may reside.

Restricted Stock: Generally, restricted stock will not be taxed to an awardee until restrictions lapse on all, or any portion, of the award.

•

When any portion of a restricted stock award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in the participant’s income for that year and will be taxed at ordinary income tax rates. The participant’s basis in the stock received will be equal to the fair market value at the time that restrictions lapse, and the holding period will begin on that date.

•

The participant may elect to have a restricted stock award (but not a restricted stock unit award) treated as taxable income in the year granted by making a “Section 83(b) election” within 30 days of the initial grant, and in that case the participant will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant.

•

If required, federal, state and local income and other employment tax will be withheld from the participant on the income recognized by the participant at the time of vesting of the restricted stock award (or grant of the restricted stock award, in the event the participant makes a Section 83(b) election). Unless provided otherwise by the MD&C Committee, shares from a vested restricted stock award shall be withheld from distribution in satisfaction of tax withholding obligations.

•

Any future appreciation in value of the shares at the time they are sold will be taxed as long-term or short-term capital gain (depending on the time the common stock is held after the restrictions end), and any decline will be treated as a capital loss. If the participant elects to be taxed in the year the award is granted and the award is later forfeited before restrictions lapse, the income taxes paid will not be recoverable.

•

RadioShack will have deductible expense equal to the fair market value of the restricted shares in whatever year an employee or director recognizes ordinary income as a result of the award, and will also be entitled to a deduction for dividends (if any) paid to the participant on common stock that remains subject to restrictions (in each case, subject to the limitations described under “Other Tax Considerations,” below).

Restricted Stock Units: A participant will generally not recognize any income in respect of a restricted stock unit award until payment is made on the award.

•

When payment of the restricted stock unit award is made, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock received (or if the restricted stock unit award is settled in cash, the cash amount).

•	If dividend equivalents are payable on a restricted stock unit award, the recipient will generally recognize ordinary income at the time the dividend equivalent is paid.

•

If required, federal, state and local income and other employment tax will be withheld from the participant on the income recognized by the participant. Unless provided otherwise by the MD&C Committee, shares from a vested restricted stock unit award shall be withheld from distribution in satisfaction of tax withholding obligations.

•

If the restricted stock unit award is settled in shares, any future appreciation in value of the shares at the time they are sold will be taxed as long-term or short-term capital gain (depending on the time the common stock is held after the shares are issued), and any decline will be treated as a capital loss.

•

We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant (in each case subject to the limitations described under “Other Tax Considerations,” below).

Options and Stock Appreciation Rights:

•	The grant of an option or stock appreciation right generally would not result in taxable income to the participant.

•

In the case of an ISO, taxable income will not result from the exercise of the ISO if certain holding requirements (described below) are met (except that a liability may arise for alternative minimum tax), and RadioShack will not be entitled to a tax deduction when an ISO is exercised. If the participant fails to satisfy the holding periods described below (which we will refer to as a “disqualifying disposition”), the participant will recognize ordinary income in the year of the disposition in an amount that is the lesser of (A) the difference between the amount realized on the disposition and the exercise price or (B) the difference between the fair market value of the common stock on the exercise date and the exercise price. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations described under “Other Tax Considerations,” below.

•

Upon the exercise of a non-qualified stock option, the participant will recognize ordinary income equal to the difference between the fair market value of the shares of common stock acquired and the exercise price. RadioShack will be entitled to a tax deduction for the same amount (subject to the restrictions on deductibility under “Other Tax Considerations,” below).

•

If a participant exercises a stock appreciation right the amount of any cash received, or if the stock appreciation right is paid in common stock, the amount equal to the fair market value of the shares of common stock received will be taxable as ordinary income. RadioShack will be entitled to a tax deduction for the same amount (subject to the restrictions on deductibility under “Other Tax Considerations,” below).

•

If required, federal, state and local income and other employment tax will be withheld from the participant on the income recognized by the participant upon the exercise of the non-qualified stock option. Unless provided otherwise by the MD&C Committee, shares from the exercised options shall be withheld from distribution in satisfaction of tax withholding obligations.

•

The tax consequences upon a sale of the shares acquired in an exercise of an option will depend on how long the shares were held prior to sale and upon whether the shares were acquired in the exercise of an ISO or in the exercise of a non-qualified stock option or stock appreciation right.

•

If shares acquired upon exercise of an ISO are held for at least one year after exercise and two years from the date that the ISO was granted, the participant will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares. If the shares so acquired are not held for that period, gain on the sale of the shares in excess of the amount taxed as ordinary income (as described above) will be treated as a long or short-term capital gain, depending on whether the common stock was held for more than one year.

•

Any gain realized upon the sale of shares acquired in the exercise of a non-qualified stock option or stock appreciation right for an amount greater than their fair market value on the date of exercise will be long-term or short-term capital gain (or loss), depending on whether the common stock was held for more than one year. Generally there will be no other tax consequences to RadioShack in connection with the disposition of shares acquired in the exercise of a stock option or stock appreciation right.

Other Tax Considerations:

Section 162(m) Deduction Limitation. Section 162(m) of the Internal Revenue Code places a $1,000,000 annual limit on the compensation deductible by RadioShack that is paid to specified executive officers. The limit, however, does not apply to “qualified performance-based compensation” as awarded by an independent compensation committee and which is adequately disclosed to, and approved by, shareholders. Stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the stock options or stock appreciation rights are granted by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted as stock options or stock appreciation rights to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the option on the grant date). We have attempted to design the 2009 ISP to permit the grant of stock options or stock appreciation rights under the 2009 ISP that will qualify as qualified performance-based compensation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding the same issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A. Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2009 ISP may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2009 ISP is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. To the extent that Section 409A is applicable, the 2009 ISP will be administered in a manner consistent with the requirements of that section and applicable regulations, provided however, that RadioShack does not guarantee that awards granted under the 2009 ISP will qualify for favorable tax treatment or avoid unfavorable tax treatment.

Section 280G Deduction Limitation and Excise Tax. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and, to such extent, will be non-deductible by RadioShack and subject to a 20% excise tax on the recipient.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2009 ISP may be made to employees who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

Change in Control: Options and other awards granted under the 2009 ISP become fully vested (and exercisable in the case of an option) upon the occurrence of a Change in Control. “Change in Control” has a special meaning that is defined in the 2009 ISP.

If a participant’s employment or service terminates for any reason following a Change in Control, each outstanding stock option or stock appreciation right that was exercisable as of the termination date will remain exercisable for one year following the termination or, if earlier, through the expiration date of the stock option or stock appreciation right.

In addition, the MD&C Committee may grant options permitting the holder to exchange, during the 60-day period following the Change in Control, his or her outstanding options for a cash payment in an amount by which the fair market value of the underlying shares exceeds the exercise price. In the case of non-qualified stock options, the holder would be entitled to receive an amount that was the greater of (A) the amount by which the highest fair market value of the underlying shares during the 90 days preceding the Change in Control exceeds the exercise price or (B) the amount by which the highest amount paid for the shares in connection with the Change in Control exceeds the exercise price.

In the event of a sale or other disposition of substantially all of the stock or assets of one of our subsidiaries or business division or other similar transaction that does not constitute a Change in Control, the MD&C Committee has the discretion to determine whether all or a portion of an award will become fully vested.

Adjustments: Certain corporate transactions or events such as mergers, reorganizations, consolidations, recapitalizations, share exchanges, stock dividends, stock splits, reverse stock splits, split-ups, spin-offs, split-offs, issuances of rights or warrants, or other similar events may directly affect the number of outstanding shares and/or the value of the outstanding common stock. If such transactions occur, the MD&C Committee may adjust the number of shares which may be granted under the 2009 ISP, the number of shares subject to outstanding awards granted under the 2009 ISP and the related price, as well as the limitation on the number of shares with respect to which awards may be granted to an individual participant in any fiscal year. The MD&C Committee may also adjust the number of shares and the exercise price under outstanding options. In all events, the determination of the MD&C Committee or the board, as the case may be, will be conclusive.

Transferability: Unless the MD&C Committee provides otherwise, awards granted under the 2009 ISP may not be transferred except by will or the laws of descent and distribution, provided however, that incentive stock options may not be transferred under any circumstances.

Amendments: The board of directors may amend, suspend or terminate the 2009 ISP at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law or stock exchange rules, such as an amendment that would increase the total number of shares of common stock that may be granted under the 2009 ISP or a “repricing” of any stock options or stock appreciation rights outstanding under the 2009 ISP. In addition, no amendment may

•	except as otherwise permitted in the 2009 ISP, increase the limit on the number of shares which are the subject of awards granted to any individual; or

•	change the terms of any awards granted before the amendment in an adverse manner without the consent of the awardee.

Term: The 2009 ISP will continue until the day immediately preceding the tenth anniversary of the effective date of the 2009 ISP, unless replaced or terminated at an earlier time. However, no incentive stock options or stock appreciation rights may be granted under the 2009 ISP following February 19, 2019. Any awards that are outstanding at the time the 2009 ISP terminates will remain in force according to the terms of the 2009 ISP and the applicable agreement evidencing the award.

2009 ISP Benefits

On March 2, 2009, the MD&C Committee granted Mr. Day 500,000 stock options under the 2009 ISP with an exercise price of $7.05 per share, subject to shareholder approval of the 2009 ISP. Other than the grant to Mr. Day, the MD&C Committee has not made any decisions with respect to individuals who will receive awards under the 2009 ISP, or the amount or nature of future awards. Except as provided above and in the table below, such information cannot be determined in advance.

New Plan Benefits

RadioShack Corporation 2009 Incentive Stock Plan
Name and Position	Number of units

Julian C. Day, Chairman of the Board and Chief Executive Officer	500,000

Vote Required to Approve the 2009 ISP by Shareholders

Approval of the 2009 ISP requires the affirmative vote of a majority of the voting power of the shares of stock present or represented by proxy at the annual meeting. In addition, the total votes cast must represent more than 50% of all of the shares of stock entitled to vote on this item.

The board of directors recommends you vote FOR the adoption of the

RadioShack Corporation 2009 Incentive Stock Plan.

Equity Compensation Plan Information

As of December 31, 2008. The following table provides a summary of information as of December 31, 2008, relating to RadioShack’s equity compensation plans in which common stock is authorized for issuance.

	Number of shares to be issued on exercise of outstanding options, warrants and rights *		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) *
Equity compensation plans approved by shareholders[1]	5,984	[2]	$28.44	6,018	[3]
Equity compensation plans not approved by shareholders[4]	7,003		$26.62	3,369

Total	12,987		$27.43	9,387

*	Share amounts in thousands

(1)	Includes the 1993 Incentive Stock Plan, the 1997 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2007 Restricted Stock Plan and the 2004 Deferred Stock Unit Plan for Non-employee Directors. Refer to Note 7 – “Stock-Based Incentive Plans” of our Notes to Consolidated Financial Statements for further information. The 1993 Incentive Stock Plan and the 1997 Incentive Stock Plan expired on March 28, 2003 and February 27, 2007, respectively, and no further grants may be made under these plans.

(Notes continue on following page)

(2)	This amount includes approximately 145,000 shares of restricted stock and approximately 176,000 deferred stock units.

(3)	This amount includes approximately 347,000 shares of restricted stock and approximately 784,000 deferred stock units.

(4)	Includes the 1999 Incentive Stock Plan and options granted as an inducement grant in connection with Mr. Day’s employment with RadioShack in the third quarter of 2006. Refer to Note 7 – “Stock-Based Incentive Plans” of our Notes to Consolidated Financial Statements for more information concerning the 1999 Incentive Stock Plan and the third quarter 2006 inducement grant.

As of April 9, 2009. The following table provides a summary of information as of April 9, 2009, relating to RadioShack’s equity compensation plans in which common stock is authorized for issuance.

	Number of shares to be issued on exercise of outstanding options, warrants and rights *		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) *
Equity compensation plans approved by shareholders[1]	6,592	[2]	$24.57	4,703	[3]
Equity compensation plans not approved by shareholders[4]	6,461		$26.33	0

Total	13,053	[5]	$25.48	4,703

*	Share amounts in thousands

(1)	Includes the 1997 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2007 Restricted Stock Plan and the Deferred Stock Unit Plan.

(2)	This amount includes approximately 479,000 shares of restricted stock and approximately 176,000 deferred stock units.

(3)	This amount includes approximately 5,750 shares of restricted stock and approximately 784,000 deferred stock units.

(4)	Includes the 1999 Incentive Stock Plan and options granted as an inducement grant in connection with Mr. Day’s employment with RadioShack in the third quarter of 2006. The 1999 Incentive Stock Plan expired on February 23, 2009 and no further grants may be made under this plan.

(5)	The weighted average remaining contractual life for all outstanding options as of April 9, 2009 was 3.4 years.

1997 Incentive Stock Plan. The 1997 Incentive Stock Plan, which expired on February 27, 2007, permitted the grant of up to 11 million shares in the form of incentive stock options, nonqualified stock options and not more than 700,000 shares in the form of restricted stock. The 1997 Incentive Stock Plan provided that the maximum number of shares of RadioShack’s common stock that an eligible employee might receive in any calendar year with respect to options could not exceed 1 million shares.

1999 Incentive Stock Plan. The 1999 Incentive Stock Plan, which expired on February 23, 2009, permitted the grant of up to 9.5 million shares in the form of non-qualified stock options to broad-based employee groups. Grants of restricted stock, performance awards and options intended to qualify as incentive stock options under the Internal Revenue Code were not authorized under the 1999 Incentive Stock Plan. The 1999 Incentive Stock Plan provided that the maximum number of shares of RadioShack’s common stock that an eligible employee could receive in any calendar year with respect to options could not exceed 1 million shares.

2001 Incentive Stock Plan. The 2001 Incentive Stock Plan permits the grant of up to 9.2 million shares in the form of incentive stock options and nonqualified stock options. Grants of restricted stock and performance awards are not authorized under the 2001 Incentive Stock Plan. The 2001 Incentive Stock Plan provides that the maximum number of shares of RadioShack’s common stock that an eligible employee may receive in any calendar year with respect to options may not exceed 500,000 shares.

2007 Restricted Stock Plan. The 2007 Restricted Stock Plan permits the grant of up to 500,000 shares in the form of restricted stock. The 2007 Restricted Stock Plan provides that the maximum number of shares of RadioShack’s common stock that an eligible employee may receive in any calendar year may not exceed 100,000 shares.

RadioShack’s current and historical practice is that shares tendered by a participant or retained by RadioShack as payment for the purchase price of an award or to satisfy tax withholding obligations are not available for issuance under any of its incentive stock plans. RadioShack’s current practice under each of its applicable equity compensation plans is to grant stock options with terms of seven years from the grant date.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses RadioShack’s executive compensation program, including the compensation awarded to, earned by, or paid to our named executive officers and the material elements of their compensation. While RadioShack’s operating results were affected by the recessionary economic environment, RadioShack made measureable progress in several key areas.

Mr. Bryan Bevin and Mr. Peter J. Whitsett joined RadioShack’s executive management team in January 2008 and December 2007, respectively. Messrs. Bevin and Whitsett are included as named executive officers in this year’s proxy statement. RadioShack’s “named executive officers” who were employees at December 31, 2008 include

•	Julian C. Day, Chairman of the Board and Chief Executive Officer;

•	Bryan Bevin, Executive Vice President – Store Operations;

•	James F. Gooch, Executive Vice President and Chief Financial Officer;

•	Peter J. Whitsett, Executive Vice President – Chief Merchandising Officer; and

•	John G. Ripperton, Senior Vice President – Supply Chain.

As noted in Item 3 and Item 4 to this proxy statement, RadioShack is seeking approval of the 2009 Annual and Long-Term Incentive Plan (2009 Plan) and the 2009 Incentive Stock Plan (2009 ISP). The 2009 Plan and 2009 ISP are both intended to replace one or more similar compensation plans. The 2009 Plan replaces its predecessor plan, which was originally approved by shareholders in 2004. The general features of the 2009 Plan are similar to the plan it is replacing. Similarly, the 2009 ISP is replacing three equity compensation plans. The 1999 Incentive Stock Plan expired in February 2009, the 2001 Incentive Stock Plan does not allow granting of restricted stock, and the 2007 Restricted Stock Plan has an inadequate number of shares available for future grants of restricted stock. The 2009 ISP will allow RadioShack to grant stock options and restricted stock from one plan, thereby reducing the administrative expense of maintaining multiple equity compensation plans.

Compensation Philosophy and Objectives

The MD&C Committee oversees RadioShack’s executive compensation program, as well as establishes and reviews RadioShack’s overall compensation philosophy. The MD&C Committee believes that RadioShack’s compensation program for its named executive officers should be designed to encourage and reward enhancement of shareholder value by linking the financial interest of these executives to the financial interests of RadioShack’s shareholders.

The program focuses on the following key objectives:

RadioShack’s compensation program is designed to encourage executive performance that benefits the overall organizational results by linking compensation to RadioShack’s financial and stock price performance.

RadioShack’s compensation program for its named executive officers seeks to link compensation to the financial performance of RadioShack as a whole. Annual cash incentives are tied to corporate performance criteria that focus on RadioShack’s short-term financial objectives, and long-term cash incentives are tied to long-term corporate financial performance. These annual and long-term incentives are periodically reviewed and modified, as appropriate, by the MD&C Committee. Similarly, the program seeks to provide a meaningful portion of named executive officers’ compensation in the form of equity-based compensation, including stock options and restricted stock, to align compensation with RadioShack’s long-term capital appreciation and to further enhance these executives’ alignment with the interests of RadioShack’s shareholders.

Incentive compensation is designed to constitute a greater part of total compensation for senior positions.

The MD&C Committee believes that total compensation should generally increase with position and responsibility within RadioShack, and when employees move to higher levels of responsibility with greater ability to influence RadioShack’s results, the percentage of their pay at risk should accordingly increase. As a result, RadioShack’s executive compensation program seeks to place a high proportion of the named executive officers’ compensation “at risk” in the form of an annual bonus, long-term incentive plan compensation, and equity-based compensation, which are tied to RadioShack’s overall financial performance.

Incentive compensation should strike a balance between short-term and long-term performance.

RadioShack’s compensation program focuses management on achieving RadioShack’s short-term goals in a manner that supports RadioShack’s long-term success and profitability. Consequently, RadioShack uses short-term incentives to reward effective ongoing management of RadioShack’s operations through annual performance incentives tied to RadioShack’s overall annual goals. Similarly, RadioShack uses long-term incentives to motivate the named executive officers toward long-term management of RadioShack through prudent use of equity programs, as well as performance-driven incentives under the long-term incentive program, that focus management attention on increasing shareholder value. Because RadioShack’s long-term success should be a priority for the named executive officers, RadioShack’s compensation program emphasizes long-term incentives through the long-term cash incentive plan and equity-based compensation.

RadioShack’s compensation levels are designed to attract, retain, motivate and reward key executives through competitive salary and incentive plans.

RadioShack’s overall compensation levels are targeted to attract the type of talented individuals needed to achieve and maintain a leadership position in the specialty retail industry. As a result, in 2008 the MD&C Committee compared RadioShack’s compensation package to the compensation of executives of a peer group of specialty retail companies to determine the overall competitiveness of RadioShack’s compensation package.

This peer group was generally selected based on the industry and business focus of the subject companies, as well as their respective revenue and market capitalization. In 2008, this peer group originally consisted of

• AutoNation, Inc.	• Borders Group, Inc.	• Office Depot, Inc.

• AutoZone, Inc.	• Circuit City Stores, Inc.	• OfficeMax Incorporated

• Barnes & Noble, Inc.	• GameStop Corp.	• The Sherwin-Williams Company

• Bed Bath & Beyond Inc.	• Linens ‘n Things	• Staples, Inc.

• Best Buy Co., Inc.	• Michaels Stores, Inc.	• Williams-Sonoma, Inc.

Due to certain industry changes and in connection with their review of the peer group, the MD&C Committee approved removing Circuit City, Inc., Linens ‘n Things and Michaels Stores, Inc. from the peer group. The MD&C Committee also approved including Advanced Auto Parts, Inc., Blockbuster, Inc., and Petsmart, Inc. in the peer group. Where appropriate, the MD&C Committee took into account the scale and scope of these peer companies when considering the compensation levels for RadioShack’s management.

Role of Management in Compensation Decisions

Although the MD&C Committee oversees RadioShack’s executive compensation program, it also utilizes RadioShack’s management in certain respects in connection with this program. RadioShack’s compensation and benefits department, which directly reports to James F. Gooch, RadioShack’s Chief Financial Officer, provides analyses and data to assist the MD&C Committee in determining the types and amounts of compensation elements to be paid to the named executive officers (other than the CEO). Management also evaluates the performance of these officers (other than the CEO). The MD&C Committee utilizes these analyses, data and evaluations to set the compensation elements for these executive officers. The board of directors reviews the performance of and makes all compensation decisions regarding the CEO.

Compensation Consultant

As authorized under its charter, the MD&C Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to advise the MD&C Committee regarding executive compensation issues, which include the amount and form of executive compensation. RadioShack’s management, including its human resources department, also utilizes Watson Wyatt from time to time in connection with compensation issues, including executive compensation. However, Watson Wyatt reports to the MD&C Committee, and the MD&C Committee is authorized under its charter to engage and utilize compensation consultants such as Watson Wyatt at any time without management’s prior approval.

In 2008, the MD&C Committee asked Watson Wyatt to perform an executive compensation review. Watson Wyatt, using the peer group listed above, provided a comparative analysis of base salary, target annual incentives, and long-term incentives, including stock options, restricted stock, long-term cash incentives, and shares plans. Compensation for five of RadioShack’s executive officers, including the four highest compensated of the five named executive officers, was compared to executive officer compensation at the peer group companies using two methods. Each of the five RadioShack executive officers’ compensation was compared to the compensation of their respective functionally equivalent counterparts (e.g. CFO to CFO). Their compensation was also compared to the compensation of peer group executive officers whose total direct compensation caused them to be ordinally ranked the same among their fellow officers as each of the RadioShack executive officers is ranked among their fellow officers at RadioShack (e.g. comparing second highest executive officers from peer companies to RadioShack’s second highest paid officer). As a result of this review, the MD&C Committee concluded that the compensation of RadioShack’s executive officers is reasonable in light of the compensation of executive officers in the peer group, and that such compensation is consistent with RadioShack’s compensation philosophy and objectives.

Watson Wyatt was also asked to provide analysis of RadioShack’s share utilization in RadioShack’s various equity compensation plans as compared to that of the peer group companies for 2007. RadioShack ranked between the 50th and 75th percentiles with respect to current dilution, overhang, and gross run-rate (3-year average) as compared to the peer companies.

The MD&C Committee later requested Watson Wyatt to summarize the use of performance metrics in connection with annual and long-term incentive compensation arrangements within the retail industry. The MD&C Committee concluded that these findings confirm the use of EBITDA and net sales as performance criteria for RadioShack’s annual compensation program. However, companies within the peer group were found to use a variety of performance measures, individually or in combination with others, and the MD&C Committee may make adjustments in the future as to its use of performance criteria for annual incentive compensation programs.

Watson Wyatt’s report to the MD&C Committee also addressed the use of long-term incentives among the peer companies. Their report showed that many of the peer companies grant a portfolio of long-term incentives to balance financial and share price goals. Similarly, RadioShack utilizes the combination of stock options, restricted stock, and long-term incentive cash.

In early 2009, Watson Wyatt also advised the MD&C Committee in connection with its development of a new incentive stock plan. Specifically, Watson Wyatt analyzed the number of shares RadioShack might request for authorization under the new plan in light of RadioShack’s overhang and anticipated grant practices. Further information about the new incentive stock plan, which is being submitted for shareholder approval, can be found beginning on page 31.

While Watson Wyatt did present the MD&C Committee and management with data and analyses regarding executive compensation, it was not asked to make specific recommendations on executive compensation program structure or amounts.

Process for Setting Compensation

The MD&C Committee has structured RadioShack’s compensation program for the named executive officers, utilizing the compensation philosophy and objectives described above. Generally speaking, the MD&C Committee intends that the named executive officers’ respective base salaries be set at approximately the 50th percentile (50%) for their positions, based on the data provided by Watson Wyatt. The target amount of the annual cash incentive bonus is typically a specified percentage of the base salary, depending on the level of the named executive officer. Similarly, the MD&C Committee seeks to provide RadioShack’s named executive officers with annual cash bonus incentives, as well as long-term cash target incentives and equity incentives, that are at approximately the 75th percentile (75%), also based on the data provided by Watson Wyatt. The MD&C Committee believes that the named executive officers’ interests are more closely aligned with those of shareholders when a greater proportion of their compensation is at risk.

While the MD&C Committee uses the information obtained from Watson Wyatt as a general guide for determining compensation elements of RadioShack’s named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the level and mix of elements of compensation are typically a result of negotiations between RadioShack and the named executive officer and reflect the most recent trends in compensation while the Watson Wyatt information tends to be historical. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance.

The MD&C Committee seeks to provide a significant portion of total compensation in the form of annual, long-term and equity incentives, in light of the objectives set forth above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the MD&C Committee reviews information from Watson Wyatt to determine the appropriate level and mix of incentive compensation. Further, when allocating among long-term incentives (such as between the long-term cash incentive plan and equity incentives), items such as the number of options or shares of restricted stock available to grant, level of employment and job performance are considered. Ultimately, income from incentive compensation is realized as a result of RadioShack’s performance compared to established goals and stock price appreciation.

Throughout the year, the MD&C Committee monitors the effectiveness of the components of the compensation program, including performance measures for the annual bonus and long-term incentive plan, and may change them should the MD&C Committee determine that circumstances warrant it. This change could include the granting of additional stock option or restricted stock grants, as deemed appropriate by the MD&C Committee.

After the end of the year, the MD&C Committee reviews the compensation of the named executive officers with that of the peer group described above to monitor the overall competitiveness of RadioShack’s compensation package.

Recently Hired Executives

RadioShack has recently hired a new member of its executive management team. On September 29, 2008, RadioShack announced Lee D. Applbaum’s appointment to the position of Executive Vice President – Chief Marketing Officer. The terms of the compensation package for Mr. Applbaum were negotiated by RadioShack, with input and direction from, and approval by, the MD&C Committee.

Elements of RadioShack’s Compensation Program

Ultimately, RadioShack’s compensation program for its named executive officers is designed to reward the named executive officers for RadioShack’s short- and long-term financial and stock performance through the use of annual and long-term incentives and equity-based compensation. The program also seeks to create incentives to retain these executives through competitive levels of compensation, including salary, benefits and perquisites.

RadioShack’s executive compensation program contains the following key components to assist in achieving the objectives described above:

•	a base salary,

•	an annual cash incentive bonus,

•	a long-term cash incentive plan,

•	equity incentives of stock options and/or restricted stock grants,

•	benefit and retirement plans, and

•	perquisites and other personal benefits.

The base salary, benefits and, to a lesser extent, perquisites play an important role in RadioShack’s ability to attract and retain key executives. The annual cash incentive bonus and the long-term cash incentive plan seek to motivate executives to work effectively to achieve RadioShack’s annual and long-term financial performance objectives and to reward them when these objectives are met, while the long-term equity incentives enhance the alignment of these executives’ interests with those of our shareholders.

Base Salary

As described above, when reviewing the base salaries of the named executive officers, the MD&C Committee is provided with market survey data from Watson Wyatt listing the 50th percentile (50%) of the salaries for the corresponding positions of the named executive officers. The MD&C Committee then approves the base salary for the named executive officers, based on this data, an internal review of the named executive officer’s compensation (both individually and relative to other officers), and the individual performance of the named executive officer. The elements of a named executive officer’s individual performance that bear on a named executive officer’s base salary vary based on the nature of the position they hold. Elements of individual performance could include, among other things, the financial performance of the business unit managed by the named executive officer.

Annual Cash Incentive Bonus

Annual Bonus under the Compensation Plan. RadioShack’s executive compensation program includes an annual cash incentive bonus under the RadioShack Corporation Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which was established pursuant to the 2004 Plan. The 2004 Plan was approved by shareholders at RadioShack’s 2004 annual meeting. Due to its termination on December 31, 2008, the 2004 Plan will not be available for purposes of the RadioShack’s Annual Bonus Plan (as defined below) in 2009. For this reason, RadioShack is seeking shareholder approval of the 2009 Plan at its 2009 Annual Meeting of the Shareholders on May 21, 2009. More information on the 2009 Plan can be found beginning on page 26. If approved by the shareholders, the 2009 Plan will be used for RadioShack’s Annual Bonus Plans for 2009 through 2013.

Bonuses are paid under the Annual Bonus Plan based on the attainment of certain quantitative performance goals associated with one or more of the shareholder-approved performance measures. The performance measures used in the 2009 Plan are listed on page 27. The MD&C Committee, after consultation with management, approves annual bonus performance targets early each year. Minimum and maximum targets are also established. If a target is met, the named executive officers will be entitled to receive an annual bonus, expressed as a percentage of the named executive officers’ base salary. The percentage of base salary for each named executive officer varies by the named executive officers’ level and overall job responsibilities.

After the end of the year, the MD&C Committee reviews RadioShack’s actual performance against these previously established performance targets. Actual amounts payable, if any, depend on the extent to which performance of RadioShack meets, exceeds or is below the target.

2008 Target Annual Cash Incentive Bonus Performance Measures. The 2008 target annual incentive bonuses for RadioShack’s named executive officers were established with two components, an EBITDA component and a Net Sales component. While the MD&C Committee believed the use of EBITDA (and certain other additional performance criteria, in the case of Mr. Ripperton) remained an important performance criteria, it also determined that an additional component of the annual incentive bonus be based on net sales and operating revenue (“Net Sales”).

The EBITDA component of the 2008 annual incentive bonuses for Messrs. Day, Bevin, Gooch, and Whitsett was based on the following performance criteria:

•	100% of the EBITDA component of the Annual Bonus Plan was based on RadioShack’s achievement of at least $425 million in EBITDA in 2008.

The 2008 annual incentive bonus, excluding the Net Sales component, for Mr. Ripperton was based on the following performance criteria:

•	50% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of at least $425 million in EBITDA,

•	25% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of at least $1,948.1 million in gross margin, and

•	25% of the first component of the Annual Bonus Plan was based on RadioShack’s achievement of no more than $793.0 million in average inventory.

The MD&C Committee established $525 million in EBITDA as the maximum goal for the EBITDA component.

The MD&C Committee provided that the Net Sales component of the 2008 annual incentive bonus would require achievement of both a minimum threshold of $360 million in EBITDA and a minimum threshold that Net Sales for 2008 be $4,166.7 million (the “Net Sales Target”). If both the EBITDA threshold and Net Sales Target were achieved, a bonus equal to 10% of the target annual incentive bonus was to be paid, not to exceed 50% of the target annual incentive bonus. EBITDA means RadioShack’s income before reductions for interest, taxes, depreciation and amortization.

2008 Annual Cash Incentive Bonus Paid. RadioShack achieved approximately $421.3 million in EBITDA and $4,224.5 million in Net Sales in 2008. As noted above, RadioShack’s EBITDA target for 2008 was $425 million. RadioShack exceeded the minimum requisite EBITDA amount of $360 million and Net Sales Target of $4,166.7 million. RadioShack also achieved approximately $1,922.7 million in gross margin and $783.7 million in average inventory in 2008. Note that a lower average inventory indicates better performance. Accordingly, at its meeting on February 18, 2009, the MD&C Committee awarded the following 2008 annual cash incentive bonuses to the named executive officers: Mr. Day – $1,210,261; Mr. Bevin – $402,201; Mr. Gooch – $537,583; Mr. Whitsett – $453,848; and Mr. Ripperton – $180,677.

2008 Discretionary Bonus Pool. In addition to annual cash incentive bonuses, the MD&C Committee may in their discretion approve an annual bonus or may approve an annual bonus pool to be allocated by the Chief Executive Officer in his discretion to employees whose individual performance is determined to merit additional compensation. Elements of individual performance considered by the CEO might include the financial performance of business unit managed by the named executive officer. Employees receiving bonuses from this pool may include officer and non-officer employees. For 2008, Messrs. Bevin and Ripperton received bonuses of $51,647 and $19,323, respectively, from this pool regarding their 2008 performance.

2009 Target Annual Cash Incentive Bonus Performance Measures. Similar to the 2008 annual cash incentive bonuses, the 2009 target annual incentive bonuses for RadioShack’s named executive officers were also established with two components, an EBITDA component and a Net Sales component. The target annual incentive bonuses for 2009 have been established in accordance with the 2009 Annual and Long-Term Incentive Compensation Plan. The MD&C Committee continues to believe that the use of EBITDA (and certain other performance criteria, in the case of Mr. Ripperton) and Net Sales to be important performance criteria for purposes of the annual cash incentive bonus.

The EBITDA component of the 2009 target annual cash incentive bonuses for Messrs. Day, Bevin, Gooch, and Whitsett is based on the following performance measure:

•	100% of the EBITDA component of the Annual Bonus Plan is based on achievement of RadioShack’s EBITDA target in 2009.

The 2009 target annual incentive bonus, excluding the Net Sales component, for Mr. Ripperton is based on the following performance measures:

•	50% of the base performance measure is based on achievement of RadioShack’s EBITDA target,

•	25% of the base performance measure is based on achievement of gross margin, and

•	25% of the base performance measure is based on achievement of average inventory.

No payment of the EBITDA component of the annual bonus to any named executive officer will occur unless approximately 76% of the EBITDA target is achieved by RadioShack. In order to achieve the maximum bonus for the EBITDA component, EBITDA must exceed the EBITDA target by at least 135%. The bonus relating to the EBITDA component, if any, ranges from 25% to 150% of the target bonus amount, depending on the extent to which RadioShack’s EBITDA meets, exceeds or is below the EBITDA target.

The MD&C Committee provided that the Net Sales component of the 2009 annual incentive bonus would require achievement of both a minimum EBITDA threshold of approximately 76% of the EBITDA target established by the MD&C Committee for 2009 and a minimum threshold that Net Sales for 2009 equal the Net Sales target established by the MD&C Committee (the “2009 Net Sales Target”). If both the EBITDA threshold and 2009 Net Sales Target are achieved, the named executive officers will be eligible for a bonus ranging from 0% to 50% of the target bonus amount based on EBITDA (and certain other performance criteria, in the case of Mr. Ripperton), depending on the extent to which RadioShack’s Net Sales meets or exceeds the Net Sales Target.

When the two components of the 2009 target annual cash incentive bonus are combined, the opportunity under the Annual Bonus Plan for each of the named executive officers for 2009 ranges from 25% to 200% of their respective target annual incentive bonuses. While the performance targets are achievable, the MD&C Committee believes that the degree of difficulty is challenging, especially in light of prevailing economic conditions and consumer spending trends.

Long-Term Cash Incentive Plan for Executive Officers

In 2004, pursuant to the shareholder-approved 2004 Plan, the MD&C Committee established the RadioShack Corporation Long-Term Incentive Plan (the “LTIP”) for its officers, including the named executive officers. The LTIP sought to directly align RadioShack’s executives with its key strategic long-term business objectives, with the objective of ultimately supporting the long-term growth of shareholder value. At RadioShack’s 2007 Annual Meeting, shareholders approved an amendment of the 2004 Plan permitting long-term awards with two-year performance cycles beginning in 2007, in addition to the three-year performance cycles previously permitted under the 2004 Plan. As noted above, due to the termination of the 2004 Plan on December 31, 2008, shareholders are being asked to approve the 2009 Plan. The LTIP component of the 2009 Plan resembles the LTIP component of the 2004 Plan, and will serve the same functions in aligning RadioShack’s executives with its key strategic long-term business objectives. While awards previously established under the LTIP under the 2004 Plan may be paid in 2010 and 2011, no new LTIP awards will be established under the 2004 Plan. The 2009 Plan is described in greater detail beginning on page 26.

LTIP awards under the 2004 Plan and 2009 Plan are based on RadioShack’s performance over the corresponding performance cycle, measured under performance goals that are established by the MD&C Committee early in the first year of each performance cycle. Using these performance goals, the MD&C Committee establishes target long-term awards for the named executive officers participating in the 2009 Plan during that period. The MD&C Committee also sets a superior long-term award amount, as a multiple of the target long-term award amount for performance beyond the target long-term amount. Additionally, the MD&C Committee sets a minimum long-term award. The amount of this minimum award is a percentage of the target long-term award and is paid when performance is below the target long-term amount.

After the end of each performance cycle, the MD&C Committee reviews RadioShack’s actual performance against each of the performance measures established at the beginning of the cycle. In determining the extent to which the pre-set performance goals are met for a given period, the MD&C Committee will exercise its judgment, in its sole discretion, as to whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. Any awards are paid in cash as soon as practicable following the end of each performance period.

2007, 2008 and 2009 Long-Term Incentive Plan Performance Cycles

The MD&C Committee established a two-year performance goal for the 2007 performance cycle under the 2004 Plan. In 2008, the MD& Committee established two-year and three-year performance goals for the 2008 performance cycles from 2008 through 2009 and 2008 through 2010 under the 2004 Plan. For 2009, the MD&C Committee established a three-year performance goal for the named executive officers under the 2009 Plan, which is subject to shareholder approval. Each of the performance goals was established in accordance with the 2004 Plan or 2009 Plan, as the case may be, and the LTIP. Actual amounts payable, if any, can range from 25% to 150% of the target amounts designated for each named executive officer, depending on whether performance under the specified criteria meets, exceeds or is below the target.

2007 Long-Term Incentive Plan Performance Cycle. The cash payment for executives under this two-year plan cycle was based on achievement of the following performance measure:

•

100% of the performance measure was based on achievement of RadioShack’s EBITDA target of $900 million in total for fiscal years 2007 and 2008. No cash payment was to be made if RadioShack failed to achieve at least $800 million in EBITDA during this two-year period.

Messrs. Gooch, Whitsett, and Ripperton are the only named executive officers who were participants in this performance cycle, and they received $514,300, $216,547, and $167,841, respectively, for this performance cycle based on RadioShack’s achievement of $915.9 million in EBITDA during this two-year period.

2008 Long-Term Incentive Plan Performance Cycles. The cash payment for the named executive officers under the two-year plan cycle for 2008 through 2009 (payable in 2010) (the “Two-Year LTIP”) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

The cash payment for the named executive officers under the three-year plan cycle for 2008 through 2010 (payable in 2011) (the “Three-Year LTIP”) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

The Two-Year LTIP and Three-Year LTIP awards range from 50% of the target cash incentive, where a threshold amount of EBITDA was achieved, up to 150% of the target cash incentive, depending on the extent to which EBITDA exceeded the target amount. In order to align the 2008 performance cycles with the 2009 performance cycle structure and taking into consideration the volatile economic conditions, in February 2009, the MD&C Committee lowered the amount of the potential award under the 2008 performance cycles from 50% to 25% of the target cash incentive and also lowered the associated EBITDA threshold which must be met before any potential bonus could be paid. In addition, the MD&C Committee increased the EBITDA target for the 2008 performance cycles that must be met in order to earn the 150% maximum payout. The amount of the target and maximum bonus was not increased by such change. Other than Mr. Day, each of the named executive officers is a participant in these 2008 performance cycles.

2009 Long-Term Incentive Plan Performance Cycle. The cash payment for the named executive officers under the three-year plan cycle for 2009 through 2011 (payable in 2012) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

Actual amounts payable, if any, under the 2009 Long-Term Incentive Plan Performance Cycle will range from 25% to 150% of the target amount depending on the extent to which performance under the foregoing criteria meets, exceeds, or is below the target.

Equity Incentives of Stock Options and/or Restricted Stock Grants

The MD&C Committee utilizes a combination of stock options and restricted stock grants as part of its compensation program for RadioShack’s named executive officers. In March of 2009, in light of the difficult economic conditions, the MD&C Committee determined that it would reduce the value associated with equity grants to the named executive officers as compared to equity grants made in February 2008. However, in light of the decline in RadioShack’s stock price following its release of earnings in February 2009, an inadequate number of shares was available under the 2007 Plan for restricted stock grants as intended by the MD&C Committee. Accordingly, the MD&C Committee increased the number of stock options awarded to each named executive officer.

A variety of equity awards have been granted under RadioShack’s various equity plans. Stock options have been granted under the 1999 Incentive Stock Plan (through its expiration on February 23, 2009) and the 2001 Incentive Stock Plan. The 1999 Incentive Stock Plan provided only for grants of non-qualified stock options and stock appreciation rights. The 2001 Incentive Stock Plan provides only for grants of incentive stock options and non-qualified stock options to eligible participants. Restricted stock has been granted under the 2007 Restricted Stock Plan, which was approved by shareholders in 2007. In connection with the expiration of the 1999 Incentive Stock Plan, RadioShack is seeking approval of the 2009 ISP, which provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock awards. See “Item 4 – Adoption of RadioShack Corporation 2009 Incentive Stock Plan” beginning on page 31.

Stock options and restricted stock grants (other than grants to newly-hired or promoted employees) are typically approved at the MD&C Committee’s regularly-scheduled February meeting. In connection with the grants approved at this meeting, restricted stock and option grants were made to the named executive officers in March 2009. Due to the limited number of shares available for grant under the 2007 Restricted Stock Plan, the MD&C Committee granted a larger proportion of stock options to the named executive officers as compared to recent years.

RadioShack’s earnings releases, including the annual earnings release, are issued in conjunction with RadioShack’s quarterly and annual report filings with the SEC. Consequently, the annual earnings release is issued after the February meeting in which the MD&C Committee typically approves annual stock option grants. In order that RadioShack’s earnings information (whether positive or negative) be reflected in the fair market value of the stock options approved at this meeting, stock options are granted and priced at the fair market value of RadioShack’s stock at least two trading days after the annual earnings release (including the date of the release).

Newly-hired or promoted employees who are eligible to receive options, including named executive officers, receive their award of stock options on their first day of employment or promotion date, as applicable. To facilitate this practice, the board of directors has authorized the Chief Executive Officer to grant up to 2,500 stock options to employees between scheduled meetings of the MD&C Committee.

Under RadioShack’s present incentive stock plans and under the 2009 ISP, all options are awarded at their fair market value (the average of the high and low sales prices) on the date of grant and may not be repriced. RadioShack’s most recent stock option grants have terms of seven years from the grant date, although in the past RadioShack has granted options with ten-year terms. Typically, options vest ratably over three years from the date of grant; however, options granted to Messrs. Day and Gooch in 2006 vest ratably over four years from the date of grant. In addition, one-half of Mr. Day’s options were initially subject to further exercisability restrictions based on the performance of RadioShack’s stock price (see “Description of Mr. Day’s Options” below). Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

Shares of restricted stock granted to the named executive officers in 2008 and 2009 vest ratably over three years from the dates of grant. Holders of unvested restricted stock have the right to vote the shares. Dividends payable on shares of unvested restricted stock are deferred until the restrictions on the shares have lapsed; if the shares vest, dividends are paid to the recipient in cash, without interest.

Description of Mr. Day’s Stock Options

When hired Mr. Day was granted options to purchase 4,000,000 shares of RadioShack common stock. The grant was made on July 6, 2006, the first date of his employment with RadioShack, and the exercise price per share is $13.82, the fair market value of RadioShack common stock on that date. All of these options have a term of seven years and vest as follows:

•

2,000,000 options (the “Time Options”) vest and become exercisable in annual increments of one-fourth, beginning on the first anniversary of the date of grant, if Mr. Day is continuously employed by RadioShack on the anniversary date. Accordingly, 1,000,000 Time Options had vested as of July 6, 2008.

•

2,000,000 (the “Performance Options”) vest in annual increments of 600,000, 600,000, 400,000 and 400,000, respectively, beginning on the first anniversary of the date of grant, if Mr. Day is continuously employed by RadioShack on the anniversary date (the vested amount is referred to as the “Time-Vested Amount”), but these options will not be exercisable except as follows:

•

if RadioShack’s common stock closes at $20 or more per share for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount or (2) a total of 666,667 options will be exercisable,

•

if RadioShack’s common stock closes at $25 or more per share for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount or (2) a total of 1,333,333 options will be exercisable, and

•

if RadioShack’s common stock closes at $30 or more per share for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount or (2) a total of 2,000,000 options will be exercisable.

All performance hurdles for the Performance Options have been satisfied as set forth in the table below, and all of the Performance Options may be exercised as soon as they are vested. 1,200,000 of Mr. Day’s Performance Options vested as of July 6, 2008 and are now exercisable.

Performance Hurdle	Date Achieved
Closing price $20 per share or higher for 15 consecutive trading days	February 12, 2007
Closing price $25 per share or higher for 15 consecutive trading days	March 26, 2007
Closing price $30 per share or higher for 15 consecutive trading days	May 25, 2007

On February 28, 2008, the MD&C Committee also granted Mr. Day 500,000 stock options under the 2001 Incentive Stock Plan with an exercise price of $18.52 per share. The 2001 Incentive Stock Plan restricts the maximum number of shares of common stock in respect of which options may be granted to any person during any calendar year to 500,000. In light of this limitation, on March 2, 2009, the MD&C Committee granted Mr. Day 500,000 stock options under the 2001 Incentive Stock Plan and, subject to shareholder approval of the 2009 ISP, 500,000 stock options under the 2009 ISP. Each March 2, 2009 grant has an exercise price of $7.05 per share. The February 28, 2008 and March 2, 2009 options vest in increments of one-third on each of the first three anniversaries of the grant date.

Stock Ownership Guidelines

RadioShack’s current stock ownership policy for its corporate officers has the following requirements:

•	Officers should own RadioShack stock with a minimum value equal to a multiple of their base salary, as follows:

Officer Level	Multiple of Base Salary
Chief Executive Officer	3.0
Executive Vice President	2.0
Senior Vice President	1.5
Vice President and Assistant Secretary	1.0

•

All officers must become compliant with the policy and show reasonable progress toward the required stock ownership level. Until compliant, officers are required to retain all shares held in their shareholder and brokerage accounts, as well as 75% of the net shares received from the exercise of stock option grants and vested restricted stock.

•	Shares owned outright, held in trust, held in RadioShack’s 401(k) Plan, and vested and unvested restricted stock grants count toward the achievement of the goal.

•

Achievement of the appropriate ownership amounts set forth in the policy is evaluated as of December 31 based on the average closing price for the year, and failure to comply with the ownership goal and the retention level will impact future compensation decisions regarding the officer.

As of December 31, 2008, none of the named executive officers had achieved their respective ownership amounts.

Benefit and Retirement Plans

The benefit and retirement plans available to RadioShack’s employees and officers include, among others, the RadioShack 401(k) Plan and the RadioShack Corporation Officer’s Supplemental Executive Retirement Plan (the “SERP”).

RadioShack 401(k) Plan. The RadioShack 401(k) Plan is a tax-qualified defined contribution plan. Eligible employees may direct their contributions into various investment alternatives, including RadioShack common stock.

The RadioShack 401(k) Plan allows participants to defer before tax, via payroll deductions, from 1% to 75% of their annual compensation, limited to certain annual maximums permitted by the Internal Revenue Code. The RadioShack 401(k) Plan also provides that RadioShack’s contribution to each participant’s account maintained under the plan is an amount equal to 100% of the participant’s contributions (limited as described in the previous sentence) up to 4% of the participant’s annual compensation. This percentage contribution by RadioShack is discretionary and may change or be suspended in the future.

Any contributions by RadioShack are made in cash directly to the RadioShack 401(k) Plan and are deposited according to the investment allocation chosen by each participant for their own contributions; however, participants may, in their sole discretion, immediately reinvest RadioShack’s contributions into other investment alternatives provided by the RadioShack 401(k) Plan.

Supplemental Executive Retirement Plan. In December 2005, RadioShack’s board of directors, upon the recommendation of the MD&C Committee, adopted a SERP for selected executive employees of RadioShack. The benefits of the SERP are designed to base payments on a participant’s full or partial years of service as a RadioShack officer and the participant’s compensation, as described below. In 2008, we amended and restated the SERP to comply with the requirements of Section 409A of the Internal Revenue Code and the corresponding final Treasury Regulations.

The MD&C Committee identifies executive employees of RadioShack to participate in the SERP. Upon retirement at age 55 years or older, participants are eligible to receive, for ten years, an annual amount equal to a percentage of the average of their five highest consecutive years of compensation (base salary and annual bonus) (“Average Compensation”), to be paid in 120 monthly installments. The amount of the percentage of the compensation increases by 2 1/2% for each year of tenure as a RadioShack officer, up to a maximum of 50%. The formula below illustrates how the monthly retirement benefits under the SERP are calculated:

(2 1/2%	×	Years of Service as a RadioShack Officer	×	Average Compensation	)	÷	12	=	Monthly Retirement Benefit
(Up to a maximum of 50%)

If a participant retires prior to the age of 65 or after the age of 70, the participant’s benefits under the SERP are reduced as specified by the SERP. No benefits are paid under the SERP if the participant retires prior to the age of 55 or after the age of 75. Benefits paid to participants may vary depending on whether the participant previously participated in either RadioShack’s Salary Continuation Plans or Deferred Compensation Plan. Officers who were participants in these plans had to withdraw from the applicable plan and only receive benefits under the SERP. However, benefits are calculated under the SERP using a formula that provides those participants with the highest dollar benefit under either the SERP or the plan in which they previously participated.

With the exception of Mr. Day, all of the named executive officers have been designated as participants in the SERP. Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP.

Perquisites and Other Personal Benefits

RadioShack provides the named executive officers with perquisites and other personal benefits that management and the MD&C Committee believe are reasonable and consistent with the overall compensation program to better enable RadioShack to attract and retain employees for key positions. These perquisites and benefits may include the payment of annual physicals, executive life and long-term disability insurance, personal liability insurance, and financial counseling. Newly-hired employees may also receive payment or reimbursement of moving and relocation costs, reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and a relocation allowance. The MD&C Committee reviews the levels of perquisites and other personal benefits provided to the named executive officers from time to time. RadioShack does not own or lease a corporate aircraft.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for the fiscal year ended December 31, 2008 are described in greater detail in the All Other Compensation table beginning on page 56.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack recognizes that providing benefits under certain circumstances where there is a termination of employment or a change of control allows RadioShack’s executives to direct their full attention towards the company’s business objectives. RadioShack believes that in addition to being customary in the marketplace, these benefits offered by RadioShack are necessary to retain key employees when the company is operating in a dynamic environment. In the event a corporate transaction was being considered, RadioShack believes these provisions would encourage the executives to act in the best interest of shareholders without undue concern about how the transaction might negatively affect their own employment.

RadioShack structured the terms of its Officers’ Severance Program to provide for the payment of benefits upon a termination of employment other than for death, disability or cause, or upon a resignation for good reason. The payout amounts were established to be competitive with RadioShack’s competitors and to provide compensation and benefits in an amount to sufficiently support each of the covered executives until they would reasonably be expected to secure comparable employment. These benefits are discussed further at “Potential Payment Obligations upon Termination of Employment or Change in Control” beginning on page 66.

Tax and Accounting Implications

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1 million for compensation paid to a person who on the last day of a fiscal year is either the chief executive officer or among the three most highly compensated officers other than the chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

In order that annual incentive bonus and long-term incentive plan payments to executives subject to Section 162(m) may be deductible by RadioShack, the specified performance measure(s) and goal(s) for annual incentive bonuses and for long-term incentive plan payments set for each fiscal year under the shareholder-approved 2009 Plan must also be met. As discussed below, however, the MD&C Committee retains the right to adjust performance goals and award bonuses outside of this plan in appropriate circumstances, including bonuses and long-term incentive plan payments that may not be deductible in part or in full.

Officer stock options have been granted under the 2001 Incentive Stock Plan, which has been approved by our shareholders. We believe these stock option grants meet the definition of performance-based compensation and are therefore exempt from the deduction limitations of Section 162(m). Similarly, we believe stock options granted in the future under the 2009 ISP, if the 2009 ISP is approved by shareholders, will also meet the definition of performance-based compensation. However, of the 4,000,000 options granted to Mr. Day in 2006, 2,500,000 of the stock options were not granted from shareholder-approved plans. As a result, any compensation expense attributable to these 2,500,000 stock options will not meet the definition of performance-based compensation and will be subject to the deduction limitations of Section 162(m). All of the 500,000 options granted to Mr. Day in February 2008 were granted from the 2001 Incentive Stock Plan.

Although the MD&C Committee does design certain components of its executive compensation program to seek full deductibility, the MD&C Committee believes that the interests of shareholders are best served by not restricting the MD&C Committee’s discretion and flexibility in crafting and adjusting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The MD&C Committee has from time to time approved elements of compensation for officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. Accordingly, the MD&C Committee has not and will not make compensation decisions based solely on the deductibility of compensation for federal income tax purposes.

Nonqualified Deferred Compensation

In November 2008, the board of directors and MD&C Committee approved amendments to several of our director and executive compensation and retirement plans and executive employment-related agreements in order to make them compliant with or exempt from Section 409A of the Internal Revenue Code. Section 409A regulates deferred compensation by limiting the timing of deferral elections and the ability of companies to change the form and timing of payments. It generally requires that elections to receive payment in the future be made in a specific manner and that distributions occur on a specified date in the future. Failure to bring our plans and agreements into compliance with Section 409A would have resulted in the imposition of income tax upon vesting of these benefits, and potentially interest and an additional tax equal to 20% of the amount includable as income for the individual beneficiaries of these arrangements. The deadline for Section 409A compliance was December 31, 2008. In general, the amendments to our plans and agreements clarified election and distribution procedures and otherwise updated our plans to reflect our current administration. The following compensation, separation and retirement plans and agreements were amended and restated:

Traditional Deferred Compensation Arrangements

•	Deferred Compensation Plan for Officers[1]
•	Salary Continuation Plan for Executive Employees[1]
•	Special Compensation Plan No. 1 for RadioShack Corporation Executive Officers[1]
•	Special Compensation Plan No. 2 for RadioShack Corporation Executive Officers[1]
•	Unfunded Deferred Compensation Plan for Directors
•	2004 Deferred Stock Unit Plan for Non-Employee Directors
•	Supplemental Executive Retirement Plan

Incentive Compensation Plans

•	2008 Long-Term Incentive Program for Executive Officers
•	2008 Long-Term Incentive Program for Non-Executive Officers
•	2007 Long-Term Incentive Program for Executive Officers
•	2007 Long-Term Incentive Program for Non-Executive Officers
•	2008 Bonus Program for Executive Officers
•	2008 Bonus Program for Non-Executive Officers
•	2008 Bonus Program for Key Employees

Separation Plans and Agreements

•	Officers’ Severance Program
•	Termination Protection Plan (Level I)
•	Termination Protection Agreement—James F. Gooch

[1]	Plan amendments will only apply to amounts not vested prior to December 31, 2004 or that accrue beginning on or after January 1, 2005. None of the named executive officers are participants in any of these plans.

Accounting for Stock-Based Compensation

RadioShack’s accounting for stock-based payments, including grants of stock options and restricted stock, is done in accordance with the requirements of SFAS No. 123R.

COMPENSATION COMMITTEE REPORT

The MD&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 40. Based on this review and discussion, the MD&C Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edwina D. Woodbury (Chair)	Richard J. Hernandez	Jack L. Messman

Compensation Committee Interlocks and Insider Participation

The MD&C Committee of the board of directors is composed entirely of the independent directors listed above. No member of the MD&C Committee has a professional, familial or financial relationship with any of the named executive officers of RadioShack, other than his or her directorship with RadioShack or relationships that would be considered trivial in nature.

Additional Information Regarding the

MD&C Committee

Compensation decisions regarding RadioShack’s named executive officers are made by the MD&C Committee. RadioShack’s compensation and benefits department supports the MD&C Committee in its duties and, along with RadioShack’s Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The MD&C Committee’s charter grants it the authority to retain outside legal counsel, independent compensation consultants, experts or other advisors as it deems necessary to fulfill its responsibilities (including evaluation of the Chief Executive Officer and executive compensation), without obtaining the approval of the board or any officer in advance. The MD&C Committee also has the sole authority to approve any such counsels’, consultants’ or other advisors’ fees and other terms of retention.

The MD&C Committee’s membership is determined annually by the board. The MD&C Committee has a regularly-scheduled meeting each calendar quarter, held in conjunction with corresponding board meetings that are approved by the board on an annual basis. Other meetings are held as deemed appropriate by the MD&C Committee.

Meeting agendas are approved by the chair of the MD&C Committee, in consultation with the Presiding Director, as well as members of management including the Chief Executive Officer, Chief Financial Officer and the General Counsel/Corporate Secretary. MD&C Committee meetings are attended as appropriate by the Chief Financial Officer, the General Counsel/Corporate Secretary and the Vice President – Human Resources. An executive session consisting only of members of the MD&C Committee is scheduled at each regular meeting. The chair of the MD&C Committee reports the committee’s recommendations on executive compensation at each regularly-scheduled meeting of the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of RadioShack’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers for RadioShack’s three last completed fiscal years (including all persons who served as Chief Executive Officer or Chief Financial Officer during 2008 and executive officers who would otherwise be disclosed but for the fact they were not serving at the end of the year).

(a)	(b)	(c)		(d)		(e)		(f)		(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards[1] ($)		Option Awards[1] ($)		Non-Equity Incentive Plan Compen- sation[2] ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[3] ($)		All Other Compen- sation[4] ($)	Total ($)

Julian C. Day[5]	2008	$1,007,692		—		—		$7,614,547		$1,210,261	—		$14,696	$9,847,196
Chairman of the Board and Chief Executive Officer	2007	$1,003,846		—		—		$6,362,711	[7]	$1,500,000	—		$8,553	$8,875,110
	2006	$978,874	[6]	—		—		$2,487,475		—	—		$58,973	$3,525,322

Bryan Bevin[8]	2008	$444,519		$76,647	[9]	$64,396		$197,505		$402,201	$49,179		$12,751	$1,247,198
Executive Vice President-Store Operations
James F. Gooch[10]	2008	$593,555		—		$393,862		$795,517		$1,051,883	$51,262		$22,406	$2,908,485
Executive Vice President and Chief Financial Officer	2007	$494,519		—		$203,949		$543,435		$565,505	$53,820		$169,337	$2,030,565
	2006	$327,115	[6]	$50,000	[11]	$43,363		$106,198		—	—		$75,356	$602,032

Peter J. Whitsett[12]	2008	$503,846		—		$234,644		$193,515		$670,395	$40,634		$138,068	$1,781,102
Executive Vice President-Chief Merchandising Officer
John G. Ripperton[13]	2008	$236,789		$19,323	[14]	$179,351	[7]	$235,650	[7]	$348,518	$21,294		$13,402	$1,054,327
Senior Vice President-Supply Chain	2007	$221,061		$31,003	[14]	$73,712		$186,008		$201,478	$60,141	[15]	$20,557	$793,960

(1)	The amounts shown in columns (e) and (f) represent the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008, in accordance with SFAS No. 123R, in connection with restricted stock grants and stock option grants, respectively, and therefore include amounts from restricted stock grants and stock option grants made during and prior to 2008. The valuation methodology and assumptions regarding these grants are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Forms 10-K for the fiscal years ended December 31, 2006, 2007 and 2008, filed with the SEC.

(2)	The amounts shown in column (g) represent bonuses earned for the fiscal year ended December 31, 2008 pursuant to the 2008 Annual Bonus Plan and, in some instances, the 2007 Long-term Incentive Plan Cycle. These plans are discussed in more detail on pages 45 and 47. Payments under the 2008 Annual Bonus Plan were as follows: Mr. Day-$1,120,261; Mr. Bevin-$402,201; Mr. Gooch-$537,583; Mr. Whitsett-$453,848; and Mr. Ripperton-$180,677. Messrs. Gooch, Whitsett, and Ripperton received $514,300, $216,547, and $167,841, respectively, for the 2007 LTIP Cycle. Mr. Ripperton also received $7,709 in 2007 in connection with the early termination of the 2006 LTIP cycle.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by RadioShack determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(4)	For more information regarding of the amounts included in column (i), please see “All Other Compensation (from Summary Compensation Table)” below.

(Notes continue on following page)

(5)	Mr. Day began serving as Chief Executive Officer and Chairman of the Board on July 6, 2006.

(6)	These amounts include the guaranteed bonuses paid with respect to 2006 to Mr. Day and Mr. Gooch in the amounts of $490,412 and $175,000, respectively. These bonuses were paid pursuant to the terms of their respective agreements with RadioShack. See “Certain Agreements with Named Executive Officers” beginning on page 57.

(7)	As required by SFAS No. 123R, certain of the amounts in column (f) for Messrs. Day and Ripperton include the effect of accelerated recognition of stock compensation expense pertaining to a retirement eligibility provision applicable to officers, which provides for accelerated vesting of an award grant at the retirement age of 55 (for stock options, however, the award must have been held for 12 months).

(8)	Mr. Bevin began serving as Executive Vice President – Store Operations on January 7, 2008.

(9)	This amount represents a signing bonus paid to Mr. Bevin in the amount of $25,000, and a bonus paid pursuant to the discretionary bonus pool in the amount of $51,647.

(10)	Mr. Gooch began serving as Executive Vice President and Chief Financial Officer on August 16, 2006.

(11)	This amount represents a signing bonus paid to Mr. Gooch in the amount of $50,000.

(12)	Mr. Whitsett began serving as Executive Vice President – Chief Merchandising Officer on December 3, 2007.

(13)	Mr. Ripperton was promoted to Senior Vice President – Supply Chain on August 22, 2006.

(14)	Represents bonuses paid to Mr. Ripperton pursuant to the discretionary bonus pool for his performance in 2008 and 2007.

(15)	The actual change in value to Mr. Ripperton’s SERP benefit during 2007 was $60,123. Mr. Ripperton’s above market non-qualified deferred compensation earnings for 2007 were $17.

All Other Compensation for 2008 (from Summary Compensation Table)

The following table provides additional information regarding column (i) (All Other Compensation) of the Summary Compensation Table above.

(a)	(b)	(c)		(d)	(e)	(f)
Name	Company Contributions to Employee Benefit Plans[1] ($)	Perquisites and Other Personal Benefits ($)		Reimbursement for Taxes [2] ($)	Other [3] ($)	Total All Other Compensation ($)
Julian C. Day	$7,462	$4,243	[4]	—	$2,991	$14,696
Bryan Bevin	—	$7,741	[5]	$3,063	$1,947	$12,751
James F. Gooch	$6,346	$12,392	[6]	$1,677	$1,991	$22,406
Peter J. Whitsett	$1,538	$95,093	[7]	$39,490	$1,947	$138,068
John G. Ripperton	$8,263	$3,999	[8]	—	$1,140	$13,402

(1)	The amounts shown in column (b) represent RadioShack’s contributions allocated in 2008 to the accounts of the named executive officers participating in the RadioShack 401(k) Plan. See “Benefit and Retirement Plans” beginning on page 50.

(2)	The amounts shown in column (d) represent amounts reimbursed by RadioShack to the named executive officer in 2008 for the payment of taxes with respect to, as applicable, incentive trips, COBRA insurance premium reimbursements, and taxable moving expenses. The amount shown in column (d) for Mr. Whitsett includes $36,534 for reimbursement of taxes associated with certain moving expenses.

(3)	The amounts shown in column (e) include premiums paid by RadioShack for an executive life insurance policy for each of the named executive officers, as well as charitable matching contributions made by RadioShack on behalf of each of the named executive officers to eligible charities of their choice commensurate with their contributions to the RadioShack Political Action Committee.

(4)	The amount shown in column (c) includes premiums paid by RadioShack for an executive long-term disability insurance policy and the cost of a physical for Mr. Day.

(Notes continue on following page)

(5)	The amount shown in column (c) includes premiums paid by RadioShack for an executive long-term disability insurance policy and the incremental cost associated with Mr. Bevin’s spouse or guest accompanying him on incentive trips.

(6)	The amount shown in column (c) includes premiums paid by RadioShack for an executive long-term disability insurance policy for Mr. Gooch, the cost of a physical for Mr. Gooch, and the cost of financial planning services provided to Mr. Gooch.

(7)	The amount shown in column (c) includes premiums paid by RadioShack for an executive long-term disability insurance policy, COBRA insurance premium reimbursements, the incremental cost associated with Mr. Whitsett’s spouse or guest accompanying him on incentive trips, and $87,547 in moving and relocation costs paid in connection with Mr. Whitsett relocation.

(8)	The amount shown in column (c) includes premiums paid by RadioShack for an executive long-term disability insurance policy for Mr. Ripperton, the cost of a physical for Mr. Ripperton, and an automobile allowance paid to Mr. Ripperton.

Certain Agreements with Named Executive Officers

Letter Agreement with Mr. Day. In connection with Mr. Day’s appointment as Chief Executive Officer and Chairman of the Board, Mr. Day and RadioShack entered into a letter agreement on July 6, 2006, setting forth the terms of Mr. Day’s employment. Under the terms of the letter agreement, Mr. Day serves as an “at-will” employee of RadioShack.

Under the letter agreement, Mr. Day receives a base salary of $1,000,000 per year. Mr. Day was also granted options to purchase 4,000,000 shares of RadioShack common stock on July 6, 2006, the first date of his employment with RadioShack. See “Description of Mr. Day’s Stock Options” beginning on page 49.

In addition, Mr. Day was eligible to participate in the 2006 Annual Bonus Plan as well as the turnaround bonus plan then in effect, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Day was guaranteed a minimum bonus (paid in 2007) of not less than 100% of his 2006 prorated base salary.

Mr. Day is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, except that he is not eligible to participate in the SERP. Mr. Day is entitled to annual paid vacation in accordance with RadioShack’s policy applicable to senior executives, but not less than 4 weeks per calendar year. Mr. Day was also entitled to relocation benefits in accordance with RadioShack’s relocation program applicable to senior executives; however, RadioShack’s obligations under this provision have concluded.

Mr. Day also entered into an agreement with RadioShack that provides for confidentiality, nonsolicitation, noncompetition restrictions and agreements governing the development and assignment of intellectual property rights.

Employment Offer Letter of Mr. Bevin. In December 2007, Mr. Bevin was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Executive Vice President – Store Operations.

The letter provides that Mr. Bevin would receive an initial annual base salary of $425,000 and a signing bonus of $25,000. Mr. Bevin received 12,500 shares of restricted stock, as well as options to purchase 75,000 shares of RadioShack common stock on January 7, 2008, the first date of his employment with RadioShack. These shares of restricted stock and options vest ratably over three years, assuming continuous employment.

In addition, Mr. Bevin was eligible to participate in the 2008 Annual Bonus Plan using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Bevin was also eligible to participate in the long-term incentive plan beginning in 2008.

Mr. Bevin is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Bevin is entitled to 3 weeks vacation. RadioShack also reimbursed Mr. Bevin for his COBRA premium cost until he became eligible for coverage under RadioShack’s health insurance plan.

Employment Offer Letter of Mr. Gooch. In 2006, Mr. Gooch was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Chief Financial Officer. Under the terms of the letter, Mr. Gooch serves as an “at-will” employee of RadioShack.

Under the letter, Mr. Gooch received an initial annual base salary of $425,000 and a signing bonus of $50,000. Mr. Gooch was also granted 15,000 shares of restricted stock, as well as options to purchase 225,000 shares of RadioShack common stock on August 16, 2006, the first date of his employment with RadioShack. These shares of restricted stock and options vest ratably over four years, assuming continuous employment.

In addition, Mr. Gooch was eligible to participate in the 2006 Annual Bonus Plan as well as the turnaround bonus plan then in effect, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Gooch was guaranteed a minimum bonus (paid in 2007) of not less than $175,000. Mr. Gooch’s eligibility to participate in the long-term incentive plan began in 2007.

Mr. Gooch is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Gooch is entitled to 4 weeks vacation. Mr. Gooch also received relocation assistance, including packing/unpacking and shipping of his household goods, a furnished temporary apartment through August 15, 2007, reimbursement or payment of a suitable number of trips to and from his Michigan residence and participation in RadioShack’s relocation provider program. RadioShack also reimbursed Mr. Gooch his COBRA premium cost until he became eligible under RadioShack’s health insurance plan.

Employment Offer Letter of Mr. Whitsett. In November 2007, Mr. Whitsett was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Executive Vice President – Chief Merchandising Officer.

The letter provides that Mr. Whitsett received an initial annual base salary of $500,000 and a signing bonus of $30,000. Mr. Whitsett received 20,000 shares of restricted stock, as well as options to purchase 40,000 shares of RadioShack common stock on December 3, 2007, the first date of his employment with RadioShack. These shares of restricted stock and options vest ratably over three years, assuming continuous employment.

In addition, Mr. Whitsett was eligible to participate in the 2008 Annual Bonus Plan using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Whitsett was guaranteed a minimum bonus for 2007 (paid in 2008) of not less than $100,000. Mr. Whitsett was also eligible to participate in the long-term incentive plan beginning in 2007.

Mr. Whitsett is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Whitsett is entitled to 3 weeks vacation. Mr. Whitsett also received relocation assistance, including packing/unpacking and shipping of his household goods, a furnished temporary apartment through May 31, 2008, reimbursement or payment of a suitable number of trips to and from his Illinois residence and participation in RadioShack’s relocation provider program. RadioShack also reimbursed Mr. Whitsett his COBRA premium cost until he became eligible for coverage under RadioShack’s health insurance plan.

Salary and Bonus, and Incentive Compensation Compared to Total Compensation

Based on the 2008 compensation information set forth in the Summary Compensation Table, the amounts in columns (c) and (d) (“Salary” and “Bonus”) accounted for approximately 17% of the total compensation of the named executive officers employed on December 31, 2008, while the amounts in columns (e), (f), and (g) (“Stock Awards,” “Option Awards,” and “Non-Equity Incentive Plan Compensation”) accounted for approximately 81% of the total compensation of these named executive officers. Excluding Mr. Day’s compensation, the amounts in columns (c) and (d) accounted for approximately 27% of the total compensation of the named executive officers employed on December 31, 2008, while the amounts in columns (e), (f), and (g) accounted for approximately 68% of the total compensation of the remaining named executive officers.

Grants of Plan-Based Awards for 2008

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)	(k)

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]				All Other Stock Awards: Number of Shares of Stock[2] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards[4] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)		Target ($)	Maximum ($)
Julian C. Day
Annual Incentive Bonus Plan[5]	—	—	$350,000		$1,300,000	$2,000,000	—	—	—	—	—
Option Award	02/28/08	02/20/08[6]	—		—	—	—	500,000	$18.52	$18.17	$3,233,700
Bryan Bevin
Annual Incentive Bonus Plan[5]	—	—	$116,314		$432,024	$664,652	—	—	—	—	—
Long-Term Incentive Plan (Two-Year)	—	—	$211,337	[7]	$422,674	$634,012	—	—	—	—	—
Long-Term Incentive Plan (Three-Year)	—	—	$211,724	[7]	$423,449	$635,173	—	—	—	—	—
Option Award	01/07/08	12/27/07	—		—	—	—	75,000	$14.71	$14.78	$381,068
Option Award	02/28/08	02/20/08[6]	—		—	—	—	40,000	$18.52	$18.17	$258,696
Restricted Stock Award	01/07/08	12/27/07	—		—	—	12,500	—	—	—	$183,813
James F. Gooch
Annual Incentive Bonus Plan[5]	—	—	$155,466		$577,444	$888,375	—	—	—	—	—
Long-Term Incentive Plan (Two-Year)	—	—	$296,125	[7]	$592,250	$888,375	—	—	—	—	—
Long-Term Incentive Plan (Three-Year)	—	—	$296,125	[7]	$592,250	$888,375	—	—	—	—	—
Option Award	02/28/08	02/20/08[6]	—		—	—	—	80,000	$18.52	$18.17	$517,392
Restricted Stock Award	02/28/08	02/20/08	—		—	—	30,000	—	—	—	$555,600

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)	(k)

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]				All Other Stock Awards: Number of Shares of Stock[2] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards[4] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)		Target ($)	Maximum ($)
Peter J. Whitsett
Annual Incentive Bonus Plan[5]	—	—	$131,250		$487,500	$750,000	—	—	—	—	—
Long-Term Incentive Plan (Two-Year)	—	—	$250,000	[7]	$500,000	$750,000	—	—	—	—	—
Long-Term Incentive Plan (Three-Year)	—	—	$250,000	[7]	$500,000	$750,000	—	—	—	—	—
Option Award	02/28/08	02/20/08[6]	—		—	—	—	60,000	$18.52	$18.17	$388,044
Restricted Stock Award	02/28/08	02/20/08	—		—	—	20,000	—	—	—	$370,400
John G. Ripperton
Annual Incentive Bonus Plan[5]	—	—	$58,333		$216,666	$333,332	—	—	—	—	—
Long-Term Incentive Plan (Two-Year)	—	—	$79,833	[7]	$159,666	$239,499	—	—	—	—	—
Long-Term Incentive Plan (Three-Year)	—	—	$79,833	[7]	$159,666	$239,499	—	—	—	—	—
Option Award	02/28/08	02/20/08[6]	—		—	—	—	15,000	$18.52	$18.17	$97,011
Restricted Stock Award	02/28/08	02/20/08	—		—	—	6,000	—	—	—	$111,120

(1)	The amounts shown in columns (d), (e) and (f) reflect the following:

•	The Annual Incentive Bonus Plan has two components:

•

With respect to the component attributable to achievement of the EBITDA target, the amounts shown in column (d), if applicable, reflect the minimum payment level under this plan, which is 25% of the target amount shown in column (e). The amounts shown in column (f) are 150% of the target amount. For a description of the Annual Incentive Bonus Plan, see “Annual Cash Incentive Bonus” beginning on page 44.

•

With respect to the component attributable to achievement of the Net Sales target, no bonus on Net Sales is payable for 2008 unless RadioShack achieved $360 million in EBITDA and $4,166.7 million in Net Sales. As such, the amounts shown in column (d) relating to the Net Sales Threshold is 10% of the Target amount payable under the portion of the Annual Incentive Bonus Plan attributable to achievement of the EBITDA target. The amount shown in column (e), reflect the target payment level under this portion of this plan, which is 30% of the Target amount payable under the portion of the Annual Incentive Bonus Plan attributable to achievement of the EBITDA target. The amounts shown in column (f) is 50% of the target amount payable under the portion of the Annual Incentive Bonus Plan attributable to achievement of the EBITDA target.

(Notes continue on following page)

•

With respect to the Long-Term Incentive Plans, the amounts shown in column (d) reflect the minimum payment level under these plans, which is 25% of the target amount shown in column (e). Prior to their reduction in February 2009 by the MD&C Committee, the amounts in column (d) were 50% of the target amount shown in column (e). The amounts shown in column (f) are 150% of the target amount. For a description of the Long-Term Incentive Plan, see “Long-Term Cash Incentive Plan for Executive Officers” beginning on page 47.

For the amounts actually paid to the named executive officers under the Annual Bonus Plan and the Long-Term Incentive Plan, please see column (g) of the Summary Compensation Table beginning on page 55.

(2)	All shares of restricted stock shown in column (g) were granted under the 2007 Restricted Stock Plan. Shares of restricted stock shown in column (g) vest in annual increments of one-third beginning on the first anniversary of the date of grant over a three-year period, assuming the named executive officer’s continuing employment with RadioShack on each vesting date.

(3)	All options shown in column (h) vest in annual increments of one-third beginning on the first anniversary of the date of grant over a three year period, assuming the named executive officer’s continuing employment with RadioShack on each vesting date. For persons who continue to serve as employees of RadioShack, options expire seven years from the date of grant. No stock appreciation rights were granted in 2008.

(4)	All options are awarded with an exercise price equal to their fair market value (the average of the high and low sales prices of a share of RadioShack’s common stock) on the date of grant.

(5)	The Threshold (column (d)), Target (column (e)) and Maximum (column (f)) payment amounts for the Net Sales component of the Annual Incentive Bonus for each named executive officer correspond to 10%, 30%, and 50%, respectively, of their target annual incentive bonus based on EBITDA.

(6)	The MD&C Committee approved the grant of these options on February 20, 2008. Consistent with RadioShack policy, these options were priced not less than two trading days following RadioShack’s earnings announcement.

(7)	For a description of the Two-Year LTIP and Three-Year LTIP for 2008, see “2008 Long-Term Incentive Plan Performance Cycles” on page 48.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table lists the stock options and restricted stock awards outstanding for each named executive officer at the end of 2008. Columns (b) through (e) provide information about outstanding stock options. Columns (f) through (g) list information about awards of restricted stock that have not vested.

(a)	(b)		(c)		(d)	(e)	(f)		(g)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested[1] ($)
	Exercisable		Unexercisable

Julian C. Day	2,200,000	[2]	1,800,000	[2]	13.82	07/06/2013	—		—
	—		500,000	[3]	18.52	02/28/2015

Bryan Bevin	—		75,000	[4]	14.71	01/07/2015	—		—
	—		40,000	[5]	18.52	02/28/2015
	—		—		—	—	12,500	[6]	$149,250

James F. Gooch	112,500		112,500	[7]	17.80	08/16/2013	—		—
	41,666		83,334	[8]	24.41	03/01/2014
	10,000		20,000	[9]	18.69	11/16/2014	—		—
	—		80,000	[10]	18.52	02/28/2015
	—		—		—	—	52,834	[11]	$630,838

Peter J. Whitsett	13,333		26,667	[12]	18.46	12/03/2014	—		—
	—		60,000	[13]	18.52	02/28/2015
	—		—		—	—	33,334	[14]	$398,008

John G. Ripperton	2,667		—		20.85	02/20/2010	—		—
	2,100		—		35.08	02/20/2011
	1,000		—		38.35	02/22/2011
	2,100		—		29.35	02/24/2012
	1,933		967	[15]	19.39	02/23/2013
	13,333		26,667	[16]	24.41	03/01/2014
	5,000		10,000	[17]	18.69	11/16/2014
	—		15,000	[18]	18.52	02/28/2015
	—		—		—	—	9,917	[19]	$118,409

(1)	For purposes of determining the fair market value of unvested shares, this chart uses the December 31, 2008 closing price of RadioShack’s common stock on the New York Stock Exchange, $11.94.

(2)	The options listed in column (c) will vest and become exercisable in annual installments of 900,000 on each of July 6, 2009 and July 6, 2010. Of the options listed in columns (b) and (c), 1,200,000 and 800,000, respectively, were previously subject to the requirement that RadioShack’s common stock achieve certain price levels for certain periods of time. However, the performance conditions have been satisfied for all of these options. See “Description of Mr. Day’s Stock Options” beginning on page 49.

(Notes continue on following page)

(3)	These options will vest and become exercisable as follows: 166,666 on February 28, 2009; and 166,667 on each of February 28, 2010 and February 28, 2011.

(4)	These options will vest and become exercisable as follows: 25,000 on each of January 7, 2009, January 7, 2010, and January 7, 2011.

(5)	These options will vest and become exercisable as follows: 13,333 on each of February 28, 2009 and February 28, 2010; and 13,334 on February 28, 2011.

(6)	These shares of restricted stock will vest as follows: 4,166 on January 7, 2009; and 4,167 on each of January 7, 2010 and January 7, 2011.

(7)	These options will vest and become exercisable as follows: 56,250 on each of August 16, 2009 and August 16, 2010.

(8)	These options will vest and become exercisable as follows: 41,667 on each of March 1, 2009 and March 1, 2010.

(9)	These options will vest and become exercisable as follows: 10,000 on each of November 16, 2009 and November 16, 2010.

(10)	These options will vest and become exercisable as follows: 26,666 on February 28, 2009; and 26,667 on each of February 28, 2010 and February 28, 2011.

(11)	These shares of restricted stock will vest as follows:

•	2,667 shares on each of February 22, 2009 and February 22, 2010;

•	10,000 shares on each of February 28, 2009; February 28, 2010; and February 28, 2011;

•	3,750 shares on each of August 16, 2009 and August 16, 2010; and

•	5,000 shares on each of October 23, 2009 and October 23, 2010.

(12)	These options will vest and become exercisable as follows: 13,333 on December 3, 2009 and 13,334 on December 3, 2010.

(13)	These options will vest and become exercisable as follows: 20,000 on each of February 28, 2009; February 28, 2010; and February 28, 2011.

(14)	These shares of restricted stock will vest as follows:

•	6,666 shares on February 28, 2009; and 6,667 shares on each of February 28, 2010 and February 28, 2011; and

•	6,667 shares on each of December 3, 2009 and December 3, 2010.

(15)	These options will vest and become exercisable on February 23, 2009.

(16)	These options will vest and become exercisable as follows: 13,333 on March 1, 2009 and 13,334 on March 1, 2010.

(17)	These options will vest and become exercisable as follows: 5,000 on each of November 16, 2009 and November 16, 2010.

(18)	These options will vest and become exercisable as follows: 5,000 on each of February 28, 2009; February 28, 2010; and February 28, 2011.

(19)	These shares of restricted stock will vest as follows:

•	1,333 shares on February 22, 2009 and 1,334 shares on February 22, 2010;

•	2,000 shares on each of February 28, 2009; February 28, 2010; and February 28, 2011; and

•	625 shares on each of October 23, 2009 and October 23, 2010.

Option Exercises and Stock Vested for 2008

The following table lists shares of RadioShack common stock that were acquired by named executive officers during 2008 through the vesting of restricted stock. None of the named executive officers acquired shares during 2008 through the exercise of stock options. The value realized on vesting in column (c) below is equal to the average of the high and low prices of RadioShack’s common stock on the New York Stock Exchange on the date of vesting multiplied by the number of shares acquired on vesting.

(a)	(b)	(c)
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Julian C. Day	—	—
Bryan Bevin	—	—
James F. Gooch	11,416	$171,417
Peter J. Whitsett	6,666	$62,960
John G. Ripperton	1,958	$27,865

Pension Benefits for 2008

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2008 under the SERP determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements. For information regarding the SERP, see “Benefit and Retirement Plans” beginning on page 50.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Julian C. Day	—	—	—	—
Bryan Bevin	Supplemental Executive Retirement Plan	1.00	$49,179	$0
James F. Gooch	Supplemental Executive Retirement Plan	2.42	$118,951	$0
Peter J. Whitsett	Supplemental Executive Retirement Plan	1.08	$43,383	$0
John G. Ripperton	Supplemental Executive Retirement Plan	6.33	$185,586	$0

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 5.88%, no projected salary increases, a 10-year certain form of payment, and a normal retirement age of 65. This discount rate was developed using a cash-flow matching technique, where cash flows from the SERP were matched against the Citigroup Pension Discount Curve, and an internal rate of return of 5.88% was calculated. The accumulated benefits in this column equal the single sum value of the annuity earned as of year end. No mortality rate is utilized as plan benefits are not affected by post-retirement mortality. Column (d) includes amounts that the named executive officer may not currently be entitled to receive because the amounts may not be vested.

Potential Payment Obligations upon Termination of Employment and Change in Control

RadioShack has certain agreements, programs and plans that provide, under certain conditions, for payments and benefits to the named executive officers, upon termination of employment as a result of various causes or following a change in control of RadioShack (as these are defined in the agreements, programs and plans).

Officers’ Severance Program

RadioShack’s Officers’ Severance Program (the “Officers’ Severance Program”) applies to each of the named executive officers. Benefits are based on the named executive officer’s tenure and seniority level with RadioShack. With respect to Messrs. Day, Bevin, Gooch, and Whitsett, if their employment is terminated for any reason other than death, disability or cause, or if they terminate their employment for good reason, they would receive their base salary for 18 months plus one month per year of service (up to a maximum of two years). Additionally, they would receive out-placement services and monthly COBRA premium payments for one year. If Mr. Ripperton were terminated due to the same reasons, Mr. Ripperton would receive base salary for 12 months, plus an additional two weeks per year of service (up to a maximum of 18 months). He would also receive COBRA premium payments for the severance payment period and out-placement services for nine months.

No benefits are payable under the Officers’ Severance Program if a named executive officer terminates his employment without good reason or if the employment of the officer is terminated as a result of cause, retirement, death or disability. Additionally, no benefits are payable under the Officers’ Severance Program to any named executive officer as a result of a change in control of RadioShack.

To receive severance benefits under the Officers’ Severance Program, a named executive officer eligible for benefits must agree, for the duration of the severance payments, not to solicit or interfere with RadioShack’s employees and customers. The duration of these restrictions ranges from 6 months to 24 months, depending on the tenure and title of the officer. The officer is also required to undertake certain non-disparagement and confidentiality obligations to RadioShack. The duration of these obligations is indefinite. Prior to any benefits being provided under the Officers’ Severance Program, the named executive officer must execute a general release in favor of RadioShack. Finally, no rights under the agreement and release can be waived unless both parties agree in a signed written instrument.

Under no circumstances would a named executive officer be entitled to receive payments under both the Officers’ Severance Program and a Termination Protection Agreement or the Termination Protection Plan (Level I) described below.

The SERP

Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP. All of the other named executive officers have been designated by the MD&C Committee as participants in the SERP. For information regarding the SERP, see “Benefit and Retirement Plans” on page 50 above.

If a SERP participant terminates his or her employment due to retirement or disability between the ages of 55 and 65, the participant would be entitled to his or her normal vested SERP benefit, paid in 120 equal monthly payments. In the event a SERP participant’s employment is terminated for cause, no benefits would be paid to the participant under the SERP. Upon the death of the participant on or prior to age 65, the participant’s designated beneficiaries would be entitled to receive the participant’s full plan benefit, paid in 120 equal monthly payments; if the participant dies after age 65, the plan benefit would be reduced as specified by the SERP.

Upon a change in control, if the SERP participant is between the ages of 55 and 65 at the time of the change in control, the participant becomes vested in the maximum amount payable at age 65 under the SERP. If the participant’s employment were terminated following a change in control, the participant would be entitled to the benefits payable under the SERP as if the participant had reached the age of 65, in one discounted lump-sum payment. The foregoing payment may be delayed according to the terms of the SERP in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code, or to otherwise comply with certain provisions within Section 409A.

To receive benefits under the SERP, a participant must undertake a non-competition obligation to RadioShack through the period ending one year after cessation of payment of benefits.

Termination Protection Agreement

RadioShack entered into a Termination Protection Agreement with Mr. Gooch in November 2006. In November 2008, the MD&C Committee approved an amendment and restatement of this Termination Protection Agreement. The changes in this amended and restated Termination Protection Agreement were made for the sole purpose of ensuring that the Termination Protection Agreement complies with Section 409A of the Internal Revenue Code. The Amended and Restated Termination Protection Agreement remains in effect unless terminated by either party under certain conditions. In no event will Mr. Gooch be entitled to receive payments under both the Officers’ Severance Program (described above) and the Amended and Restated Termination Protection Agreement.

If no change in control of RadioShack has occurred or is threatened, and Mr. Gooch’s employment is terminated as the result of any reason, no benefits are payable under the Termination Protection Agreement.

If, within 24 months following a change in control, Mr. Gooch’s employment were terminated as a result of cause, without good reason, death, disability or retirement, Mr. Gooch would be entitled to receive his accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). Mr. Gooch would also be entitled to a pro rata portion of his highest annual bonus for any of the three full fiscal years ended prior to the change in control, unless Mr. Gooch is terminated for cause.

If Mr. Gooch’s employment were terminated within the 24-month period following a change in control without cause or if Mr. Gooch terminated his employment during this period for good reason, Mr. Gooch would be entitled to receive, in addition to the accrued compensation and the pro rata bonus described above, the following under the Termination Protection Agreement:

•	a lump-sum payment equal to two times the sum of:

•	his base salary and

•	his highest annual bonus payable in the prior three years,

•

continuation of fringe benefits and life insurance, disability, medical, dental and hospitalization benefits for 24 months subject, to certain requirements and restrictions in the event any continuation of benefits is not exempt from Section 409A of the Internal Revenue Code,

•	a single payment equal to 80% of Mr. Gooch’s eligible contributions under RadioShack’s 401(k) Plan,

•	accelerated vesting of all outstanding equity incentive awards, and

•	the right to require RadioShack to purchase shares of unrestricted stock and shares purchased upon exercise of stock options at fair market value.

Payment or delivery of any of the foregoing compensation and benefits may be delayed according to the terms of the Termination Protection Agreement in order to avoid a prohibited distribution under Section 409(a)(2) of the Internal Revenue Code, or to otherwise comply with certain provisions contained within Section 409A.

If any payment or benefit distributed to Mr. Gooch under the Termination Protection Agreement or otherwise in connection with his employment or a change in control of RadioShack is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Termination Protection Agreement provides that Mr. Gooch is entitled to receive a corresponding gross-up payment.

Termination Protection Plan (Level I)

The currently-employed named executive officers (other than Mr. Gooch, who is a party to the Termination Protection Agreement as described above) are participants in RadioShack’s Termination Protection Plan (Level I). This plan may be terminated by RadioShack under certain specified circumstances. In no event will a named executive officer be entitled to receive payments under both the Officers’ Severance Program (described on page 66) and this plan.

If no change in control of RadioShack has occurred or is threatened, and the participant’s employment is terminated for any reason, no benefits are payable under this plan.

If, within 24 months following a change in control, a participant’s employment is terminated as a result of cause, without good reason, death, disability or retirement, the participant would receive his or her accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). The participant would also be entitled to a pro rata portion of his or her highest annual bonus for any fiscal year in respect of the three full fiscal years ended prior to the change in control, unless he or she is terminated for cause.

If a participant’s employment were terminated within the 24-month period following a change in control without cause or if the participant terminated employment for good reason, under the plan the participant would receive, in addition to the accrued compensation and the pro rata bonus described above, the following in a single lump sum cash payment:

•	an amount equal to the named executive officer’s annual salary at the termination date (or, if higher, the highest rate in effect during the 90-day period prior to the change in control),

•	an amount equal to the highest bonus payable in the three prior years, and

•	an amount equal to 30% of annual salary, in lieu of additional benefits.

Payment of the foregoing amounts may be delayed according to the terms of the Termination Protection Plan in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code, or to otherwise comply with certain provisions within Section 409A.

This plan also provides that, to receive benefits, a named executive officer must (i) sign a release of all claims against RadioShack, (ii) agree not to disparage RadioShack, (iii) sign a confidentiality agreement, and (iv) agree not to solicit or interfere with employees or customers of RadioShack for twelve months following the termination date. The obligations under (ii) and (iii) above are of indefinite duration. Finally, no rights under the agreement and release can be waived unless both parties agree in a signed written instrument.

Certain Definitions

The definitions of “cause,” “good reason,” and “change in control” vary among RadioShack’s Officers’ Severance Program, Termination Protection Agreement, Termination Protection Plan (Level 1), and SERP.

In very general terms, in each of the first three plans, “cause” includes an executive officer’s felony conviction, failure to perform his or her duties or, in the case of the Termination Protection Agreement and the Termination Protection Plan (Level 1), engagement in conduct demonstrably and materially injurious to RadioShack. “Cause” under the Officers’ Severance Program also includes illegal conduct, acts of dishonesty, financial impropriety or gross misconduct injurious to RadioShack, certain criminal convictions and violations of RadioShack’s code of ethics or the executive officer’s fiduciary duties. The SERP simply defines “Cause” as the executive officer’s dishonesty or fraudulent conduct or indictment for a crime involving moral turpitude.

“Good reason” is defined in the Officers’ Severance Program, the Termination Protection Agreement, and the Termination Protection Plan (Level 1) to include, in very general terms, a reduction (or material reduction) in the executive officer’s duties or responsibilities and certain reductions in his or her compensation. The Termination Protection Agreement also defines “good reason” to include relocation of the executive officer’s place of employment by more than 20 miles, certain reductions in employee benefits, bankruptcy or insolvency of the company, material breaches by RadioShack of such agreement and any purported improper termination of the executive officer for cause under such agreement. Both the Termination Protection Agreement and the Termination Protection Plan (Level 1) define “good reason” to also include RadioShack’s failure to obtain the agreement of any successor or assign to assume RadioShack’s obligations under the applicable agreement.

In very general terms, “change in control” means, for purposes of the SERP, the Termination Protection Agreement and the Termination Protection Plan (Level 1):

•

subject to certain exceptions, an acquisition by a person of 15% or more of the combined voting power of RadioShack’s then outstanding voting securities (excluding acquisitions by RadioShack, its subsidiaries and their employee benefit plans and Non-Control Transactions (as defined below));

•

the individuals who are members of RadioShack’s board of directors (the “Incumbent Board”) ceasing to constitute at least two-thirds of the Board; provided that if the election or nomination for election by RadioShack’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board (subject to certain exceptions in connection with the settlement of any proxy contest); or

•	a merger, consolidation, reorganization or other business combination transaction with or into RadioShack or in which securities of RadioShack are issued, unless:

(a)	the shareholders of RadioShack immediately before such transaction own at least 60% of the combined voting power of the outstanding voting securities of the surviving corporation following the transaction in substantially the same proportion as before the transaction;

(b)	the members of the Incumbent Board immediately prior to execution of the agreement providing for the transaction constitute at least two-thirds of the members of the board of directors of the surviving corporation; or

(c)	no person other than RadioShack, any subsidiary, their employee benefit plans or any person who, immediately prior to such transaction, had 15% or more of the combined voting power of the surviving corporation’s then outstanding voting securities; (the exceptions in the preceding clauses (a), (b), and (c) being called “Non-Control” Transactions”);

•	a complete liquidation and dissolution of RadioShack; or

•	most sales of substantially all of RadioShack’s assets.

Incentive Stock Plans

RadioShack has incentive stock plans under which the named executive officers have received stock options and restricted stock grants. The termination provisions of Mr. Day’s options differ from those of the other named executive officers; see “Mr. Day’s Option Grants” below for a description of these termination provisions.

If a named executive officer’s employment with RadioShack were terminated as a result of cause, the officer’s stock options would immediately be forfeited and cancelled. Additionally, if a named executive officer terminated his or her employment for any reason (other than retirement), or if his or her employment were terminated, the executive’s stock options would expire three months after the date of termination (or the expiration date of the option, whichever is earlier).

If a named executive officer’s employment were to terminate as a result of death or disability, the officer’s stock options would expire three years after the date of death or disability (or the expiration date of the option, whichever is earlier). Also in the event of death or disability, all unvested stock options would immediately vest. If a named executive officer retires from RadioShack at age 55 years or older, the officer’s stock options would expire three years after the date of retirement or the date of expiration of the option, whichever is earlier. Also in the event of retirement of an officer at age 55 years or older, all unvested options, held for 12 months or more, immediately vest. Additionally, if there were a change in control of RadioShack, all outstanding options would become immediately vested and exercisable. Other than with respect to accelerated vesting associated with retirement, the terms of the standard form of stock option agreement executed pursuant to RadioShack’s Incentive Stock Plans do not discriminate in scope, terms or operation in favor of RadioShack’s executive officers.

Certain named executive officers have received restricted stock grants under RadioShack’s incentive stock plans. If a named executive officer is terminated for any reason (other than death, disability or retirement) all unvested shares of restricted stock are forfeited. If the executive’s employment is terminated due to retirement (at age 55 years or older), or if the executive dies or is disabled, all restricted shares become immediately vested. Should there be a change in control of RadioShack, all restricted shares would also become immediately vested.

Mr. Day’s Option Grants

In 2006, RadioShack granted Mr. Day a total of 4,000,000 stock options (2,000,000 of which are Time Options and 2,000,000 of which are Performance Options) under RadioShack’s incentive stock plans and as an inducement grant outside of RadioShack’s incentive stock plans. Mr. Day’s rights in these options vary based on several factors, including the basis of Mr. Day’s termination, the duration of Mr. Day’s employment prior to termination, the performance of RadioShack’s stock price, and the occurrence of a change in control. See “Description of Mr. Day’s Stock Options” beginning on page 49 for additional information.

With respect to the Time Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, all of the Time Options will become vested and exercisable for three years following such event.

With respect to the Performance Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, the Time-Vested Amount will be 2,000,000 shares. Given that all of the stock price performance vesting requirements for exercisability have been attained, all of the Performance Options will be exercisable, and remain exercisable for three years following such event.

Upon termination of Mr. Day’s employment by RadioShack for cause or by Mr. Day without good reason, only that portion of the Time Options that have become vested and exercisable on or prior to the termination date will be exercisable. Any Time Options remaining unvested as of the termination date will be immediately cancelled and forfeited, and the portion of the Performance Options not constituting a Time-Vested Amount on or prior to the termination date will also be cancelled and forfeited. Given that all stock performance vesting requirements have been attained, the Time-Vested Amount of Performance Options (as of the date of such termination) would be exercisable. The Time Options and the Performance Options will be exercisable for three months following the date of such termination, unless a voluntary termination without good reason occurs on or after July 7, 2010, in which event the applicable options will be exercisable for three years following the termination date.

If a change in control of RadioShack occurs all of Mr. Day’s Time Options and all of the Performance Options will become vested and exercisable. In the event of a change of control, all of Mr. Day’s options would remain exercisable until the first anniversary of his termination following such change of control.

Under no circumstances will Mr. Day’s Time Options or Performance Options be exercisable beyond their expiration date.

On February 28, 2008, the MD&C Committee also granted Mr. Day 500,000 stock options under the 2001 Incentive Stock Plan with an exercise price of $18.52 per share. The 2001 Incentive Stock Plan restricts the maximum number of shares of common stock in respect of which options may be granted to any person during any calendar year to 500,000. In light of this limitation, on March 2, 2009, the MD&C Committee granted Mr. Day 500,000 stock options under the 2001 Incentive Stock Plan and, subject to shareholder approval of the

2009 ISP, 500,000 stock options under the 2009 ISP. Each March 2, 2009 grant has an exercise price of $7.05 per share. The February 28, 2008 and March 2, 2009 options vest in increments of one-third on each of the first three anniversaries of the grant date. The termination provisions of these options do not differ from those of the other named executive officers.

Annual Bonus Program

All the currently-employed named executive officers are participants in RadioShack’s Annual Bonus Program for 2008. If a named executive officer’s employment is terminated for any reason, other than by death or retirement, the officer is not entitled to any bonus under the program. If a named executive officer dies or retires at age 55 years or older prior to the end of the award period, the officer will receive a pro rata bonus that is otherwise payable under the program. No benefits are payable under the program by virtue of a change in control of RadioShack. Benefits would, however, be payable in accordance with the Termination Protection Agreement or the Termination Protection Plan (Level I), as described on pages 67 and 68, respectively.

Long-Term Incentive Plan

Other than Mr. Day, the currently-employed named executive officers are participants in RadioShack’s 2008 LTIP. If a named executive officer’s employment is terminated for any reason, or there is a change in control of RadioShack, the participant is not entitled to any incentive under the plan. However, if a participant were to retire at age 55 years or older, or die while a participant, in each case prior to the end of the award period, the participant or his or her beneficiary would be entitled to an award, if any, using the actual results as of the nearest end of the month preceding or succeeding such event or a pro rata payment of any incentive that is otherwise payable under the 2008 LTIP.

Potential Payments upon Termination of Employment or Change in Control at December 31, 2008

The following tables set forth the estimated amounts that would be paid to each of the named executive officers who were employed by RadioShack on December 31, 2008 that would be payable under the following plans or agreements upon termination of employment on December 31, 2008 under the specified triggering events.

Julian C. Day

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$1,692,149	—	—	[2]
Supplemental Executive Retirement Plan[3]	—	—	—	—	—
Termination Protection Plan (Level I)	—	—	—	—	$2,800,000
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plan[3]	—	—	—	—	—
Stock Options[4]	—	—	—	—	—
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	$590,000	$360,000	—	—	—

(1)	Mr. Day’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $11,982 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Day under the Officers’ Severance Program is less than the amount Mr. Day is entitled to receive under the Termination Protection Plan (Level I), Mr. Day would receive payment under the Termination Protection Plan (Level I) in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	Mr. Day did not participate in the SERP or the LTIP as of December 31, 2008.

(Notes continue on following page)

(4)	The December 31, 2008 closing price of RadioShack’s common stock on the New York Stock Exchange was $11.94. The exercise prices of Mr. Day’s unvested stock options are higher than $11.94. When multiplying the number of unvested options by the closing price on December 31, 2008 less each option’s exercise price, the result is a negative number. For more information concerning the terms and conditions of Mr. Day’s stock options, see “Description of Mr. Day’s Stock Options” beginning on page 49.

(5)	Represents the proceeds payable to Mr. Day’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Day ($590,000) and the annual maximum amount that Mr. Day would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Day, ($360,000).

Bryan Bevin

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$775,482	—	—	[2]
Supplemental Executive Retirement Plan[3]	$193,800	$193,800	—	—	$136,913
Termination Protection Plan (Level I)	—	—	—	—	$1,052,201
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—
Stock Options[4]	—	—	—	—	—
Restricted Stock[5]	$149,250	$149,250	—	—	$149,250
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$800,000	$360,000	—	—	—

(1)	Mr. Bevin’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $11,982 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Bevin under the Officers’ Severance Program is less than the amount Mr. Bevin is entitled to receive under his Termination Protection Plan, Mr. Bevin would receive payment under the Termination Protection Plan in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	At December 31, 2008, Mr. Bevin (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $1,615 for 10 years upon his death, which represents an aggregate increase in value of $97,799 over the amounts specified for Mr. Bevin in the Pension Benefits table on page 65, (b) a monthly payment of $1,615, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of $136,913 upon a qualifying termination event following a change in control, which represents an increase in value of $87,734 over the amounts specified for Mr. Bevin in the Pension Benefits table.

(4)	The December 31, 2008 closing price of RadioShack’s common stock on the New York Stock Exchange was $11.94. The exercise prices of Mr. Bevin’s unvested stock options are higher than $11.94. When multiplying the number of unvested options by the closing price on December 31, 2008, less each option’s exercise price, the result is a negative number.

(5)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2008, under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $11.94.

(Notes continue on following page)

(6)	Represents the proceeds payable to Mr. Bevin’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Bevin ($800,000) and the annual maximum amount that Mr. Bevin would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Bevin ($360,000).

James F. Gooch

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$1,012,327	—	—	[2]
Supplemental Executive Retirement Plan[3]	$606,360	$606,360	—	—	$428,252
Termination Protection Agreement	—	—	—	—	$4,196,197	[4]
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—
Stock Options[5]	—	—	—	—	—
Restricted Stock[6]	$630,838	$630,838	—	—	$630,838
Executive Life Insurance and Executive Long-Term Disability Insurance[7]	$590,000	$360,000	—	—	—

(1)	Mr. Gooch’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $11,743 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Gooch under the Officers’ Severance Program is less than the amount Mr. Gooch is entitled to receive under his Termination Protection Agreement, Mr. Gooch would receive payment under the Termination Protection Agreement in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	At December 31, 2008, Mr. Gooch (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $5,053 for 10 years upon his death, which represents an aggregate increase in value of $340,912 over the amounts specified for Mr. Gooch in the Pension Benefits table on page 65, (b) a monthly payment of $5,053, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of $428,252 upon a qualifying termination event following a change in control, which represents an increase in value of $309,301 over the amounts specified for Mr. Gooch in the Pension Benefits table.

(4)	Includes the value of the following benefits payable to Mr. Gooch under the Termination Protection Agreement: continuation of life and disability insurance benefits, $24,074 for continuation of coverage under RadioShack’s health and welfare plans for 24 months (assuming a 5% cost increase in the second year), and $1,257,926 as a gross-up payment for excise taxes.

(5)	The December 31, 2008, closing price of RadioShack’s common stock on the New York Stock Exchange was $11.94 per share. The exercise prices of Mr. Gooch’s unvested stock options are higher than $11.94 per share. When multiplying the number of unvested options by the closing price on December 31, 2008 less each option’s exercise price, the result is a negative number.

(6)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2008, under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $11.94 per share.

(7)	Represents the proceeds payable to Mr. Gooch’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Gooch ($590,000) and the annual maximum amount that Mr. Gooch would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Gooch ($360,000).

Peter J. Whitsett

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$817,149	—	—	[2]
Supplemental Executive Retirement Plan[3]	$201,120	$201,120	—	—	$142,001
Termination Protection Plan (Level I)	—	—	—	—	$1,103,848
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—
Stock Options[4]	—	—	—	—	—
Restricted Stock[5]	$398,008	$398,008	—	—	$398,008
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$800,000	$360,000	—	—	—

(1)	Mr. Whitsett’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $11,982 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Whitsett under the Officers’ Severance Program is less than the amount Mr. Whitsett is entitled to receive under his Termination Protection Plan, Mr. Whitsett would receive payment under the Termination Protection Plan in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	At December 31, 2008, Mr. Whitsett (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $1,676 for 10 years upon his death, which represents an aggregate increase in value of $109,055 over the amounts specified for Mr. Whitsett in the Pension Benefits table on page 65, (b) a monthly payment of $1,676, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of $142,001 upon a qualifying termination event following a change in control, which represents an increase in value of $98,618 over the amounts specified for Mr. Whitsett in the Pension Benefits table.

(4)	The December 31, 2008 closing price of RadioShack’s common stock on the New York Stock Exchange was $11.94 per share. The exercise prices of Mr. Whitsett’s unvested stock options are higher than $11.94 per share. When multiplying the number of unvested options by the closing price on December 31, 2008 less each option’s exercise price, the result is a negative number.

(5)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2008 under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $11.94 per share.

(6)	Represents the proceeds payable to Mr. Whitsett’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Whitsett ($800,000) and the annual maximum amount that Mr. Whitsett would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Whitsett ($360,000).

John G. Ripperton

	Termination Event
Plans	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	$408,854	—	—	[2]
Supplemental Executive Retirement Plan[3]	$429,240	$429,240	$219,120	$219,120	$303,120
Termination Protection Plan (Level I)	—	—	—	—	$503,291
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—
Stock Options[4]	—	—	—	—	—
Restricted Stock[5]	$118,409	$118,409	—	—	$118,409
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	$530,000	$242,856	—	—	—

(1)	Mr. Ripperton’s benefits under the Officers’ Severance Program would be provided over a period of 12 months. The amount shown also includes an aggregate of $130 for COBRA premium payments for 9 months and $11,900 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Ripperton under the Officers’ Severance Program is less than the amount Mr. Ripperton is entitled to receive under his Termination Protection Plan, Mr. Ripperton would receive payment under the Termination Protection Plan in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	At December 31, 2008, Mr. Ripperton (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $3,577 for 10 years upon his death, which represents an aggregate increase in value of $139,950 over the amounts specified for Mr. Ripperton in the Pension Benefits table on page 65, (b) a monthly payment of $3,577, commencing at age 65, for 10 years upon termination of employment by him due to his disability, (c) a monthly payment of $1,826 for 10 years in the case of his termination for good reason or without cause, (d) a monthly payment of $1,826 for 10 years in the case of his retirement, and (e) a lump sum payment of $303,120, which represents an increase in value of $117,534 over the amounts specified for Mr. Ripperton in the Pension Benefits table.

(4)	The December 31, 2008 closing price of RadioShack’s common stock on the New York Stock Exchange was $11.94 per share. The exercise prices of Mr. Ripperton’s unvested stock options are higher than $11.94 per share. When multiplying the number of unvested options by the closing price on December 31, 2008 less each option’s exercise price, the result is a negative number.

(5)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2008 under the specified circumstances, with the shares subject to acceleration valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $11.94 per share.

(6)	Represents the proceeds payable to Mr. Ripperton’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Ripperton ($530,000) and the annual maximum amount that Mr. Ripperton would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Ripperton ($242,856).

The amounts in the tables above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

These include:

•	accrued and unpaid salary and bonus,

•	distributions of balances under the RadioShack 401(k) Plan, and

•	the value of option continuation upon retirement, death or disability.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The board of directors has adopted written procedures regarding the review and approval of related party transactions as defined under Item 404 of Regulation S-K of the SEC’s regulations. Generally, these are transactions involving amounts exceeding $120,000 between RadioShack and related persons (directors, executive officers, or shareholders owning at least 5% of RadioShack’s outstanding stock and the immediate family members of such persons), in which the related person has a direct or indirect material interest. The board has determined that the Corporate Governance Committee is best suited to review, approve and ratify related party transactions, except in certain situations described below.

At a meeting occurring during the first quarter of each fiscal year, the Corporate Governance Committee reviews potential related party transactions that occurred during the prior fiscal year, as well as potential related party transactions (if any) proposed to be entered into for the then current fiscal year. In connection with its review, the Corporate Governance Committee examines the proposed aggregate value of each transaction (if applicable) and any direct or indirect material interest of the parties to the transaction. Based on this review, the Corporate Governance Committee will determine whether any of these transactions constitutes a related party transaction.

If the Corporate Governance Committee determines that a transaction constitutes a related party transaction, the Corporate Governance Committee then reviews the terms and substance of the transaction to determine whether to ratify the related party transaction (if the transaction occurred in the previous fiscal year and had not been previously approved) or to approve the related party transaction (if the transaction is proposed to be entered into at a time after the Corporate Governance Committee review of such transaction). In connection with its review of the related party transaction, the Corporate Governance Committee will consider:

•	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	whether the transaction constitutes a “conflict of interest” as defined in RadioShack’s Code of Ethics, and

•	other factors as the Corporate Governance Committee deems relevant.

In the event that management or a member of the board recommends that RadioShack enter into any related party transactions during the year, these transactions will then be presented to the Corporate Governance Committee for its review and approval (unless otherwise approved as described below). During the course of its review of any related party transaction, the Corporate Governance Committee will consult with the Audit and Compliance Committee as necessary.

Under the procedures, a related party transaction will be consummated or will continue only if:

•	the Corporate Governance Committee approves or ratifies the transaction in accordance with the procedures described above,

•	the transaction is approved by the disinterested directors, or

•	the transaction involves compensation approved by the MD&C Committee.

COSTS OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies. In addition, we have engaged Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $6,500 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronically, facsimile, telephone and personal contact. They will not receive any additional compensation for these activities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2010 ANNUAL MEETING

Shareholder Proposals

We must receive proposals of shareholders intended to be presented at the 2010 annual meeting of shareholders, which is currently scheduled to be held on May 20, 2010, on or before December 15, 2009, for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These written proposals should be sent to the Corporate Secretary at Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

With respect to shareholder proposals for the 2010 annual meeting that are not to be included in the proxy statement, these proposals must be received by the Corporate Secretary at the above address no earlier than January 21, 2010 and no later than February 22, 2010.

Nominations for Election as Director

In accordance with RadioShack’s bylaws and Corporate Governance Framework, as well as applicable law, nominations for the election of directors may be made by the board of directors, by the Corporate Governance Committee of the board, or by any shareholder generally eligible to vote in the election of directors.

Shareholders who wish to nominate persons for election as directors at the 2010 annual meeting must give notice of their intention to make a nomination in writing to the Corporate Secretary of RadioShack on or before December 15, 2009. The notice must set forth:

•	the name and address, as they appear on RadioShack’s records, of the shareholder making the nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination is made,

•	the number of shares of common stock owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made,

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have with the nominee,

•	any other information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules,

•	the written consent of the nominee to be named in the proxy statement and to serve as a director, if elected,

•	as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made,

•	the name and address of the shareholder as they appear on RadioShack’s books, and the name and address of the beneficial owner,

•	the class and number of shares of common stock owned of record by the shareholder and the beneficial owner as of the date of the notice,

•

the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting as to the class and number of shares owned of record by the shareholder and beneficial owner on the record date, and

•	the shareholder’s representation that they intend to appear in person or by proxy at the meeting to propose such nomination,

•	as to the shareholder giving notice or, if the notice is being given on behalf of a beneficial owner on whose behalf the nomination is being made, as to such beneficial owner,

•

the class and number of shares of common stock beneficially owned by the shareholder or the beneficial owner as of the date of the notice, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting as to the class and number of shares beneficially owned by the shareholder or beneficial owner on the record date,

•

a description of any agreement, arrangement or understanding between or among the shareholder, beneficial owner and any other person, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date,

•

a description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by, or on behalf of, such shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of RadioShack’s stock, or increase or decrease the voting power of the shareholder or beneficial owner with respect to shares of RadioShack stock, and the agreement of the shareholder to notify RadioShack within 5 business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date, and

•	such other information as RadioShack may require in order to determine the eligibility of the person to serve as a director.

Each board nominee will be subject to an independent background investigation as part of the nomination process.

The board has delegated the responsibility for evaluating potential board nominees to the Corporate Governance Committee. The committee will consider director candidates recommended by shareholders in accordance with the procedures described above and in RadioShack’s Corporate Governance Framework. Candidates must be highly qualified and exhibit both an interest in serving and a willingness to serve on the board. In addition, candidates should take into consideration the characteristics described beginning on page 16. Candidates must represent the interests of all shareholders and not those of a special interest group. The committee, after reviewing nominees under the procedures and standards established in its charter and RadioShack’s Corporate Governance Framework, will propose a slate of nominees for election to the board at RadioShack’s annual meeting of shareholders. The board will review and approve the final slate of nominees to submit to the shareholders for election.

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 17, 2009

Appendix A

2009 RADIOSHACK CORPORATION

ANNUAL & LONG-TERM INCENTIVE COMPENSATION PLAN

I. PURPOSE

The purpose of the 2009 RadioShack Corporation Annual & Long-Term Incentive Compensation Plan (the “Plan”) is provide a performance-based cash incentive for the Company’s eligible employees in order to (i) attract, motivate and retain highly qualified employees, (ii) obtain the best possible performance from eligible employees, (iii) establish performance goals that support the Company’s long-term business strategies, and (iv) provide consistency in and alignment with the Company’s approach to performance-based pay and overall executive compensation strategy.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A. ANNUAL INCENTIVE COMPENSATION AWARD. Any cash-based award paid pursuant to the Plan.

B. AWARD. An Annual Incentive Compensation Award, Long-term Incentive Compensation Award, or both, as the case may be.

C. AWARD PERIOD. An award period under the Plan shall be one fiscal year of the Company in the case of an Annual Incentive Compensation Award, or a period of two or three consecutive fiscal years of the Company in the case of a Long-Term Incentive Compensation Award.

D. BOARD. The Board of Directors of the Company.

E. CODE. The Internal Revenue Code of 1986, as amended, and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

F. COMMITTEE. The Management Development and Compensation Committee of the Board or any successor committee thereto; provided; however, that for purposes of any Award that is intended to be “qualified performance-based compensation,” within the meaning of Section 162(m), the Committee shall be composed solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m).

G. COMPANY. RadioShack Corporation, a Delaware corporation.

H. DISABILITY. The suffering from a physical or mental condition which, in the opinion of the Committee based upon appropriate medical advice and examination and in accordance with rules applied uniformly to all employees of the Company, totally and permanently prevents the Participant from performing the customary duties of his or her regular job with the Company.

I. LONG-TERM INCENTIVE COMPENSATION AWARD. Any performance-based cash award paid pursuant to the Plan.

J. PARTICIPANT. An employee of the Company or one or more of its subsidiaries who is designated by the Committee to be eligible for an Annual Incentive Compensation Award, Long-term Incentive Compensation Award, or both.

K. PAYMENT DATE. The date on which an Annual Incentive Compensation Award or a Long-term Incentive Compensation Award is paid to a Participant pursuant to Section VII of the Plan.

L. PERFORMANCE MEASURES. The performance measures established with respect to Annual Incentive Compensation Awards or Long-term Incentive Compensation Awards, as the case may be, pursuant to Section V of the Plan.

M. RETIREMENT. A Participant’s voluntary termination of employment with the Company or any of its subsidiaries on or after attainment of age 55.

N. SECTION. A section of the Code, except where the context indicates a reference is being made to a section contained within the Plan.

III. EFFECTIVE DATE AND AWARD GRANT PERIOD

The Plan was approved and adopted by the Board on February 19, 2009 (the “Effective Date”), subject to shareholder approval. Annual Incentive Compensation Awards and Long-term Incentive Compensation Awards may be granted on or after the Effective Date and through December 31, 2013. In no event will the Award Period of an Annual Incentive Compensation Award granted under the Plan end after December 31, 2013. Long-term Incentive Compensation Awards granted through December 31, 2013 may have Awards Periods ending after that date but no later than December 31, 2015.

IV. DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR ANNUAL INCENTIVE COMPENSATION AWARDS AND LONG-TERM INCENTIVE COMPENSATION AWARDS

A. Participants will be eligible to receive an Award when designated by the Committee, the payment of which shall be subject to the achievement of the Performance Measure(s) approved by the Committee for the corresponding Award.

B. If the Performance Measure(s) is not achieved for a given Award, then no Award will be paid to Participants. If the Performance Measure(s) are achieved for a given Award, then the Award will be paid in amounts and at levels determined by the Committee under the Plan, pursuant to the compensation formula established by the Committee at the time the Award was established. At the time an Award is granted under the Plan, the Committee shall specifiy the maximum amount to be paid under the Award upon the achievement of the Performance Measure(s), subject the award limit set forth in this Section IV.B. The maximum Annual Incentive Compensation Award that can be paid to any one individual with respect to any Award Period is $5,000,000.00. The maximum Long-term Incentive Compensation Award that can be paid to any one individual with respect to any Award Period is $5,000,000.00.

C. Awards may be paid following the end of the Award Period to which they relate but, in any event, within the period specified in Section VII hereof; provided, however, that no Awards shall be paid to Participants prior to the certification in writing by the Committee that the Performance Measures have been achieved for the relevant Award Period but, in any event, within the period specified in Section VII hereof.

D. The Committee will determine the amounts of the Awards that may be made to Participants. The Committee may, at any time or from time to time, exercise discretion to reduce the amount of, or eliminate, Awards. In no event may the amount of the Awards be increased.

V. PERFORMANCE MEASURES

A. Payment of Awards is conditioned on the attainment of the Performance Measure(s) as established by the Committee in connection with the Award. Performance Measure(s) applicable to Award Periods for Participants shall be established in writing at the beginning of each year; provided, however, that in the case of Awards that are intended to be “qualified performance-based compensation,” within the meaning of Section 162(m), the Performance Measure(s) shall be established in writing no later than the 90th day following the commencement of the Award Period to which the Performance Measure(s) relate, but in no event later than 25% of the Performance Period has elapsed. The Performance Measure(s) will be based on one or more of the following performance criteria, as determined by the Committee:

• Average inventory,	• Net profit before bonus,
• Cash balance,	• Net working capital,
• Comp sales %,	• Operating income (before income taxes),
• Days payable outstanding,	• Private label penetration %,
• Days sales outstanding,	• Profit margin,
• Earnings per share,	• Return on assets,
• EBITDA,	• Return on equity,
• Free cash flow,	• Return on invested capital,
• Gross margin,	• Sales,
• Gross profit,	• Selling, general and administrative expenses,
• In stock %,	• Stock price,
• Inventory shrinkage,	• Stock price compared to a peer group of companies, and
• Inventory turnover,	• Wholesale EBITDA.
• Net income,

Depending on the performance criteria used to establish the Performance Measure(s), the Performance Measure(s) may be expressed in terms of overall Company performance or the performance of a division or business unit. The Committee, in its discretion, may specify different Performance Measure(s) for each Award. The Committee shall, within the time prescribed by Section 162(m), define in an objective fashion the manner of determining whether and to what extent the specified Performance Measure(s) have been achieved for the Award Period. The Committee may utilize other performance criteria to select the Performance Measure(s); provided, however, the use of such other performance criteria shall not occur to the extent that such use would result in the loss of an otherwise available exemption under Section 162(m).

B. Further, in establishing Performance Measure(s) for Participants, the Committee, in its sole and absolute discretion, may, at the time of grant, specify in the Award that one or more objectively determinable adjustments will be made to one or more of the Performance Measure(s); provided, however, such adjustments shall not be made in such a manner that would result in the loss of an otherwise available exemption under Section 162(m).

Such adjustments may include or exclude one or more of the following:

1.	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

2.	items related to a change in accounting principles under U.S. GAAP or successor accounting principles;

3.	items related to financing activities;

4.	expenses for restructuring or productivity initiatives;

5.	other non-operating items;

6.	items related to acquisitions, including transaction-related charges and amortization;

7.	items attributable to the business operations of any entity acquired by the Company during the Award Period;

8.	items related to the disposal of a business or segment of a business;

9.	items related to discontinued operations that do not qualify as a segment of a business under U.S. GAAP or successor accounting principles;

10.	taxes;

11.	stock-based compensation;

12.	non-cash items; and

13.	any other items of significant income or expense which are determined to be appropriate adjustments.

C. The Committee may impose additional Performance Measures that have the effect of reducing awards. It also may modify Performance Measures applicable to Participants that have the effect of reducing awards. It also may modify Performance Measures applicable to Participants if it determines that the Performance Measures have become unsuitable as a result of certain events, except in the case where the action would result in the loss of an otherwise available exemption under Section 162(m).

VI. FORM OF AWARDS

All Awards shall be paid in one lump sum cash payment.

VII. PAYMENT OF AWARDS

The Payment Date of an Annual Incentive Compensation Award that becomes payable under the Plan shall be the time or times specified by the Committee in an agreement or other document evidencing the award, or, if no time or times are specified, as soon as practicable after the last day of the Award Period; provided, however, that in no event shall the Payment Date be later than March 15th of the year following the last day of the Award Period. The Payment Date of any Long-term Compensation Award that becomes payable under the Plan shall be the time or times specified by the Committee within the period required under Section 409A. However, if no Payment Date is so specified, the Payment Date shall be the 75th day following the last day of the Award Period.

VIII. TERMINATION OF SERVICE OR DEMOTION

A. If a Participant terminates employment with the Company and its subsidiaries before the end of an applicable Award Period due to death, Disability or Retirement, the Participant’s Awards for all Award Periods in effect at the time of such termination of service will be calculated and rounded to the nearest two decimal places, at the Company’s discretion, (1) using actual results as of the nearest end of the month preceding or succeeding such event or (2) prorated on the basis of the ratio of the number of days of participation during each such Award Period to the aggregate number of days in each such Award Period; provided, however, that the use of actual results as provided in subsection (1) above shall not occur to the extent that such use would result in the loss of an otherwise available exemption under Section 162(m). The Payment Dates of the prorated Awards contemplated in the foregoing shall be made following the end of the corresponding Award Period on the same Payment Date applicable to other Participants as determined in accordance with Section VII hereof.

B. Except as provided in Section VIII.A above, if a Participant voluntarily terminates his or her employment or if a Participant’s employment with the Company and its subsidiaries is terminated by the Company or any such subsidiary prior to the Payment Date, the Participant will not be entitled to any Award for the corresponding Award Period, except as otherwise provided in an agreement with the Company or in the sole discretion of the Company. Anything in the foregoing to the contrary notwithstanding, if the Participant is entitled to an Award as contemplated under this Section VIII.B, then the Payment Date shall be determined in accordance with Section VII hereof.

C. If a Participant’s duties change prior to the Payment Date, the Participant’s rights to receive any Award for the corresponding Award Period will be subject to revision or termination by the Committee, provided that no change will be made that would cause the award to fail to meet the requirements for deductibility under Section 162(m).

IX. SPECIAL AWARDS AND OTHER PLANS

A. Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature; provided that no such award shall be made that would cause awards under the Plan to fail to meet the requirements for deductibility under Section 162(m).

B. In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A. The Board or the Committee shall have the right to amend the Plan from time to time; provided, however, that no such amendment shall cause the Payment Date, including to provide for acceleration or a delay of payments hereunder to the extent permitted or required under Section 409A. Further, any amendment that changes the class of eligible Participants, modifies the Performance Measures or increases the maximum Award an executive officer may receive must be approved by the stockholders to the extent necessary for the Plan to continue to meet the requirements of Section 162(m). The Board or the Committee shall have the right to terminate the Plan at any time or to direct the discontinuance of an Award(s) either temporarily or permanently. Notwithstanding the foregoing, in the event this Plan is terminated before the last day of an Award Period, Awards payable for such Award Period will be prorated on the basis of the ratio of the number of days in such Award Period prior to such termination to the aggregate number of days in such Award Period and will be paid on the Payment Date determined in accordance with Section VII hereof.

B. This Plan will be administered by the Committee in its sole and absolute discretion. The Committee shall have the power to construe and interpret the Plan and Awards, provided that the Plan and Awards shall be administered, construed, and interpreted by the Committee to comply with Section 162(m) and Section 409A; establish, amend and rescind any rules relating to the Plan; determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service under the Plan; and exercise its discretion with respect to powers and rights granted to it under the Plan. The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding upon the Company, the Participants, and all other persons that may have any interest therein.

C. The Committee may delegate its responsibilities under the Plan; provided, however, that the Committee shall not delegate its authority to select the Participants, establish Performance Measures, or certify that these goals have been achieved, to the extent necessary to satisfy the requirements of Section 162(m).

D. It is intended that the Plan and the Board’s or the Committee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject a Participant to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A after the Effective Date would result in a Participant being subject to payment of interest and tax penalty under Section 409A, the Board or Committee may amend the Plan, without the Participant’s consent, including with respect to the timing of payment of benefits, in order to avoid the application of, or to comply with the requirements of, Section 409A; provided, however, that the Company makes no representation that compensation or benefits payable under this Plan shall be exempt from or comply with Section 409A and makes no representation to preclude Section 409A from applying to the compensation or benefits payable under the Plan.

E. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

XI. MISCELLANEOUS

A. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

B. All Awards under the Plan are subject to applicable withholding for federal, state and local taxes. The Company shall have the authority and right to deduct or withhold, or require the Participant to remit to the Company an amount sufficient to satisfy the federal, state and local income taxes required to be withheld with respect to any taxable event concerning a Participant arising in connection with an Award and other amounts as may be required by law to be withheld.

C. Unless otherwise determined by the Committee, the Plan shall be unfunded and all Awards will be paid from the Company’s general assets, and nothing contained in this Plan will require the Company to set aside, segregate, or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company. No obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

D. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

E. Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F. If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G. This Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof. Any legal action against the Plan, the Company, a subsidiary, the Committee or Board may only be brought in the state courts in Tarrant County, Texas and/or the United States District Court in the Northern District of Texas (Fort Worth Division).

H. All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Appendix B

RADIOSHACK CORPORATION

2009 INCENTIVE STOCK PLAN

Section I.—General Provisions

A. Purpose of Plan; Stockholder Approval; Termination of Existing Plans

1. The purpose of the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its stockholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company, and to provide equity-linked compensation for directors, consultants and other advisors of the Company.

2. The Plan shall be submitted to the stockholders of the Company at the Annual Meeting of stockholders for 2009, and shall take effect upon approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at the meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware, following the adoption of the Plan by the Board. Awards may be made by the Committee prior to the date of stockholder approval of the Plan, but all such Awards shall be subject to stockholder approval of the Plan and shall be null and void if the Plan is not approved by the stockholders.

3. When approved by the stockholders, this Plan will supersede the RadioShack Corporation 2001 Incentive Stock Plan and the RadioShack Corporation 2007 Restricted Stock Plan, each of which was previously approved by the stockholders of the Company. These plans shall terminate immediately following stockholder approval of this Plan as set forth above, and expressly subject to such stockholder approval. No additional awards shall be granted under either of these plans following their termination, provided however, that they shall each remain in effect with respect to awards previously granted under each of the plans.

B. Definitions of Terms as Used in the Plan

“Adjusted Fair Market Value” shall mean, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

“Award” shall mean an Option or any Other Stock Award granted under the terms of the Plan.

“Awardee” shall mean the recipient of an Option or any Other Stock Award granted under the terms of the Plan.

“Award Agreement” shall mean the written agreement between the Company and an Awardee evidencing the grant of an Award and setting forth the terms and conditions thereof.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Capitalization” shall mean any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

“Change in Control” shall mean the occurrence during the term of the Plan and during the term of any Award grant under the Plan of:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined).

(b) The individuals who, as of May 21, 2009, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless

(A) the stockholders of the Company, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

A transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction.”

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of the Company’s assets being owned by one or more subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” shall mean a committee of the Board consisting of at least two (2) members, all of whom are Disinterested Directors appointed by the Board to administer the Plan and to perform the functions set forth herein.

“Common Stock” shall mean RadioShack Corporation $1.00 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean RadioShack Corporation.

“Disinterested Director” shall mean a director of the Company who is both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and an “Outside Director” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” shall mean a right granted with respect to an Award entitling the Awardee to receive the equivalent value of dividends paid on the Shares prior to vesting of the Award. Such Dividend

Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

“Effective Date” shall have the meaning specified in Section IV.K.

“Eligible Director” shall mean a Director of the Company who is not an employee at the time of grant of the Company or any Subsidiary.

“Eligible Employee” shall mean any officer, key employee, any employee or a consultant or an advisor of the Company or a Subsidiary designated by the Committee as eligible to receive Awards subject to the conditions set forth herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean on any date the average of the high and low sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or if such Shares are not so listed or admitted to trading, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code, and, in the case of a Non-Qualified Stock Option or Stock Appreciation Right, in accordance with Section 409A of the Code.

“Full Value Award” shall mean a grant of a Restricted Stock Award or Restricted Stock Unit Award, the matching portion (if any) of an Award under the Plan, and any Award (or portion thereof) that provides for an Awardee to receive Shares, or the value thereof, without payment by the Awardee of an amount at least equal to the Fair Market Value of the Shares at the time of grant.

“Grantee” shall mean a person to whom an Other Stock Award has been granted under the Plan.

“Incentive Stock Options” shall mean an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of Shares, at a fixed price for a specified period of time.

“Optionee” shall mean a person to whom an Option has been granted under the Plan.

“Other Stock Award” shall mean any Award granted under Section III of the Plan.

“Parent” shall mean any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

“Restricted Stock Award” shall mean an Award of Shares on which are imposed restrictions on transferability or other stockholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Restricted Stock Unit Award” shall mean an Award granted pursuant to Section III.B. hereof.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the

Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Secretary of the Company” shall mean the duly authorized and appointed secretary of the Company.

“Shares” shall mean shares of Common Stock.

“Share Withholding” shall have the meaning specified in Section IV.I. hereof.

“Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

“Taxable Event” shall have the meaning specified in Section IV.I. hereof.

“Ten-Percent Stockholder” shall mean an Eligible Employee, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

“Unfunded Deferred Compensation Plan for Directors” shall mean the Second Amended and Restated RadioShack Corporation Unfunded Deferred Compensation Plan for Directors, as amended from time to time and any plan designated as a successor thereto.

“Withholding Tax” shall have the meaning specified in Section IV.I. hereof.

C. Scope of Plan and Eligibility

Any Eligible Employee selected by the Committee and any member of the Board selected by the Committee shall be eligible for any Award contemplated under the Plan (except for Incentive Stock Options, which may only be granted to Eligible Employees employed by the Company or a Subsidiary of the Company).

D. Authorization and Reservation

1. The Company shall establish a reserve of 11,000,000 authorized Shares. This reserve shall represent the total number of Shares that may be presently issued pursuant to Awards, subject to the last sentence of this Section I.D.1., Section I.D.2., and Section IV.G.1. The reserves may consist of authorized but unissued Shares or of reacquired shares, or both. Full Value Awards will be counted against the reserve in a 1.68-to-1 ratio.

2. Upon the forfeiture, termination, or expiration of an Award, all Shares not issued thereunder shall become available for the granting of additional Awards. Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in Shares instead of cash.

3. Shares tendered by Eligible Employees to the Company as full or partial payment upon exercise of Options or Stock Appreciation Rights (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights) granted under the Plan and Shares withheld by, or otherwise remitted to, the Company to satisfy an Eligible Employee’s tax withholding obligations with respect to Awards under the Plan shall not become available for the granting of additional Awards under the Plan.

E. Grant of Awards and Administration of the Plan

1. The Plan shall be administered by the Committee which shall hold meetings at such times as may be necessary for the proper administration of the Plan. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

2. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to determine those individuals to whom Awards shall be granted under the Plan and the number of Options or Other Stock Awards to be granted to each Awardee and to prescribe the terms and conditions (which need not be identical) of each Award, including the purchase price per Share subject to each Option, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan.

3. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

(a) to construe and interpret the Plan and the Awards granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Awardees and all other persons having any interest therein;

(b) in the absence of a policy concerning leaves of absence, to determine the duration and purposes for leaves of absence which may be granted to an Awardee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(c) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(d) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4. The maximum number of shares with regard to which Awards of Options or Stock Appreciation Rights may be granted to any individual during any one fiscal year is 5,000,000. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

5. Awards may also be granted to Eligible Directors, subject to the limitations of the Plan, pursuant to a written, non-discretionary policy established by the Committee. Such policy shall set forth the types of Award(s) to be granted to the Eligible Directors, the number of shares or number of shares objectively discernible (such as by a formula) of Common Stock to be subject to the Awards, the conditions on which such Awards shall be granted, become exercisable, and/or payable and expire, and such other terms and conditions as the Committee shall determine in its discretion. Awards may also be deferred by Eligible Directors pursuant to their elections, if any, under the Unfunded Deferred Compensation Plan for Directors.

6. To the extent permitted by applicable law, the Committee may delegate its powers and duties under the Plan to one or more members of the Board or one or more officers of the Company or a Subsidiary or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Subsidiary who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or (ii) in such a manner as would cause an Award that otherwise would be exempt from the deduction limits of Section 162(m) of the Code as qualified performance based compensation not to comply with the requirements for such exemption.

Section II.—Stock Options

A. Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Eligible Employees under the Plan; provided, however, Incentive Stock Options shall only be granted to Eligible Employees who are employees of the Company or a Subsidiary of the Company at the time the Incentive Stock Option is granted. The Committee may grant Non-Qualified Stock Options to Eligible Directors under the Plan. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Employees and Eligible Directors who will receive Options, the terms and conditions of which shall be set forth in an Award Agreement.

B. Terms and Conditions of Eligible Employee Options

1. Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and the purchase price per Share under each Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Non-Qualified Stock Option is granted.

2. Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Non-Qualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

3. Vesting. Subject to Sections II.B.6 hereof, an Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Award Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may, in its discretion, accelerate the exercisability of any Option or portion thereof at any time.

4. Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person, by facsimile, electronic means, or by mail to such person, entity and location as may be designated by the Secretary of the Company, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise by any one or a combination of the following: (i) cash (including by means of a same-day-sale exercise) or (ii) transferring Shares to the Company upon such terms and conditions as determined by the Committee. Notwithstanding the foregoing, the Committee shall have discretion to determine at the time of grant of each Option or at any later date (up to and including the date of exercise) the form of payment acceptable in respect of the exercise of such Option. The written notice pursuant to this Section II.B.4. may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee’s broker or dealer, that has been approved by the Company, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer that has been approved by the Company. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Award Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Award Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5. Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Optionee or his designated broker or dealer (or through direct registration system described in Section IV.B.2. below) that has been approved by the Company and (iii) the Optionee’s name or the name of his designated broker or dealer that has been approved by the Company shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

6. Effect of Change in Control on Options. Notwithstanding anything contained in the Plan to the contrary, unless an Award Agreement evidencing an Option provides otherwise, in the event of a Change in Control, the Option shall become immediately and fully vested and exercisable. In the event of the sale or other disposition of substantially all of the stock or assets of a Subsidiary or a division, the Committee shall have the discretion to determine whether all or certain outstanding Awards held by an Awardee working for the affected Subsidiary or division shall become fully vested. In addition, an Award Agreement evidencing an Option may provide that the Optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control, the Option or portion of the Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of a Non-Qualified Stock Option, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered, or (B) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered. In the event an Optionee’s employment with, or service as an Eligible Director, consultant or other advisor of, the Company terminates following a Change in Control, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee’s employment or service shall remain exercisable for a period ending not before the earlier of (A) the first annual anniversary of the termination of the Optionee’s employment or service or (B) the expiration of the stated term of the Option.

Section III.—Other Stock Awards

In addition to Options, the Committee may grant Other Stock Awards payable in Common Stock or cash to Eligible Employees and Eligible Directors, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

A. Restricted Stock Awards

1. The Committee may grant Restricted Stock Awards, each of which consists of a grant of Shares. Restricted Stock Awards shall be subject to terms and conditions determined by the Committee in its sole discretion as well as to the provisions of the Plan. Such terms and conditions shall be set forth in a written Award Agreement. The Shares granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all Shares which are the subject of a Restricted Stock Award are subject to forfeiture as set forth in the Award Agreement. Shares issued pursuant to a Restricted Stock Award will be issued for no monetary consideration. Each Restricted Stock Award awarded pursuant to this Section III.A. shall be subject to a written Award Agreement with the Company, the terms of which may differ from other Award Agreements. In such Award Agreement, the Grantee shall agree to be bound by the terms and conditions of the Plan, the Restricted Stock Award granted pursuant thereto, and such other matters as the Committee deems appropriate.

2. At the time a Restricted Stock Award is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held in the same manner as Shares subject to a Restricted Stock Award) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Restricted Stock Awards (whether held in cash or in the same manner as Shares subject to Restricted Stock Awards), together with interest accrued thereon, if any, shall be made to the Grantee upon the lapsing of restrictions imposed on the Shares in respect of which deferred dividends were paid and in no event later than a date which is 2-1/2 months after the calendar year in which such restrictions lapse. Any dividends deferred (together with any interest accrued thereon) in respect of any Restricted Stock Award shall be forfeited upon the forfeiture of Shares subject to the Restricted Stock Award.

B. Restricted Stock Unit Awards

The terms and conditions of Restricted Stock Unit Awards granted under this Section III.B. may differ from one another as the Committee shall, in its discretion, determine. A Restricted Stock Unit Award is an Award denominated in Shares that may be settled either in Shares or in cash, in the discretion of the Committee. Grantees of Restricted Stock Unit Awards do not have the right to vote or to receive dividends during the restricted period (although if dividends were to be paid on the Shares, the terms of the Awards could provide for Dividend Equivalent Rights to be accrued or payable in cash). Restricted Stock Unit Awards may not be sold, assigned or transferred during the restricted period. Each Restricted Stock Unit Award awarded pursuant to this Section III.B. shall be subject to a written Award Agreement with the Company, the terms of which may differ from other Award Agreements. In such Award Agreement, the Grantee shall agree to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Award granted pursuant thereto, and such other matters as the Committee deems appropriate.

C. Dividend Equivalent Rights

Any Eligible Employee or Eligible Director selected by the Committee may be granted Dividend Equivalent Rights based on the dividends declared on the Shares that are subject to any Award (other than Options or Stock Appreciation Rights), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, is settled or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

D. Stock Appreciation Rights

The Committee may, in its discretion, grant Stock Appreciation Rights to Eligible Employees or Eligible Directors. Subject to the provisions of the Plan, the Committee in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such Stock Appreciation Right and receive either cash or shares of Common Stock, or both, as the Committee may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the exercise price of the Stock Appreciation Right. The exercise price of any Stock Appreciation Rights granted hereunder shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the exercise price for each Stock Appreciation Right granted hereunder shall not be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years.

E. Effect of Change in Control on Other Stock Awards

Notwithstanding anything contained in the Plan, unless the Award Agreement evidencing the Other Stock Award provides to the contrary, in the event of a Change in Control, all restrictions upon any Other Stock Awards shall lapse immediately and all such Shares associated with such Awards shall become fully vested in the Grantee. In the event of the sale or other disposition of substantially all of the stock or assets of a Subsidiary or a division, the Committee shall have the discretion to determine whether all or certain outstanding Other Stock Awards held by a Grantee employed by the affected Subsidiary or division shall become fully vested.

F. Vesting

Subject to Sections III.E. hereof, an Other Stock Award shall vest in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Award Agreement. The Committee may accelerate the vesting of any Other Stock Award or portion thereof at any time.

Section IV.—Other Governing Provisions

A. Transferability

Unless otherwise provided by the Committee, no Award granted hereunder shall be transferable by the Awardee to whom granted otherwise than by will or the laws of descent and distribution. An Option or Stock Appreciation Right may be exercised during the lifetime of such Awardee only by the Awardee or his or her guardian or legal representative. The terms of such Option or Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Awardee.

B. Rights as a Stockholder and Direct Registration of Shares

1. Rights as a Stockholder. An Awardee shall have no rights as a stockholder, with respect to any Options, until the issuance of a Common Stock certificate for such shares or uncertificated shares in the direct registration system, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock. With respect to Other Stock Awards, Awardees shall have such rights as a stockholder as may be set forth in the terms of the Award Agreement.

2. Direct Registration of Shares. Notwithstanding anything in this Plan to the contrary, the Company in its sole discretion may issue Shares or Restricted Stock Awards hereunder pursuant to the direct registration system, and, in lieu of the issuance of certificated Shares or Restricted Stock Awards, may issue uncertificated Shares or Restricted Stock Awards, respectively, to the account of Awardee. Any references to Share or Restricted Stock Award certificates shall, in such event, be deemed to refer to uncertificated Shares or Restricted Stock Awards, as the case may be.

C. General Conditions of Awards

No Eligible Employee shall have any rights with respect to the Plan, the Shares reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the Awardee and all of the terms, conditions and provisions of the Plan applicable to such Awardee shall have been met.

D. Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Eligible Employee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate such employment at any time. No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Subsidiary, unless the Committee shall determine otherwise.

E. Acceleration and Delay

The Committee may, in its sole discretion, accelerate or delay the vesting, distribution of Shares, or date of exercise of any Awards except to the extent such acceleration or delay will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.

F. Employment, Disability, Death, or Retirement

Restrictions upon Awards granted hereunder shall lapse at such time or times and on such terms and conditions applicable to such Awards upon initial employment, termination of employment, disability, death, retirement or other event in respect of the Awardee as the Committee may determine, within its discretion, at the time an Award is granted or thereafter.

G. Adjustment Upon Change in Capitalization.

1. In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to the (i) maximum number and class of Shares or other stock or securities with respect to which Awards may be granted under this Plan; (ii) the number and class of Shares or other stock or securities which are subject to outstanding Awards granted under this Plan, and the purchase price therefor, if applicable; and (iii) the maximum number and class of Shares or other stock or securities with respect to which Awards may be granted to any Eligible Employee in any fiscal year.

2. Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Section 409A of the Code.

3. If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

H. Modification, Substitution, and Repricing

The Committee may, in its discretion, modify outstanding Awards or accept the surrender of outstanding Awards (to the extent not exercised) and grant new Awards in substitution for them. Notwithstanding the foregoing, no modification of an Award shall adversely alter or impair any rights or obligations under the Award without the Awardee’s consent. Without the prior approval of the Company’s stockholders, the Company will not effect a “repricing” (as defined below) of any Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action have the same effect: (a) the lowering of the purchase price of an Award after it is granted; (b) the cancelling of an Award in exchange for another Award at a time when the purchase price of the cancelled Award exceeds the Fair Market Value of the underlying Shares (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an Award for cash or other consideration at a time when the purchase price of the purchased Award exceeds the Fair Market Value of the underlying Shares (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action); or (d) an action that is treated as a repricing under generally accepted accounting principles.

I. Withholding of Taxes

1. The Company shall have the right to deduct from any distribution of cash to any Awardee, an amount equal to the federal, state. foreign, and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the receipt of any Award. If an Awardee is to experience a taxable event in connection with the receipt of Shares pursuant to a payment in Common Stock (including, without limitation, payment in Common Stock upon exercise of a Stock Appreciation Right) or Option exercise (a “Taxable Event”), the Company shall withhold a portion of the Shares then issuable to him or her having an aggregate Fair Market Value, on the vesting date or exercise date, as the case may be, equal to the Withholding Taxes (a “Share Withholding”). The Committee may, by the adoption of rules or otherwise, (i) modify the provisions of this Section IV.I.1 or impose such other restrictions or limitations on Share Withholdings as may be necessary to ensure that the Share Withholdings will be exempt transactions under Section 16(b) of the Exchange Act, and (ii) permit Share Withholdings to be made at such other times and subject to such other conditions as the Committee determines will constitute exempt transactions under Section 16(b) of the Exchange Act.

2. If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Secretary of the Company.

3. The Committee shall have the authority, at the time of grant of a Restricted Stock Award, an Option, or a Stock Appreciation Right under the Plan or at any time thereafter, to award tax bonuses to designated Awardees, to be paid upon their vesting or exercise, as the case may be, except as would cause an Awardee to be subject to Section 409A of the Code. The amount of any such payments shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereof.

J. No Warranty of Tax Effect

Except as may be contained in the terms of any Award Agreement, no opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan.

K. Effective Date; Termination and Amendment of Plan

1. The effective date of the Plan shall be February 19, 2009, the date of its adoption by the Board (“Effective Date”). The Plan shall terminate on the day preceding the tenth anniversary of the Effective Date and no Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) No such amendment, modification, suspension or termination shall impair or adversely alter any Award therefor granted under the Plan, except with the consent of the Awardee, nor shall any amendment, modification, suspension or termination deprive any Awardee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) To the extent necessary under applicable law or listing standards, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and listing standards.

L. Construction of Plan

The place of administration of the Plan shall be in the State of Texas and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas, without giving regard to the conflict of laws provisions thereof.

M. Choice of Venue

Any legal action against the Plan, the Company, a Subsidiary, the Committee or Board may only be brought in the state courts in Tarrant County, Texas and/or the United States District Court in the Northern District of Texas (Fort Worth Division).

N. Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

O. Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

P. Compliance with Code Section 409A

Except as provided in Section IV.Q. hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

Q. No Representations or Covenants with respect to Tax Qualification

Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section IV.P. hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

R. Eligible Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive awards under the Plan, the Committee may adopt such amendments, administrative policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan.

S. Regulations and Other Approvals

1. The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

2. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and, and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

3. The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Employees granted Awards the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

4. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award, no Award shall be granted, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

5. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid (or shall be legended as restricted securities in the direct registration system).

T. Non-Exclusivity of the Plan

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options or Other Stock Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

THIS IS YOUR PROXY - YOUR VOTE IS IMPORTANT

Your vote is important to us. Whether you attend the meeting or not, please use one of these methods to vote:

MAIL STOP CF4-324 300 RADIOSHACK CIRCLE FORT WORTH, TX 76102-1964

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. (EDT) on May 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (EDT) on May 20, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RadioShack Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by RadioShack Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RADIO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RADIOSHACK CORPORATION
Vote on Directors
1.	Election of Directors
The Board of Directors recommends a vote FOR all nominees.
	Nominees:	For	Against	Abstain
1a.	Frank J. Belatti	☐	☐	☐
Vote on Proposals
1b.	Julian C. Day	☐	☐	☐	The Board of Directors recommends a vote FOR proposals 2, 3, and 4.		For	Against	Abstain
1c.	Daniel R. Feehan	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of RadioShack Corporation to	☐	☐	☐
1d.	H. Eugene Lockhart	☐	☐	☐		serve for the 2009 fiscal year.

1e.	Jack L. Messman	☐	☐	☐	3.	Adoption of the RadioShack Corporation 2009 Annual and Long-Term Incentive Compensation Plan.	☐	☐	☐
1f.	Thomas G. Plaskett	☐	☐	☐

1g.	Edwina D. Woodbury	☐	☐	☐	4.	Adoption of the RadioShack Corporation 2009 Incentive Stock Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Please sign exactly as your name(s) appear(s) on this proxy, date and promptly return this proxy in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Mail Stop CF4-324 300 RadioShack Circle Fort Worth, Texas 76102-1964

Annual Meeting Admission Ticket

2009 Annual Meeting of Shareholders

10 a.m. (CDT), Thursday, May 21, 2009

Norris Conference Centers

Live Oak Room, 304 Houston Street

Fort Worth, Texas 76102

Please present this admission ticket to gain

admittance to the meeting. This ticket admits

only the shareholder listed on the reverse side

and is not transferable.

Admission Ticket

(Not Transferable)

This year’s annual meeting of shareholders will be held at the Norris Conference Centers, Live Oak Room, 304 Houston Street, Fort Worth, Texas 76102.

Map, driving directions, and parking lot locations are available on the website www.norriscenters.com (Select “Directions/Maps/Hotels”and then “Fort Worth”).

Attendees should locate the appropriate parking lot & bring parking ticket for validation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

RADIO2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 21, 2009

The undersigned holder of common stock of RadioShack Corporation hereby appoints Julian C. Day, Frank J. Belatti, Daniel R. Feehan, H. Eugene Lockhart and Edwina D. Woodbury, and each or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Shareholders of RadioShack Corporation at Fort Worth, Texas on May 21, 2009, or any resumption of the Annual Meeting after any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on

May 20, 2009.

THANK YOU FOR VOTING

Address Charges/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)